Exhibit 10.8

EXECUTION VERSION

EXPORT PREPAYMENT FACILITY AGREEMENT AND SECURED LOAN

dated as of May 13, 2009

among

ARACRUZ TRADING INTERNATIONAL LTD.,

as the Borrower,

ARACRUZ CELULOSE S.A.

ALICIA PAPÉIS S.A.

ARACRUZ CELULOSE (USA), INC.,

as the Guarantors,

THE LENDERS DEFINED HEREIN,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Administrative Agent,

THE BANK OF NEW YORK MELLON,

as the U.S. Collateral Agent,

and

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES

MOBILIÁRIOS S.A.,

as the Brazil Collateral Agent

SENIOR SECURED LOANS

i

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v

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ANNEXES AND EXHIBITS

ANNEX 1	Lenders and Commitments
ANNEX 2	Addresses for Notices

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of U.S. Security Agreement
EXHIBIT D	Form of U.S. Account Control Agreement
EXHIBIT E	Form of Brazil Account Pledge Agreement
EXHIBIT F	Form of Assignment Agreement
EXHIBIT G	Form of Aracruz Share Pledge Agreement
EXHIBIT H	Form of Alicia Share Pledge Agreement
EXHIBIT I	Form of Aracruz Note Pledge Agreement
EXHIBIT J	Form of Intercreditor Agreement
EXHIBIT K	Form of Barra do Riacho Security Documents
EXHIBIT L	Form of Cash Flow Certificate
EXHIBIT M	Form of Leverage Ratio Certificate
EXHIBIT N	Form of Facility Increase Amendment
EXHIBIT O	Form of Shareholder Subordinated Loan Agreement
EXHIBIT P	Form of Export Finance Agreement
EXHIBIT Q	Form of Aracruz Celulose Instruction Letter
EXHIBIT R	Form of Aracruz Trading Payment Order
EXHIBIT S	Form of Joinder for Guarantors
EXHIBIT T	Form of Joinder for Successor Entities
EXHIBIT U	Form of Brazilian Guarantee

EXPORT PREPAYMENT FACILITY AGREEMENT AND SECURED LOAN, dated as of May 13, 2009 (as it may be amended from time to time, this “Agreement”), among ARACRUZ TRADING INTERNATIONAL LTD., a limited liability company organized under the laws of Hungary (together with its successors, the “Borrower”), ARACRUZ CELULOSE S.A., a corporation organized under the laws of Brazil (“Aracruz Celulose”), ALÍCIA PAPÉIS S.A., a corporation organized under the laws of Brazil (“Alicia”) and ARACRUZ CELULOSE (USA), INC., a corporation organized under the laws of the State of Delaware (“Aracruz Inc. USA,” and together with Aracruz Celulose and Alicia and each of their successors, collectively, the “Initial Guarantors”), each of the Lenders that is a signatory hereto on the signature pages hereto and each other Person that becomes a “Lender” under the terms hereof (each, together with its successors and permitted assigns, a “Lender”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as the administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and THE BANK OF NEW YORK MELLON, as the U.S. collateral agent for the Lender Parties (in such capacity, together with its successors in such capacity, the “U.S. Collateral Agent”), and BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Brazil collateral agent for the Lender Parties (as defined below) (in such capacity, together with its successors in such capacity, the “Brazil Collateral Agent”).

RECITALS

WHEREAS, the Borrower and the Initial Guarantors have requested that the Lenders make or extend credit in the form of the Loans to the Borrower to refinance the Terminated Derivative Obligations (as hereinafter defined) and the Lender Bilateral Debt (as hereinafter defined); and

WHEREAS, the Lenders are prepared to make or extend credit in the form of the Loans upon and subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acceleration Event” means, at any time, (i) the declaration by the Administrative Agent (upon the request of the Majority Lenders) of the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Obligors under the Loan Documents to be immediately due and payable due to the occurrence and continuance of an Event of Default pursuant to Section 9.1 of this Agreement, as evidenced by a notice from the Administrative Agent to the Obligors or (ii) the occurrence and continuance of an Event of Default under Section 9.1(e), Section 9.1(f) or Section 9.1(g) hereunder.

“Acceptable Letter of Credit” means an unconditional and irrevocable letter of credit issued (or confirmed) by an Eligible Financial Institution (a) providing for payment to the U.S. Collateral Agent and for presentation and payment at and issuance or confirmation by such

Eligible Financial Institution’s main office or a branch office in New York, (b) which shall be payable in U.S. Dollars or Euros, (c) in respect of which no Obligor shall be permitted to provide any collateral to, or for the benefit of, the issuer of such letter of credit, and (d) governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 600 (the “Uniform Customs”), and to the extent not addressed by the Uniform Customs, governed by New York law, and containing an express waiver of Section 5-112 of New York Uniform Commercial Code (or any similar or replacement provision therefor).

“Acquired Debt” means any Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of any Aracruz Party or any Aracruz Joint Venture or at the time it merges or consolidates with any Aracruz Party (other than Alicia) or any Aracruz Joint Venture or at the time such Debt is assumed by any Aracruz Party (other than Alicia) or any Aracruz Joint Venture in connection with the acquisition of assets from such Person, which Debt will be deemed to have been Incurred at the time such Person becomes a Subsidiary of an Aracruz Party or Aracruz Joint Venture or at the time it merges or consolidates with such Aracruz Party or Aracruz Joint Venture or at the time such Debt is assumed by such Aracruz Party or Aracruz Joint Venture in connection with the acquisition of assets from such Person.

“Additional Bilateral Debt” the outstanding obligations of Aracruz Celulose to BNP Paribas pursuant to that certain Export Prepayment Agreement dated January 20, 2007, as amended, and set forth on Schedule 3(c).

“Additional Lender” means BNP Paribas and/or any of its Affiliates.

“Adjusted EBITDA” means, for any period, the aggregate net income of the Aracruz Parties on a consolidated basis in accordance with GAAP and each Aracruz Joint Venture (in the case of each such Aracruz Joint Venture, in proportion to Aracruz Celulose’s direct or indirect ownership percentage of such Aracruz Joint Venture) before (and determined without duplication) (a) income taxes and social contribution, (b) financial income and Interest Expense, (c) net results from derivative transactions, (d) depreciation, depletion and amortization, (e) foreign exchange gains or losses and foreign currency translation adjustments or monetary correction, (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions during such period and (g) any other non-cash items deducted from or included in the calculation of net income of the Aracruz Parties or Aracruz Joint Venture during such period; provided, however, that in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses (including, the pro forma effect of any assumption or incurrence of Debt in connection therewith) or any other assets by any Aracruz Party or Aracruz Joint Venture that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

“Administrative Agent” has the meaning set forth in the preamble.

“Administrative Agent Fee Letter” means the letter agreement, dated as of April 3, 2009, among the Administrative Agent and the Borrower, providing for the payment of fees to the Administrative Agent in connection herewith.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advisor Fee Letters” means the (a) A&M Fee Reimbursement Letter, dated November 10, 2008, among A&M, Aracruz Celulose, CGSH and certain Lenders, (b) the Fee Reimbursement Letter, dated November 28, 2008, among MMSO, the Borrower and Aracruz Celulose, (c) the Fee Reimbursement Letter, dated as of November 14, 2008, between CGSH and Aracruz Celulose and (d) the Fee Reimbursement Letter, dated as of February 17, 2009, between GFMT and Aracruz Celulose, in each case pursuant to which Aracruz Celulose agreed to pay each Advisor for professional services and to reimburse such Advisor’s expenses, in each case as provided therein.

“Advisors” means A&M, CGSH, MMSO and GFMT.

“Affected Interest Period” has the meaning set forth in Section 4.2.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that neither of the Agents nor any Lender nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of any Aracruz Party.

“Agents” means the Administrative Agent and the Collateral Agents.

“Agreement” has the meaning set forth in the preamble.

“Alicia” has the meaning set forth in the preamble.

“Alicia Lease” has the meaning set forth in Section 6.1(p).

“Alicia Share Pledge Agreement” means the Share Pledge Agreement, to be dated on or prior to the Closing Date, among Aracruz Celulose, Ara Pulp – Comércio de Importação e Exportação, Unipessoal Ltda., the Administrative Agent and the Brazil Collateral Agent, substantially in the form of Exhibit H.

“Alicia Shares” means 100% of the Capital Stock of Alicia, pledged for the benefit of the Lenders pursuant to the Alicia Share Pledge Agreement.

“Alternative Rate” shall mean, for any day, a per annum rate equal to the higher of (a) the Prime Rate for such day and (b) the sum of 0.5% and the Federal Funds Rate for such day.

“Anti-Terrorism Laws” has the meaning set forth in Section 7.27(a).

“Applicable Equity Issuance Percentage” means (a) 100%, if the Debt to Adjusted EBITDA Ratio as of the end of the Fiscal Quarter then most recently ended exceeds 4.0:1.0; or (b) 50%, if the Debt to Adjusted EBITDA Ratio as of the end of the Fiscal Quarter then most recently ended is less than or equal to 4.0:1.0.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, guidance, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Applicable Lending Office” means, for each Lender, the lending office of such Lender (or of an Affiliate of such Lender) designated in its Administrative Questionnaire or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent as the office by which its Loan is to be made and maintained.

“Applicable Margin” means, during any period, the rate opposite such period below:

Period	Rate

January 1, 2009 to December 31, 2009	3.50% per annum

January 1, 2010 to June 30, 2010	4.00% per annum

July 1, 2010 to December 31, 2010	4.25% per annum

January 1, 2011 to June 30, 2011	4.50% per annum

July 1, 2011 to December 31, 2011	4.75% per annum

January 1, 2012 to June 30, 2012	5.00% per annum

July 1, 2012 to December 31, 2012	5.25% per annum

January 1, 2013 to June 30, 2013	5.50% per annum

July 1, 2013 to December 31, 2013	5.75% per annum

January 1, 2014 to Maturity Date	6.00% per annum

“Approved CAPEX Projects” means the Guaíba II Project, the Veracel II Project and any other Investment CAPEX project approved by the Majority Lenders.

“Aracruz Celulose” has the meaning set forth in the preamble.

“Aracruz Celulose Instruction Letter” means an irrevocable Aracruz Celulose Instruction Letter substantially in the form of Exhibit Q hereto.

“Aracruz Celulose On-Shore Account” means each Real-denominated deposit account established by an Affiliate of, or any other Brazilian bank authorized to operate in the foreign exchange market chosen by, such Funding Lender in accordance with Section 2.3(b)(ii).

“Aracruz Hedging Guidelines” means the guidelines of the Aracruz Parties with respect to Hedging Transactions attached hereto as Schedule 13, as amended from time to time with the approval of the Board of Directors of Aracruz Celulose.

“Aracruz Intercompany Notes” means the notes issued by Aracruz Celulose to the Borrower under the Export Finance Agreement and pledged to the Brazil Collateral Agent for the benefit of the Lenders pursuant to the Aracruz Note Pledge Agreement.

“Aracruz Joint Venture” means any Person of which Aracruz Celulose owns, in the aggregate, beneficially or of record, 50% or less of the Voting Stock, including, as of the Closing Date and without limitation, Veracel.

“Aracruz Note Pledge Agreement” means the Note Pledge Agreement, to be dated on or prior to the Closing Date, between Aracruz Celulose and the Brazil Collateral Agent, substantially in the form of Exhibit J.

“Aracruz Party” means each of Aracruz Celulose and each of its Subsidiaries.

“Aracruz Share Pledge Agreement” means the Share Pledge Agreement, to be dated on or prior to the Closing Date, among Arapar S.A., São Teófilo Representação e Participações S.A., Aracruz Celulose and the Brazil Collateral Agent, substantially in the form of Exhibit G, the terms of which have been acknowledged therein by Aracruz Celulose.

“Aracruz Shares” means the 127,506,457 common shares of Aracruz Celulose, pledged for the benefit of the Lenders pursuant to the Aracruz Share Pledge Agreement.

“Aracruz Trading Funding Account” means each funding account established by a Funding Lender in the name of the Borrower and in accordance with Section 2.3(a).

“Aracruz Trading Payment Order” means an irrevocable Aracruz Trading Payment Order substantially in the form of Exhibit R hereto.

“Asset Sale” means any direct or indirect sale, disposition conveyance, transfer, assignment or other transfer (including, without limitation, by way of a sale lease-back transaction or merger or consolidation) by any Aracruz Party of any Property or assets of such Aracruz Party to a Person other than Aracruz Celulose or a Wholly Owned Subsidiary; provided that the sale or other disposition of (a) goods or products in the ordinary course of business, (b) damaged, obsolete or worn-out equipment or of other Property or assets that are no longer used in or useful to the business, or (c) of any Property or asset that has a Fair Market Value of less than U.S.$25 million (or its equivalent) (provided that such Property or asset does not, when taken together with any other such Properties and assets with a Fair Market Value of less than U.S.$25 million sold within the preceding 12 months in reliance on the exception described in this clause (c), cause the aggregate Fair Market Value of Property and assets sold by Aracruz Celulose or any of its Subsidiaries during such period to exceed U.S.$75 million (or its equivalent)) shall not be considered an Asset Sale.

“Assignment Agreement” means an agreement substantially in the form of Exhibit F.

“Associated Property” means the land and forests owned by any Aracruz Party and associated with the Barra do Riacho Plants and described in Schedule 4 (which may be prepared solely in the Portuguese language), which shall compose no less than 80% of the land and forests owned by the Aracruz Parties associated with Barra do Riacho on the Closing Date.

“A&M” means Alvarez & Marsal, financial advisor to the Lenders.

“Barra do Riacho Collateral” means the Barra do Riacho Plants and the Associated Property, pledged for the benefit of the Lenders pursuant to the Barra do Riacho Security Documents.

“Barra do Riacho Plants” means the plants, equipment and fixtures located at Rodovia Aracruz/Barra do Riacho, Km 25, s/n, in the city of Aracruz, State of Espírito Santo, which compose Aracruz Celulose’s operations at Barra do Riacho in the State of Espírito Santo, Brazil.

“Barra do Riacho Security Documents” means the mortgage documents and public deeds required to perfect a first priority security interest of the Lenders in the Barra do Riacho Collateral, substantially in the form of Exhibit K.

“Barra do Riacho Transfer” has the meaning set forth in Section 8.28.

“BNDES Release” has the meaning set forth in Section 6.1(m)(iii).

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means, with respect to the Loan of each Non-Funding Lender, the extension of credit pursuant to the exchange of such Non-Funding Lender’s U.S. Dollar-Denominated Obligations for a Loan in an equal principal amount as such U.S. Dollar-Denominated Obligations and, with respect to the Loan of each Funding Lender, the borrowing of such Loan on the Closing Date.

“Brazil” means the Federative Republic of Brazil.

“Brazil Account Pledge Agreement” means the Account Pledge Agreement, dated as of the date hereof, substantially in the form of Exhibit E.

“Brazil Collateral Agent” has the meaning set forth in the preamble.

“Brazilian Guarantee” means the Brazilian Guarantee, dated as of the date hereof, substantially in the form of Exhibit U.

“Brazil Permitted Investments” means any of the following: (a) marketable direct obligations of the government of Brazil or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of Brazil; (b) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Brazilian Permitted Financial Institution; (c) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any other Brazilian bank or Brazilian branch of an OECD Bank rated at least “Baa2.br” (or the then-equivalent grade) by Moody’s or “BBB.br” (or the then-equivalent grade) by Standard & Poor’s; provided that (i) the aggregate amount of investments permitted under this clause (c) does not at any time exceed 10% of the aggregate amount of all Brazil Permitted Investments of the Aracruz Parties on a consolidated basis, (ii) the aggregate amount of investments permitted under this clause (c) with any single bank and its Affiliates does not at any time exceed the lower of 25% of the aggregate amount of the Brazil Permitted Investments maintained in accordance with this clause (c) and 2% of such bank’s net worth; (d) debt securities issued by Brazilian Permitted Financial Institutions coupled with a repurchase obligation of such securities by the issuer thereof; and (e) investments in funds substantially all of whose assets are composed of securities of the types described in clauses (a), (b) and (d) above.

“Brazilian Permitted Financial Institutions” means: (a) any commercial bank or any of its Affiliates (i) organized under the laws of Brazil, (ii) rated at least “A3.br” (or the then-equivalent grade) by Moody’s or “A-.br” (or the then-equivalent grade) by Standard & Poor’s or Fitch and (iii) with a reference net worth (patrimônio de referência) of at least R$1,000,000,000; (b) any other Brazilian bank or financial institution approved by the Majority Lenders; or (c) any branch or wholly-owned subsidiary of the institutions described in clauses (a) and (b).

“Brazilian Security Document” means any Security Document governed by Brazilian law.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York or São Paulo, Brazil and, with respect only to any determination of a LIBO Rate, that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, expenditures incurred by any Person to acquire or construct fixed assets, plant and equipment (including, without limitation, renewals, improvements, replacements, repairs and maintenance) during such period, that are or would be required to be capitalized on the balance sheet of such Person in accordance with GAAP, including any capital expenditures related to silviculture or land maintenance.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of, and any and all ownership interests in, a Person, and any and all warrants, options or other rights to purchase or exchange any of the foregoing.

“Carry-over Amounts” has the meaning set forth in Section 5.6(a).

“Cash Equivalents” means any of the following: (a) marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States and repurchase agreements in respect of such securities; (b) commercial paper in an aggregate amount of no more than U.S.$10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State (or the District of Columbia) of the United States and rated at least “Prime-1” (or the then-equivalent grade) by Moody’s and “A-1” (or the then-equivalent grade) by Standard & Poor’s ; (c) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. Permitted Financial Institution; (d) investments in funds substantially all of whose assets are composed of securities of the types described in clauses (a), (b) and (c) above; (e) Brazil Permitted Investments; and (f) demand deposit accounts in Brazil maintained in the ordinary course of business.

“Casualty Event” means any casualty or other insured damage to any Property or asset of any of the Aracruz Parties having a Fair Market Value of more than U.S.$10 million (or its equivalent) immediately prior to the occurrence of such Casualty Event.

“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil) or any successor entity.

“CGSH” means Cleary Gottlieb Steen and Hamilton LLP, special New York counsel to the Lenders.

“Change in Control” means that: (a) Votorantim Celulose e Papel S.A. shall cease to own, directly or indirectly, beneficially and of record, at least a majority of the outstanding Voting Stock of Aracruz Celulose or shall cease to have the power to direct or cause the direction of the management and policies of Aracruz Celulose, or (b) Aracruz Celulose shall cease to own, directly or indirectly, beneficially and of record, all of the outstanding Capital Stock of the Borrower or any other Obligor (other than any directors’ qualifying shares) or shall cease to have the power to direct or cause the direction of the management and policies of the Borrower or any such other Obligor.

“Closing Date” means the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied.

“Collateral” means the Aracruz Shares, the Alicia Shares, the Aracruz Intercompany Notes, the Barra do Riacho Collateral, any Debt Service Reserve Accounts, the Export Collateral Account, the Designated Receivables, the other collateral described in Article II of the U.S. Security Agreement and all proceeds thereof and all other collateral pledged to the Collateral Agents pursuant to the Security Documents.

“Collateral Agents” means the U.S. Collateral Agent and the Brazil Collateral Agent.

“Collateral Agents Fee Letter” means the letter agreement, dated as of April 30, 2009, among the U.S. Collateral Agent, the Brazil Collateral Agent and Aracruz Celulose, providing for the payment of fees to the Collateral Agents in connection herewith.

“Commodity Agreement” means, in respect of any Person, any commodity futures contract, commodity swap, commodity option, forward commodity contract or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person.

“Commitment” means, as to each Lender, the obligation of such Lender, on and subject to the terms and conditions of this Agreement, in the case of each Funding Lender, to disburse a Loan, and, in the case of each Non-Funding Lender, to exchange such Lender’s U.S. Dollar-Denominated Obligations for a Loan in an equal principal amount as such U.S. Dollar-Denominated Obligations.

“Communications” has the meaning set forth in Section 12.3.

“Confidential Information” means information that any Obligor furnishes to any Agent or any Lender in a writing designated as confidential, but does not include any such information that: (a) is or becomes generally available to the public or (b) is or becomes rightfully available to any Agent or any Lender from a source other than an Obligor, which source is not subject to a confidentiality agreement or undertaking with respect to such information that is known to such Agent or Lender.

“Consolidated Net Tangible Assets” means, on a consolidated basis, Aracruz Celulose’s total assets, less current liabilities, less depreciation, amortization and depletion, less goodwill, trade names, trademarks, patents and other intangibles, in each case calculated based on the most recent balance sheet delivered by Aracruz Celulose to the Administrative Agent pursuant to this Agreement.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Debt, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided however that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any principal or interest owed under any Working Capital Debt. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such person in good faith.

“Control Group” means Arapar S.A., São Teófilo Representação e Participações S.A., Arainvest Participações S.A., Treasure Hold Investments and Newark Financial Inc. and any Affiliate, successor or transferee of any of the foregoing.

“Coverage Ratio” means, as of any date during any Interest Period, the ratio of: (a) the sum of: (i) the Carry-over Amounts (if any) remaining in the Export Collateral Account at the beginning of such Interest Period from any previous Interest Period pursuant to Section 5.6(a), (ii) the aggregate amount of Tested Collections (if any) received in the Export Collateral Account during such Interest Period, (iii) the aggregate amount of Designated Receivables that are Eligible Receivables as of such date and are due to be received in the Export Collateral Account during such Interest Period and (iv) any cash amounts deposited by any Obligor into the Export Collateral Account during such Interest Period prior to such date (provided, however, in the case of any amounts described in subclauses (i), (ii) and (iv), that such amounts shall not be added in this clause (a) if and to the extent that such amounts have been withdrawn from the Export Collateral Account pursuant to Section 5.6(a) prior to such date), to (b) the Debt Service Amount due on the Payment Date occurring on the last day of such Interest Period.

“Credit Insurance Policy” means (a) the credit insurance policy, dated as of August 1, 2008, issued by Atradius N.V., covering 95% of the political risk and 90% of the commercial risk of the applicable Eligible Offtakers, and any renewal thereof in favor of the Borrower having substantially the same terms and provisions including, in respect of a Person that is obligated with respect to a Designated Receivable and to the extent that such Person is not otherwise an Eligible Offtaker, a notice providing for the payment of claims related to such Designated Receivable directly to the Export Collateral Account or (b) any Substitute Insurance Policy.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to hedge foreign currency risk of such Person.

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (d) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property of such Person, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even if the rights and remedies of the borrower or the lender under such agreement in an event of default are limited to repossession or sale of such Property), (f) all Capital Lease Obligations and all obligations under “synthetic leases” of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guarantee insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from clause (b)), (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (i) all obligations of such Person in respect of any Hedging Obligation (the amount of which at any time shall be deemed for purposes of this Agreement to be equal to the net termination value, if any, that would be owing by such Person at such time upon close-out or termination at such time, giving effect to enforceable netting arrangements with respect thereto), (j) all Contingent Obligations of such Person, (k) all Debt of other Persons referred to in clauses (a) through (j) or clause (l) below that is Guaranteed by such Person and (l) all Debt referred to in clauses (a) through (k) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt (provided that, in connection with clause (l), the amount of “Debt” shall be limited to the fair market value of such Property for which a Lien is granted).

“Debt Service Amount” means, for each Payment Date, the aggregate amount of principal and interest under this Agreement to be payable on such Payment Date (plus any such amounts overdue from prior periods).

“Debt Service Coverage Ratio” means, as of any day, the ratio (expressed as a decimal) of (a) Adjusted EBITDA for the four (4) Fiscal Quarters ending on such day (or, if such day is not the last day of a Fiscal Quarter, then ending on the last day of the Fiscal Quarter most recently ended before such day), to (b) the amount of Total Debt that is scheduled to mature during the four (4) consecutive Fiscal Quarters after such day (or, if such day is not the last day of a Fiscal Quarter, then after the last day of the Fiscal Quarter most recently ended before such day) plus the Interest Expense expected to be payable during the four (4) consecutive Fiscal Quarters after such day (or, if such day is not the last day of a Fiscal Quarter, then after the last day of the Fiscal Quarter most recently ended before such day) less any cash (including any amounts invested in Permitted Investments) deposited in the Debt Service Reserve Accounts as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less any Qualified ECA Cash (including any amounts invested in Permitted Investments) deposited in the Export Collateral Account as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less the aggregate principal amount of Working Capital Debt (not in excess of the Working Capital Cap) outstanding as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less the aggregate amount of Interest Expense with respect to Subordinated Shareholder Debt (if the Subordinated Debt Repayment Conditions have not been satisfied), to be capitalized during the four (4) consecutive Fiscal Quarters after such day (or, if such day is not the last day of a Fiscal Quarter, then after the last day of the Fiscal Quarter most recently ended before such day); provided, that if such day is not the last day of the Fiscal Quarter, in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses or any other asset (including the assumption of Debt in connection therewith to the extent permitted hereby) by any Aracruz Party or any Aracruz Joint Venture that have occurred since the last day of the Fiscal Quarter most recently ended.

“Debt Service Reserve Accounts” means each of (a) the Aracruz Debt Service Reserve Account (as defined in the U.S. Security Agreement), (b) the ATI Debt Service Reserve Account (as defined in the U.S. Security Agreement) and (c) the Collateral Account (as defined in the Brazil Account Pledge Agreement).

“Debt to Adjusted EBITDA Ratio” means, as of any day, the ratio (expressed as a decimal) of: (a) Total Debt as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less any cash (including any amounts invested in Permitted Investments) deposited in the Debt Service Reserve Accounts as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) reserved to pay principal obligations under the Loans less any Qualified ECA Cash (including any amounts invested in Permitted Investments) deposited in the Export Collateral Account as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) for payment of principal obligations under the Loans to (b) Adjusted EBITDA for the four (4) most recent Fiscal Quarters ending on such day (or, if such day is not the last day of a Fiscal Quarter, then ending on the last day of the Fiscal Quarter most recently ended before such day).

“Default” means an event that (with notice, lapse of time or both) would become an Event of Default.

“Default Rate” means, at any date of determination, a per annum rate equal to the LIBO Rate for the then-current Interest Period, or Interest Periods as shall be selected by the Administrative Agent for funding of such overdue amounts, plus the Applicable Margin plus 2%.

“Deloitte” means Deloitte Touche Tohmatsu and its Affiliates.

“Designated Receivables” means the Receivables that are designated by the Borrower from time to time pursuant to Section 5.5(b) to satisfy the Specified Coverage Ratio and pledged to the U.S. Collateral Agent pursuant to the terms of the U.S. Security Agreement.

“Designated Sales Agreement” means a Sales Agreement in respect of a Designated Receivable.

“Dividend Reinvestment Conditions” means all of the following: (a) at least 40% of the principal amount of the Loans outstanding on the Closing Date has been repaid in full, (b) the Debt to Adjusted EBITDA Ratio with respect to any two (2) consecutive Fiscal Quarters is less than 4.0:1.0 and (c) no Default or Event of Default has occurred and is continuing.

“DSRA Application Notice” has the meaning set forth in Section 3.4(i).

“EBITDA” means, for any period, the aggregate net income of the Aracruz Parties on a consolidated basis in accordance with GAAP before (and determined, without duplication) (a) income taxes and social contribution, (b) financial income and Interest Expense, (c) net results from derivative transactions, (d) depreciation, depletion and amortization, (e) foreign exchange gains or losses and foreign currency translation adjustments or monetary correction, (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions during such period and (g) any other non-cash items deducted from or included in the calculation of pre-tax net income of the Aracruz Parties during such period (other than items that will require cash payments and for which an accrual or reserve has been, or is required by GAAP to be, made); provided, however, that in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses or any other assets (including the pro forma effect of any assumption or incurrence of Debt in connection therewith) by any Aracruz Party that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

“Effective Date” means the date on which this Agreement is executed and delivered by all of the parties hereto.

“Eligible Financial Institution” means (i) an OECD Country-based financial institution rated at least “A” (or the then-equivalent grade) by Standard & Poor’s and “A2” (or the then-equivalent grade) by Moody’s (or its Brazilian Subsidiary or branch) or (ii) a Brazilian financial institution rated at least “AA.br” (or the then-equivalent grade) by Standard & Poor’s and “Aa3.br” (or the then-equivalent grade) by Moody’s.

“Eligible Assignee” shall mean (a) any Affiliate of a Lender or (b) any one or more of the following: (i) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, mutual fund or government entity; (ii) a trustee in connection with a securitization, so long as such trustee is a Person that otherwise would be an Eligible Assignee; (iii) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended; or (iv) an “accredited investor” as defined in Regulation D of the Securities Act of 1933, as amended; provided that “Eligible Assignee” shall not include (A) any Person whose ordinary business competes with Aracruz Celulose and its Subsidiaries in the pulp and paper business or (B) Aracruz Celulose or any Affiliate of Aracruz Celulose (including Votorantim Celulose e Papel S.A).

“Eligible Offtaker” means subject in each case to Section 5.5(g): (a) each of the Persons named on Schedule 2; (b) each other Person hereafter designated in writing to the Administrative Agent by the Borrower from time to time (in a writing providing, at a minimum, information regarding such Person as is provided on Schedule 2 with respect to Persons listed thereon) and approved in writing by the Majority Lenders in their sole discretion (provided that a Lender will be deemed to have given its approval to such Person ten (10) Business Days after the Lender has received in a written request for such approval specifying (in bold letters) that such approval will be deemed to have been given unless such Lender expressly disapproves in writing within that time); (c) each other Person designated in writing to the Administrative Agent by the Borrower from time to time whose obligations with respect to the Designated Receivables payable by such Person shall either be (i) covered by the Credit Insurance Policy under the terms thereof, (ii) covered by an Acceptable Letter of Credit or (iii) Guaranteed by a Person described in clause (a) or (b) above; and (d) each other Person designated in writing to the Administrative Agent by the Borrower from time to time that shall have entered into one or more Sales Agreements and shall make payments on a cash-against-documents or on a pre-shipment basis; provided that each Eligible Offtaker determined pursuant to clause (a), (b), (c) or (d) of this definition shall have its principal place of business in a country (other than Brazil) dealings with which are not generally prohibited by applicable U.S. law or by applicable United Nations resolution. Notwithstanding the above, in no event shall Aracruz Celulose or an Affiliate thereof be considered an Eligible Offtaker.

“Eligible Receivables” means, Receivables that:

(a) have been validly pledged to the U.S. Collateral Agent pursuant to the terms of the U.S. Security Agreement and in which the U.S. Collateral Agent has a perfected, first-priority security interest;

(b) are obligations of an Eligible Offtaker;

(c) were created under a Designated Sales Agreement;

(d) are the subject of a Letter of Instruction that has been delivered to the related Eligible Offtaker and, if required pursuant to Section 5.5(d), acknowledged and agreed by such Eligible Offtaker or otherwise satisfying the requirements of Section 5.5(d);

(e) the obligor with respect to which is not in default of any payment thereunder or under any other receivable owed by such obligor to the Borrower, Aracruz Celulose or any of their Subsidiaries; and

(f) are not subject to any offset, defense or counterclaim by the obligor thereunder.

“Entitled Person” has the meaning set forth in Section 12.16.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, written demand, directive, claim, lien, notice of non-compliance or violation, investigation or proceeding, notice of liability or potential liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Law and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means all Applicable Laws relating to contamination, pollution, the protection of human health or the environment or the transportation, treatment, storage, disposal, release, threatened release or handling of Hazardous Materials and any, specific agreements entered into with any Governmental Authority that include commitments related to any of the above.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environment Law.

“Equity Issuance” means the issuance of any Capital Stock of Aracruz Celulose or any of its Subsidiaries (other than an issuance of any Capital Stock by a Subsidiary of Aracruz Celulose to Aracruz Celulose).

“Euro” means the single currency adopted by some member states of the European Union as their lawful currency.

“Event of Default” has the meaning set forth in Section 9.1.

“Excess Cash” means, for each Fiscal Year, without duplication, the amount (greater than zero) equal to the sum of the following items for the Aracruz Parties as of the end of and for such Fiscal Year:

(a)	the sum, without duplication, of

(i)	EBITDA;

(ii)	with respect to the 2009 Fiscal Year only, U.S.$31,000,000;

(iii)	the decrease, if any, in Working Capital as of December 31 of such Fiscal Year when compared to Working Capital as of December 31 of the prior Fiscal Year;

(iv)	the aggregate Net Cash Proceeds of all Permitted Refinancing Debt;

(v)	(a) 75% of the aggregate Net Cash Proceeds received by any Aracruz Party during such Fiscal Year in respect of any Asset Sale described in Section 3.4(b)(ii) or Section 3.4(b)(iii) or (b) 100% of the aggregate Net Cash Proceeds received by any Aracruz Party during such Fiscal Year in respect of any Asset Sale described in Section 3.4(b)(i);

(vi)	the Applicable Equity Percentage of the Net Cash Proceeds of any Equity Issuance other than (A) the Net Cash Proceeds of any Restricted Payment Equity Issuance or (B) the Net Cash Proceeds of any Equity Issuance if and to the extent that, within twelve months of the receipt thereof, such Net Cash Proceeds are used or committed in writing to be used for a specific Approved CAPEX Project or other Investment CAPEX project that any Aracruz Party or Veracel has undertaken, so long as such Aracruz Party or Veracel has not abandoned or cancelled such CAPEX project (provided that, if and to the extent that, (A) within twelve months of the receipt thereof, such funds are not so used or committed in writing to fund such specific Approved CAPEX Project or other Investment CAPEX project or (B) any such project to which such funds were so committed in writing is thereafter so abandoned or cancelled, such funds described in subclauses (A) and (B) shall be deemed “Unused Equity Proceeds” and considered Excess Cash in the then-subsequent Fiscal Year as provided in clause (vi) below);

(vii)	any Unused Equity Proceeds (as determined pursuant to clause (v) above);

(viii)	any cash collateral released during such Fiscal Year in connection with any termination or disposition of or change in value of any Hedging Obligations of Aracruz Celulose;

(ix)	to the extent not otherwise included in EBITDA, any cash dividends or other cash distributions received by any Aracruz Party during such Fiscal Year; and

(x)	losses from any Asset Sale during such Fiscal Year (to the extent that such losses are included in EBITDA for such Fiscal Year);

minus

(b)	the sum, without duplication, of

(xi)	the increase, if any, in Working Capital as of December 31 of such Fiscal Year when compared to Working Capital as of December 31 of the prior Fiscal Year;

(xii)	all scheduled principal payments under the Loans and all other Debt (other than Subordinated Shareholder Debt) of the Aracruz Parties (other than Alicia) (provided that any such other Debt was not Incurred in violation of this Agreement) paid in cash during such Fiscal Year;

(xiii)	any mandatory prepayment made on the Loans and MPP Debt during such Fiscal Year (provided, in the case of MPP Debt, that such prepayment is not made in violation of this Agreement);

(xiv)	all optional prepayments made on the Loans during such Fiscal Year;

(xv)	all scheduled interest payments on the Loans and all other Debt of the Aracruz Parties (other than with respect to Debt Incurred in violation of this Agreement) and paid in cash during such Fiscal Year;

(xvi)	the aggregate amount of net financial expenses paid in cash during such Fiscal Year;

(xvii)	all income taxes, social contribution and other similar taxes accrued (and unpaid) or paid in cash during such period, provided that if any such taxes paid in cash during such period were previously deducted as accrued and unpaid taxes, such paid taxes shall not be deducted pursuant to this clause (vii);

(xviii)	the amount of any Permitted Maintenance CAPEX paid in cash during such Fiscal Year;

(xix)	any cash collateral permitted to be posted during such Fiscal Year in connection with Hedging Obligations entered into and maintained in accordance with this Agreement;

(xx)	any cash dividends or interest on shareholders’ equity paid by Aracruz Celulose in accordance with Section 8.20(a) (and not required to be reinvested pursuant to such Section 8.20(b));

(xxi)	any cash (including amounts invested in Permitted Investments) reserved in any Debt Service Reserve Account as of the end of such Fiscal Year for payment of Other Bilateral Debt, Permitted Refinancing Debt or the Loans during the next Fiscal Year;

(xxii)	any Qualified ECA Cash (including amounts invested in Permitted Investments) deposited in the Export Collateral Account as of the end of such Fiscal Year; and

(xxiii)	gains from any Asset Sale during such Fiscal Year (to the extent that such gains are included in EBITDA for such Fiscal Year);

provided that, if and to the extent that any of the payments described in clauses (b)(ii), (b)(iii) and (b)(v) above are made out of the Debt Service Reserve Accounts or the Export Collateral Account, to avoid duplication, such amounts shall not be deducted as otherwise provided in such clauses.

All calculation or determinations with respect to the amount of Excess Cash will be made as of the last day of the relevant Fiscal Year, based on the audited annual consolidated financial statements of Aracruz Celulose and will be certified by the Chief Financial Officer of Aracruz Celulose. All calculations or determinations with respect to amounts of Excess Cash will be based on the U.S. Dollar Equivalent of any amount, to the extent necessary for such calculation or determination, as of such date of calculation or determination.

“Excluded Assets” means any Capital Stock of Veracel or any direct or indirect Subsidiary or Affiliate of Aracruz Celulose beneficially owned by Aracruz Celulose or Veracel (other than, with respect to Permitted Refinancing Debt, Capital Stock of a Refinancing Drop-Down Subsidiary and, with respect to Veracel Project Finance Debt, Capital Stock of a Subsidiary of Veracel acting as the borrower under such Veracel Project Finance Debt), to the extent that any such Capital Stock is not Collateral.

“Excluded Taxes” means (a) any taxes imposed on or measured by the net income of a Lender Party, net profits taxes or franchise taxes imposed in lieu of net income taxes pursuant to the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender Party is organized or in which the principal office or funding office of such Lender Party is located, (b) any branch profits taxes or any similar taxes imposed by any jurisdiction described in clause (a) above and (c) any deduction, withholding or other imposition of taxes that arises as a result of:

(i) the willful misconduct or gross negligence of such Lender Party; or

(ii) a present or former connection between such Lender Party and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender Party having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise only by virtue of the Loan Documents.

“Executive Order” has the meaning set forth in Section 7.27(a).

“Existing Debt” means the Debt obligations of Aracruz Celulose specified on Schedule 3 hereto outstanding as of the Effective Date and comprised of (i) the Terminated Derivative Obligations, (ii) the Lender Bilateral Debt and (iii) the Other Bilateral Debt.

“Existing ROF(s)” means the registrations of the relevant terms and conditions of the Lender Bilateral Debt and the existing export prepayment arrangements between Aracruz Celulose and the Borrower under the Declaratory Registry – Module Registry of Financial Transactions (Registro Declaratório – Modulo Registro de Operações Financeiras) of the Data System of the Central Bank of Brazil – SISBACEN, in accordance with applicable Central Bank regulations.

“Export Arrangements” means, collectively, the Export Finance Agreement and each Designated Sales Agreement and all agreements, documents and instruments executed in connection therewith or related thereto.

“Export Collateral Account” has the meaning set forth in the U.S. Security Agreement.

“Export Collateral Account Balance” has the meaning set forth in Section 5.6(a).

“Export Collateral Account Release Amount” means, with respect to each Interest Period: (a) at any time during the initial thirty (30) days of such Interest Period, an amount equal to 30% of the Debt Service Amount due on the next succeeding Payment Date; (b) at any time during the period commencing on the day after the last day of the initial thirty (30) days of such Interest Period until (and including) the date that is sixty (60) days after the beginning of such Interest Period, an amount equal to 60% of the Debt Service Amount due on the next succeeding Payment Date; and (c) at any time during the period commencing after the initial sixty (60) days of such Interest Period until (and including) the next succeeding Payment Date, an amount equal to 100% of the Debt Service Amount due on such Payment Date.

“Export Finance Agreement” means the Export Finance Agreement, dated as of the date hereof, substantially in the form of Exhibit P.

“Facility Increase Amendment” means an amendment to this Agreement executed by the Obligors, the Administrative Agent and any Additional Lender containing provisions substantially similar to those set forth in the form attached as Exhibit N and any such additional provisions as may be reasonably requested by such Additional Lender for the purpose of providing such Additional Lender the rights and obligations of a Lender hereunder and under the other Loan Documents.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. The Fair Market Value of any assets with an estimated value in excess of U.S.$10 million but less than U.S.$150 million shall be determined by the Board of Directors of Aracruz Celulose in its good faith judgment and be evidenced by a board resolution. The Fair Market Value of any asset with an estimated value of U.S.$150 million or more shall be determined by a firm of recognized standing selected by the Board of Directors of Aracruz Celulose.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates (rounded upwards, if necessary, to the next  1/16th of 1%) on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next  1/16 th of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, the Administrative Agent Fee Letter and the Collateral Agents Fee Letter.

“Financial Officer” of any Person, means the Corporate Controller, Treasurer or Chief Financial Officer of such Person.

“Fiscal Quarter” means a fiscal quarter of Aracruz Celulose.

“Fiscal Year” means a fiscal year of Aracruz Celulose.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Foreign Exchange Contract” means each contract to be entered into as of the close of business on the date that is two (2) Business Days prior to the Closing Date between Aracruz Celulose and the Brazilian Affiliate of each Funding Lender (or any other Brazilian bank authorized to operate in the foreign exchange market as any such Funding Lender may designate in its sole discretion) to convert the proceeds paid by the Borrower to Aracruz Celulose (with the proceeds of such Funding Lender’s Loan) into Reais for further payment of the Real-Denominated Obligations as contemplated in Section 2.3.

“FX Rate” means, as of any date of determination, the Real/U.S. Dollar offered rate for U.S. Dollars at the close of business on such date of determination, expressed as the amount of Reais per one U.S. Dollar, for settlement in two (2) Business Days, reported by the Central Bank on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or Rates for Accounting Purposes), bid rate minus a spread to be agreed between Aracruz Celulose and each Funding Lender in the relevant Foreign Exchange Contract.

“Funding Lenders” means the Lenders listed on Schedule 5 hereto.

“GAAP” means generally accepted accounting principles (as in effect from time to time) in the United States.

“GFMT” means Gárdos, Füredi, Mosonyi, Tomori, special Hungarian counsel to the Lenders.

“Governmental Approval” means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration from, by or with any Governmental Authority.

“Governmental Authority” means any nation or government, any state or municipality, any multi-lateral or similar organization or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” has the meaning set forth in Section 11.1.

“Guarantors” means the Initial Guarantors and any Material Subsidiary that becomes party to this Agreement as a guarantor pursuant to Section 8.25.

“Guaíba II Project” means the project described in Schedule 6.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor directly or indirectly guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”), including any obligation, direct or indirect, contingent or otherwise, of the guarantor: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or other obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) explosive or radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, wastes and all hazardous or toxic substances, wastes or other pollutants (including petroleum or petroleum distillates) and (b) any other chemicals, materials or substances designated, classified or regulated under any applicable Environmental Law.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement or any combination of the foregoing agreements.

“Hedging Transactions” means, with respect to a Person, the transactions entered into by such Person under any Interest Rate Agreement, Currency Agreement or Commodity Agreement or any combination of the foregoing agreements.

“Hungary” means the Republic of Hungary.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other balance sheet obligation of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding).

“Incurrence Date” has the meaning set forth in Section 3.4(d).

“indemnified person” has the meaning set forth in Section 12.4(b).

“Indemnified Taxes” means Taxes on or in respect of any Loan Document, or any payment under any Loan Document, or the recording, registration, notarization or other formalization of any Loan Document, other than Excluded Taxes.

“Inflation Index” means the annual IGP-M inflation index (the Índice Geral de Preços do Mercado or General Market Price Index) published by the Fundação Getúlio Vargas (FGV) for each calendar year, or, if such index is unavailable for any reason, any substitute index determined by the Majority Lenders from time to time as providing an equivalent index under this definition.

“Initial Guarantor” has the meaning set forth in the preamble.

“Intercompany Debt” means any Debt of any Aracruz Party issued to any other Aracruz Party.

“Intercreditor Agreement” shall mean an Intercreditor Agreement, substantially in the form of Exhibit J.

“Interest Determination Date” shall mean, with respect to any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Expense” means, for any period, financial expense on Total Debt, including (without duplication): (a) fees (including commitment fees and insurance premiums relating to Debt), (b) net payments under any Hedging Obligation, (c) the interest portion of any deferred payment obligations, (d) all fees and charges owed with respect to letters of credit or performance or other bonds, (e) all accrued or capitalized interest, (f) any amortization of debt discount and (g) the interest portion of payments relating to Capital Lease Obligations.

“Interest Period” means (a) with respect to the first Interest Period, the period commencing on and including the Closing Date and ending on but not including the initial Payment Date, and (b) each successive three (3)-month period thereafter, provided that:

(i) any Interest Period that would otherwise extend beyond a Payment Date shall end on such Payment Date,

(ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the subsequent three (3)-month period shall end on the last Business Day of such three (3)-month period,

(iii) if any such date is not a Business Day, such Interest Period shall end on the next Business Day unless such next Business Day would fall in another calendar month, in which case such Interest Period shall end on the preceding Business Day, and

(iv) the term “Interest Period” shall include any period selected by the Administrative Agent from time to time in accordance with the definition of “Default Rate”.

“Interest Rate Agreement” means, in respect of any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means (a) any direct or indirect advance, loan or other extension of credit to another Person, (b) any capital contribution to another Person, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or in any other form, (c) any purchase or acquisition of Capital Stock, bonds, notes, or other Debt, or other instruments or securities issued by any other Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or (d) the acquisition, by purchase or otherwise, of all or a substantial portion of the business or assets or Capital Stock or other beneficial ownership of, any Person.

“Investment CAPEX” means any Capital Expenditures of Aracruz Celulose or any of its Subsidiaries or Affiliates, other than Maintenance CAPEX and Approved CAPEX Projects.

“judgment currency” has the meaning set forth in Section 12.16.

“Lender” has the meaning set forth in the preamble.

“Lender Bilateral Debt” means the Debt of Aracruz Celulose set forth on Schedule 3(b).

“Lender Parties” means the Lenders, the Administrative Agent and the Collateral Agents and any other Person (other than an Obligor, any Affiliate of any thereof or a customer of an Obligor) that has a right to receive any payment from an Obligor under the Loan Documents.

“Letter of Instruction” has the meaning set forth in the U.S. Security Agreement.

“LIBO Rate” means, for any Interest Period, the offered rate for deposits in U.S. Dollars for a period equal to or nearest the number of days in such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on that service) (“LIBOR01 Page”) as of approximately 11:00 a.m. (London time) on each Interest Determination Date; provided that if such rate does not appear on the LIBOR01 Page, then the “LIBO Rate” shall mean, with respect to each day during such Interest Period, the per annum rate equal to the average (rounded upwards, if necessary, to the nearest  1/16th of 1%) of the respective rates notified to the Administrative Agent by each Reference Bank as the rate at which U.S. Dollar deposits are offered to such Reference Bank by prime banks at or about 11:00 a.m. (London time) on each Interest Determination Date in the London interbank market for delivery on the first day of such Interest Period for a period approximately equal to the number of days in such Interest Period and in an amount comparable to the Loans then outstanding hereunder.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Loan” means, with respect to any Lender, the loan or extension of credit made by such Lender pursuant to this Agreement on the Closing Date, and “Loans” means the Loans made by all Lenders pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Export Arrangements, the Letters of Instructions, the Credit Insurance Policy, the Fee Letters, the Brazilian Guarantee and each other agreement executed in connection herewith and therein identified as such; provided that, notwithstanding the foregoing, (a) the Credit Insurance Policy shall constitute a “Loan Document” for purposes of this Agreement only during any period that the obligations of any Eligible Offtaker with respect to any Designated Receivables used to satisfy the Specified Coverage Ratio payable by such Eligible Offtaker are covered by the Credit Insurance Policy and (b) for purposes of the Events of Default set forth in Article IX of this Agreement, a Default or an Event of Default shall be deemed to occur with respect to Letters of Instruction or Designated Sales Agreements solely to the extent that a failure or breach relating to a Letter of Instruction or Designated Sales Agreement would cause the Borrower to fail to satisfy the Specified Coverage Ratio requirements set forth in Section 5.5(b).

“Maintenance CAPEX” means all Capital Expenditures of Aracruz Celulose and its Subsidiaries and Affiliates made relating to the repair or maintenance, including advancements or upgrades directly relating thereto, of Aracruz Celulose’s or any of its Subsidiaries’ fixed or capital assets or other property, plant and equipment in the ordinary course of business, taking into account, among other things, advancements or upgrades in technology and environmental considerations.

“Majority Lenders” means at any time of determination and subject to Section 12.25, (a) prior to the Closing Date, Lenders holding more than 50% of the Commitments and (b) on or after the Closing Date, Lenders having more than 50% of the aggregate principal amount of the Loans then outstanding.

“Mandatory Prepayment Date” means any date on which the Borrower shall be obligated to make a prepayment pursuant to Section 3.4.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the U.S. Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on: (a) the business, condition (financial or otherwise), operations, performance, assets, Properties of the Aracruz Parties (taken as a whole), (b) the ability of any Obligor to perform its obligations under the Loan Documents to which it is a party or the legality, validity binding effect or enforceability against an Obligor of a Loan Document to which it is a party, (c) the rights and/or remedies of any of the Lender Parties hereunder or under any of the other Loan Documents to which such Lender Party is a party or (d) the Collateral (taken as a whole).

“Material Aracruz Party” means each of Aracruz Celulose and its Material Subsidiaries.

“Material Entity Shares” means any and all Capital Stock in Veracel and Portocel beneficially owned by Aracruz Celulose or by any of its Subsidiaries or Affiliates.

“Material Subsidiary” of Aracruz Celulose, means (a) Portocel, (b) each Subsidiary of Aracruz Celulose that is an Initial Guarantor and (c) as of any date of determination, any other direct or indirect Subsidiary of Aracruz Celulose (i) whose total revenues for the period of four Fiscal Quarters ended on such date of determination (or, if such date is not the last day of a Fiscal Quarter, then ended on the last day of the Fiscal Quarter most recently ended before such date) is greater than 10% of the total revenues of the Aracruz Parties on a consolidated basis for such period, (ii) whose total assets as of such date of determination (or, if such date is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such date) is greater than 10% of the total assets, respectively, of the Aracruz Parties on a consolidated basis as of such date of determination (or, if such date is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such date) or (iii) the absence of which would have a material adverse effect on the business of the Aracruz Parties taken as a whole.

“Maturity Date” means December 31, 2017, or such earlier date as is the date on which the last scheduled amortization payment is due hereunder.

“MMSO” means Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to the Lenders.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“MPP Debt” means, with respect to any mandatory prepayment, any Other Bilateral Debt or any Permitted Refinancing Debt, in each case to the extent that any such debt includes any such mandatory prepayment provision.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received and (ii) in the case of a Casualty Event, insurance awards, in each case net of (b) the sum of (i) all reasonable and customary fees, underwriting discounts, commissions, premiums and out-of-pocket expenses paid by the Aracruz Parties to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a condemnation or similar proceeding), the amount of all payments required to be made by the Aracruz Parties as a result of such event to repay Debt (other than the Loans) secured by such asset or otherwise that is required to be repaid as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Aracruz Parties in connection with such event.

“New Excess Cash Payment Date” has the meaning set forth in Section 3.4(f).

“New York Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York.

“Non-Funding Lenders” means the Lenders listed on Schedule 7 hereto.

“Note” has the meaning set forth in Section 2.4.

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Notice of Default” has the meaning set forth in Section 10.3.

“Obligations” means (a) the principal amount of the Loans outstanding and (b) all other amounts now or hereafter payable by the Obligors pursuant to the Loan Documents, in each case when due (whether at stated maturity, upon acceleration or otherwise).

“Obligors” means, collectively, the Borrower and the Guarantors.

“Obligor Materials” has the meaning set forth in Section 12.3.

“OECD Bank” means any commercial bank organized under the laws of any OECD Country.

“OECD Country” means, at any time, any nation that is a member of the Organization of Economic Cooperation and Development at such time.

“Organizational Documents” means, with regard to any Person: (a) its articles of incorporation or other similar document, (b) its estatuto social, contrato social, by-laws or other similar document, (c) any certificate of designation or other document to which such Person is a party relating to the rights of preferred shareholders or other holders of Capital Stock of such Person, (d) any shareholder rights agreement, joint venture agreement or other similar agreement to which such Person is party and (e) all binding resolutions and consents of the shareholders, the board of directors (or any committee thereof) or similar governing body of such Person.

“Original Excess Cash Payment Date” has the meaning set forth in Section 3.4(f).

“Other Bilateral Debt” means the Debt of the Aracruz Parties set forth on Schedule 3(c), which constitutes all existing Debt of the Aracruz Parties, other than the Terminated Derivative Obligations, Lender Bilateral Debt and Intercompany Debt.

“Other Bilateral Debt Restructuring Conditions” means the cumulative following conditions:

(a) such Other Bilateral Debt is Debt of an Obligor (other than Alicia);

(b) pricing terms not in excess of the pricing of the Loans (after giving effect to any restructuring fees) paid in connection with such Other Bilateral Debt;

(c) covenants not more favorable to the creditor of such Other Bilateral Debt than those provided to the Lenders under this Agreement;

(d) mandatory prepayment provisions, if any, not more favorable to the creditor of such Other Bilateral Debt than those provided to the Lenders under this Agreement (including, without limitation, with respect to amount, timing and triggering events);

(e) inclusion of secured export provisions not more favorable to the creditor of such Other Bilateral Debt than those available to the Lenders under this Agreement;

(f) provision of collateral to the creditor of such Other Bilateral Debt as to assets of the Borrower or any of its Subsidiaries only to the extent that such collateral is neither (1) the Collateral nor (2) Excluded Assets; and

(g) Guarantees, if any, that are pari passu with or junior to, and not otherwise more favorable to the creditor of such Other Bilateral Debt than, those available to the Lenders under this Agreement, granted by direct or indirect Subsidiaries of Aracruz Celulose that are Guarantors (other than Alicia);

provided that such Other Bilateral Debt Restructuring Conditions shall be deemed not to be satisfied if such Other Bilateral Debt as so restructured includes any agreement that restricts, limits or otherwise prevents any Obligor from performing its obligations under this Agreement.

“Participant” has the meaning set forth in Section 12.8(h).

“Patriot Act” has the meaning set forth in Section 7.27(a).

“Payment” has the meaning set forth in Section 8.22.

“Payment Date” means (a) each date listed on the Amortization Schedule set forth in Schedule 1, and (b) September 30, 2009; provided that if any such date is not a Business Day, then such Payment Date shall be the next Business Day, unless such next Business Day would fall in another calendar month, in which case such Payment Date shall be the preceding Business Day.

“Payor” has the meaning set forth in Section 3.8.

“Permitted Aracruz Investments” means:

(a)	any Investment in any Obligor;

(b)	any Investment in cash or Cash Equivalents by any Obligor as part of such Obligor’s ordinary course treasury function;

(c)	any Investment existing on the Closing Date

(d)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 8.18 or any other disposition of assets not constituting an Asset Sale;

(e)	any Investment acquired by any Aracruz Party:

(i)	in exchange for any other Investment or accounts receivable held by such Aracruz Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii)	as a result of a foreclosure by such Aracruz Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(f)	Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(g)

any Investments (other than Investments pursuant to clauses (a) or (c) (with respect to debt securities) of the definition of “Investment” (to the extent that such Investments are not Brazil Permitted Investments)) in an aggregate amount equal to the difference between: (i) the total Net Cash Proceeds of any Equity Issuance (other than a

Restricted Payment Equity Issuance) minus the aggregate amount of such Net Cash Proceeds used to fund Capital Expenditures permitted under the Loan Documents; and (ii) an amount equal to the Applicable Equity Issuance Percentage of the amount described in sub-clause (g)(i) and made from the Net Cash Proceeds of an Equity Issuance (other than a Restricted Payment Equity Issuance);

(h)	accounts receivable in respect of Products delivered by any Obligor to any other Obligor in the ordinary course of business and in accordance with Section 8.8;

(i)	any Investment that is permitted by and made in accordance with Section 8.19;

(j)	any Incurrence of Debt that is permitted by and made in accordance with Section 8.21;

(k)	any Permitted Investments made with proceeds on deposit in the Export Collateral Account or the Debt Service Reserve Accounts pursuant to the terms of this Agreement, the U.S. Account Control Agreement and the Brazil Account Pledge Agreement;

(l)	in addition to Investments permitted by clauses (a) through (k) above, any additional loans, advances and other Investments to or in a Person in an aggregate amount for all Investments made pursuant to this clause (l), not to exceed U.S.$25,000,000 in the aggregate prior to the Maturity Date;

provided, however, that in no event shall any Investment be considered a Permitted Aracruz Investment if such Investment would otherwise be prohibited pursuant to Section 8.19.

“Permitted Efficiency CAPEX” means, any Maintenance CAPEX that is intended to increase production efficiency, the aggregate cost of which shall not exceed R$11.75 per ton per year of projected annual production, such amount to be adjusted annually on each January 1, commencing on January 1, 2010, for inflation pursuant to the Inflation Index in effect for the preceding calendar year.

“Permitted Investment CAPEX Debt” means Debt Incurred by any Aracruz Party (other than Alicia) or any Aracruz Joint Venture to finance an Approved CAPEX Project:

(a) having a weighted average maturity not less than the weighted average maturity of outstanding Loans on the Incurrence date of such Debt; and

(b) (i) if provided by BNDES - Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”), unsecured Debt or, if secured Debt, secured by assets (including, for the avoidance of doubt, export receivables) or Properties other than any Collateral or Excluded Assets or (ii) if provided by a lender other than BNDES, unsecured Debt or, if secured Debt, secured only by any fixed assets and personal Property being acquired or created in connection with such Approved CAPEX Project and/or by export receivables that are not Collateral.

“Permitted Investments” means (a) with respect to the Export Collateral Account and any Debt Service Reserve Account maintained in New York, U.S. Permitted Investments and (b) with respect to any Debt Service Reserve Account maintained in Brazil, Brazil Permitted Investments.

“Permitted Liens” means:

(a) Liens imposed by Applicable Law that were incurred in the ordinary course of business and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, including carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens and other similar liens and encumbrances arising in the ordinary course of business, in each case that do not materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of the Person owning such Property;

(b) Liens imposed by Applicable Law to secure Taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(c) Liens in respect of legal proceedings that have been submitted to a competent court and are being contested in good faith and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(d) encumbrances, security deposits or reserves maintained in the ordinary course of business and required by Applicable Law;

(e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real Property or Liens incidental to the ownership of Property that were not incurred in connection with Debt and which do not materially adversely affect the value of said Properties or materially impair the use of the Property affected thereby;

(g) Liens existing on the Effective Date that, to the extent they secure Debt of any Aracruz Party, or exist in respect of any individual Property or asset of any Aracruz Party with a book value in excess of U.S.$1,000,000 (or its equivalent), are listed on Schedule 8;

(h) Liens on the inventory or receivables (that are not Collateral) of any Obligor securing obligations under Working Capital Debt to the extent that such Working Capital Debt is permitted pursuant to Section 8.21(a)(ii);

(i) Liens to secure any extension of Debt permitted hereunder, which Debt is secured by a Lien on the date hereof and set forth on Schedule 14; provided that such Lien shall be limited to all or part of the same Property or assets that secure such Debt as of the date hereof and the aggregate amount of Debt secured by such Lien shall at no time be increased from the aggregate amount of Debt secured by such Lien on the date hereof;

(j) Liens to secure any Permitted Refinancing Debt, Permitted Investment CAPEX Debt or created to secure Other Bilateral Debt that is restructured on or prior to the Closing Date (including any Liens that may be created after the Closing Date pursuant to the terms of such restructured Other Bilateral Debt), in each case if and to the extent expressly permitted hereunder;

(k) Liens securing Acquired Debt Incurred in accordance with Section 8.12 and Section 8.21 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that:

(i) such Liens secured such Acquired Debt at the time of and prior to the Incurrence of such Acquired Debt by any Aracruz Party and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Debt by such Aracruz Party; and

(ii) such Liens do not extend to or cover any assets or Property of any Aracruz Party other than assets or Property that secured the Acquired Debt prior to the time such Acquired Debt was Incurred (or anticipated or contemplated to be Incurred) by such Aracruz Party in accordance with Section 8.21 and such Liens are no more favorable to the lienholders than the Liens securing the Acquired Debt prior to the time such Acquired Debt was Incurred (or anticipated or contemplated to be Incurred) by such Aracruz Party in accordance with Section 8.21;

(l) Liens on Property or Capital Stock of another Person at the time such other Person becomes a direct or indirect Subsidiary of Aracruz Celulose and not incurred in connection with, or in anticipation or contemplation of such Person’s becoming such a Subsidiary; provided that, such Liens may not extend to any other Property owned by such Person;

(m) Liens in favor of surety bonds or letters of credit (except any Acceptable Letter of Credit as described in the definition thereof) issued pursuant to the request of, and for the account of, such Person in the ordinary course of its business;

(n) Liens to secure any Purchase Money Debt Incurred in accordance with Section 8.21(b)(vii);

(o) Liens in favor of BNDES on the plants and land owned by Aracruz Celulose as of the date of this Agreement located in the city of Guaíba, State of Rio Grande do Sul, Brazil, granted, in exchange for the BNDES Release, to secure Debt of the Aracruz Parties held by BNDES as of the date hereof; and

(p) Liens granted to either Collateral Agent pursuant to any Security Document for the benefit of the Lenders, the Administrative Agent or such Collateral Agent and any other Person that has a right to receive any payment from an Obligor under the Loan Documents.

“Permitted Maintenance CAPEX” means, in any calendar year, Maintenance CAPEX for such calendar year, the cost of which shall not exceed in the aggregate, the amounts per ton of projected annual production (including Permitted Efficiency CAPEX) corresponding to such calendar year as set forth below:

2009	R$143.35 per ton

2010	R$199.75 per ton

2011	R$199.75 per ton

2012	R$176.25 per ton

2013	R$176.25 per ton

2014 to Maturity Date	R$152.75 per ton

in each case, as such Permitted Maintenance CAPEX figures may be adjusted annually on each January 1, commencing on January 1, 2010, for inflation pursuant to the Inflation Index in effect for the preceding calendar year.

“Permitted Refinancing Debt” means Debt of any Obligor (other than Alicia):

(a) having a weighted average maturity not less than the weighted average maturity of the Loans on the Incurrence Date of such Permitted Refinancing Debt (after giving effect to any prepayment required pursuant to Section 3.4(d) or Section 3.4(e));

(b) pursuant to terms and pricing that reflect market terms and pricing for such Obligor;

(c) secured, if at all, (i) by the Collateral, on a pari passu basis with the Loans and pursuant to an Intercreditor Agreement (any such Permitted Refinancing Debt, “Subsequently Issued Pari-Passu Refinancing Debt”), (ii) by export receivables other than those that compose the Collateral or (iii) by any other assets of Aracruz Celulose or its Subsidiaries that are not Excluded Assets (which may include, notwithstanding any other provision hereof, the Capital Stock of any Subsidiary of an Aracruz Party into which assets are contributed to secure Permitted Refinancing Debt (any such Subsidiary, a “Refinancing Drop-Down Subsidiary”)); and

(d) guaranteed, if at all, by (i) any or all of the Guarantors other than Alicia, pursuant to guarantees that are pari passu with or junior to, and not otherwise more favorable to the creditor than, those provided to the Lenders under this Agreement or (ii) any Refinancing Drop-Down Subsidiary.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Portocel” means Portocel Terminal Especializado de Barra do Riacho S.A., a corporation organized under the laws of Brazil.

“Prime Rate” means the average of the rate of interest per annum publicly announced from time to time by the Reference Banks as their prime lending rate. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning set forth in Section 12.13.

“Products” means products produced or obtained by Aracruz Celulose, sold by Aracruz Celulose to the Borrower and then sold by the Borrower to the Eligible Offtakers to satisfy the obligations of the Borrower under Section 5.5.

“Projections” has the meaning set forth in Section 7.13.

“Property” of any Person, means any property, rights or revenues, or interest therein, of such Person.

“Pro Rata Basis” means, with respect to any mandatory prepayment and on any Mandatory Prepayment Date, a fraction, the numerator of which is the aggregate principal amount of all MPP Debt outstanding on such date pursuant to which a mandatory prepayment is being made, and the denominator of which is the sum of the aggregate principal amount of MPP Debt outstanding on such date plus the aggregate principal amount of Loans outstanding on such date.

“Purchase Money Debt” means, for any Person, Debt Incurred for the purpose of financing all or any part of the purchase price of any property or the cost of installation, construction or improvement of any property; provided, however, that (i) such Debt is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Debt does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified ECA Cash” means, as of any date of determination, the amount deposited in the Export Collateral Account equal to the Debt Service Amount payable on such day if such day is a Payment Date (or if such date is not a Payment Date, then on the next succeeding Payment Date) or such lesser amount as is then on deposit in the Export Collateral Account.

“Qualifying Collateral Exchange” means any asset exchange involving Collateral to the extent that (a) such asset exchange involves a swap of land and/or forests only, (b) any land and/or forests received in any such asset exchange has a Fair Market Value of less than U.S.$25 million (or its equivalent) and (c) any land and/or forests received, when aggregated with any other land or forests with a Fair Market Value of less than U.S.$25 million (or its equivalent) received in any previous asset exchanges involving Collateral since the Effective Date, does not cause the aggregate Fair Market Value of land or forests received in any such asset exchanges to exceed U.S.$75 million (or its equivalent).

“Reais,” “Real” and “R$” means lawful money for the time being of Brazil.

“Real-Denominated Obligations” means the obligations listed on Schedule 9 hereto, in respect of Terminated Derivative Obligations denominated in Reais.

“Receivable” means each account or payment intangible (each as defined in Article 9 of the UCC) or similar obligation arising under any Sales Agreement.

“Reference Banks” means Citibank, N.A., Deutsche Bank AG, London Branch and JPMorgan Chase Bank, N.A.

“Refinance” means, in respect of any Debt, to issue any Debt in exchange for or to refinance, extend, renew, repay, redeem, replace, defease or refund such Debt in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

“Register” has the meaning set forth in Section 12.8(d).

“Relevant Reinvestment Period” has the meaning set forth in Section 3.4(c).

“Required Lenders” means at any time of determination and subject to Section 12.25, (i) prior to the Closing Date, Lenders holding more than 66- 2/3% of the Commitments and (ii) on or after the Closing Date, Lenders having more than 66- 2/3 % of the aggregate principal amount of the Loans then outstanding.

“Required Payment” has the meaning set forth in Section 3.8.

“Restated ROF(s)” means the duly amended Existing ROFs, matching the relevant terms and conditions of the Export Finance Agreement with the Loans, under the Module Registry of Financial Transaction (Registro Declaratório – Módulo Registro de Operação Financeira) of the Data System of the Central Bank – SISBACEN, in accordance with applicable Central Bank regulations.

“Restore” means, with respect to any Property or asset affected by a Casualty Event, to rebuild, repair, restore or replace such affected Property or asset.

“Restricted Payment” has the meaning set forth in Section 8.20(a).

“Restricted Payment Equity Issuance” means any equity issuance by Aracruz Celulose to any member of the Control Group in order to comply with Section 8.20(a).

“Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuter Monitor Money Rates Service or such other page as may replace the “LIBO” page on that service for the purpose of displaying London interbank offered rates for the deposit of Dollars of major banks.

“Rights” means the Export Collateral Account and the Sales Rights.

“Sales Agreement” means each contract or other agreement (which may be formed by exchange of letters, e-mail, other electronic communication or other correspondence (including purchase orders) or verbally) from time to time entered into by the Borrower (or any other Person on its behalf) with an Eligible Offtaker for the sale of Products; provided that such contract or other agreement or the performance thereof shall not be subject to any embargos, sanctions or comparable restrictions of any kind issued by the United Nations.

“Sales Rights” means:

(a) all accounts and payment intangibles (each as defined in the UCC) and all other rights at any time or from time to time now or hereafter arising under each present and future Designated Sales Agreement (and any related Letter of Instruction), including all Designated Receivables and other moneys due or to become due and all claims for damages arising thereunder,

(b) all rights under the Designated Sales Agreements and other contracts for the purchase of Products from the Borrower in connection with any Designated Sales Agreements, including all moneys due or to become due thereunder and any claims for damages arising thereunder,

(c) all credit insurance and letters of credit issued by any Person (including any Eligible Financial Institution) that supports an Eligible Offtaker’s obligations under its Designated Sales Agreement(s),

(d) all instruments, chattel paper, letter-of-credit rights, documents (including negotiable documents of title), supporting obligations and general intangibles (each as defined in Article 9 of the UCC) evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the above, and

(e) all proceeds, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the above (including all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above).

“Schedules of Payment” has the meaning set forth in Section 7.4.

“Security Documents” means the Aracruz Share Pledge Agreement, the Aracruz Note Pledge Agreement, the Barra do Riacho Security Documents, the Brazil Account Pledge Agreement, the Alicia Share Pledge Agreement, the U.S. Account Control Agreement and the U.S. Security Agreement.

“Specified Coverage Ratio” means a Coverage Ratio of at least 1.2 to 1.0 at all times.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Subordinated Debt” means, with respect to any Person, any Debt of such Person that is expressly subordinated in right of payment and liquidation to the Loans.

“Subordinated Debt Repayment Conditions” means all of the following: (i) at least 50% of the principal amount of the Loans outstanding on the Closing Date has been repaid in full, (ii) the Debt to Adjusted EBITDA Ratio with respect to any two (2) consecutive Fiscal Quarters is less than 2.5:1.0, and (iii) no Default or Event of Default has occurred and is continuing.

“Subordinated Shareholder Debt” means any Debt issued in accordance with the Shareholder Subordinated Loan Agreement, a form of which is attached hereto as Exhibit O, for the purposes of reinvesting dividend payments.

“Subsequently Issued Pari Passu Refinancing Debt” has the meaning set forth in the definition of Permitted Refinancing Debt.

“Subsidiary” means, with respect to any Person, any corporation or other entity that such Person, beneficially or of record, owns more than 50% of the Voting Stock, including, as of the Closing Date and without limitation, Portocel.

“Substantial Asset” means any individual asset or group of related assets having an aggregate Fair Market Value in excess of U.S.$75 million (or its equivalent).

“Substitute Insurance Policy” means (a) any credit insurance policy issued by any of Atradius N.V., Euler-Hermes Group or The Coface Group (or any Affiliate thereof so long as such policy is fully and unconditionally guaranteed by any of such insurers), and any renewal thereof, (b) any substitute or replacement insurance policy issued by any Person which is rated at least “A-” (or the then-equivalent grade) by Standard & Poor’s and “A2” (or the then-equivalent grade) by Moody’s, in each case under clauses (a) and (b) in favor of the Borrower that covers at least the same amount of the political and commercial risk in respect of the Designated Receivables on substantially the same terms and conditions as the insurance policy described in clause (a) of the defined term “Credit Insurance Policy” or (c) any substitute or replacement insurance policies issued by any Person that is satisfactory in all respects (including the terms and issuer of the policy) to the Majority Lenders.

“Substitute Rate” shall have the meaning set forth in Section 4.2.

“Successor Entity” has the meaning set forth in Section 8.12.

“Taxes” means all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto or with respect to the non-payment thereof, now or hereafter imposed, assessed, levied or collected by any authority.

“Terminated Derivative Obligations” means the outstanding obligations of Aracruz Celulose or the Borrower, as applicable, to the Lenders arising out of the early termination of certain derivative contracts entered into by and between the Borrower and Aracruz Celulose, as applicable, on the one hand, and each of the Lenders, on the other hand, and set forth on Schedule 3(a) hereto.

“Tested Collections” means, subject to Section 5.5(d), the collections remaining in the Export Collateral Account in respect of Designated Receivables that have been deposited into the Export Collateral Account by or on the behalf of Eligible Offtakers (or Eligible Financial Institutions or the payor on a Credit Insurance Policy on their behalf).

“Total Debt” means, as of any day, the aggregate outstanding principal amount of Debt of the Aracruz Parties on a consolidated basis and each Aracruz Joint Venture (in the case of each such Aracruz Joint Venture, in proportion to Aracruz Celulose’s direct or indirect ownership percentage of such Aracruz Joint Venture) as of such day (or, if such day is not the last day of a Fiscal Quarter, on the last day of the Fiscal Quarter most recently ended before such day); provided that, for purposes of this Agreement, Total Debt shall not include any Subordinated Shareholder Debt; provided, further, that if such day is not the last day of the Fiscal Quarter, in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses or any other asset (including the assumption or incurrence of Debt in connection therewith) by any Aracruz Party that has occurred since the last day of the Fiscal Quarter most recently ended.

“UCC “ means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” means the United States of America.

“Unused Equity Proceeds” has the meaning set forth in the definition of Excess Cash.

“U.S. Account Control Agreement” means the Account Control Agreement, dated as of the date hereof, substantially in the form of Exhibit D.

“U.S. Collateral Agent” has the meaning set forth in the preamble.

“U.S. Dollar-Denominated Obligations” means the obligations listed on Schedule 10 hereto, in respect of Terminated Derivative Obligations denominated in Dollars and Lender Bilateral Debt.

“U.S. Dollars” and “$” mean lawful money for the time being of the United States.

“U.S. Dollar Equivalent” means, as of the end of any Fiscal Year and with respect to any non-U.S. Dollar-denominated amount, the amount of U.S. Dollars obtained by converting such non-U.S. Dollar-denominated amount into U.S. Dollars using the daily average exchange rate for such Fiscal Year, as reported by Bloomberg LP or Reuters Group PLC or (if such information is not reported by Bloomberg LP or Reuters Group PLC) such other internationally recognized service for the publication of exchange rate data or information, as the Borrower may reasonably determine.

“U.S. Permitted Investments” means any security issued by a Person organized in the United States (including the government of the United States, any agency thereof or any mutual fund organized therein), which security matures not later than the Business Day before the Payment Date after the date of acquisition thereof and is rated at least “AA” and “Aa2” (or its equivalent with respect to a mutual fund) by Standard & Poor’s and Moody’s, respectively (or is a mutual fund investing solely in such securities), including, but not limited to money market funds or time deposits having such a rating at the time of acquisition, including any fund for which an Agent or an Affiliate of an Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (i) an Agent or an Affiliate of an Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s-length), and (ii) an Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement.

“U.S. Permitted Financial Institutions” means any commercial bank that (a) is a Lender or a member of the U.S. Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then-equivalent grade) by Moody’s and “A-1” (or the then-equivalent grade) by Standard & Poor’s , and (c) is organized under the laws of the United States or any State (or the District of Columbia) thereof and has combined capital and surplus of at least U.S.$1,000,000,000.

“U.S. Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof, substantially in the form of Exhibit C.

“Veracel” means Veracel Celulose S.A., a corporation organized under the laws of Brazil.

“Veracel Project Finance Debt” means Debt (a) as to which neither Veracel nor any Aracruz Party (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender; (b) in respect of which a default would not permit (whether upon notice, lapse of time or both) any holder of any other Debt of any Aracruz Party or of Veracel to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock, assets or property of any Aracruz Party or Veracel (other than the Capital Stock of, or the assets that are owned by, the borrower of such Veracel Project Finance Debt).

“Veracel II Project” means the project described in Schedule 16.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

“Wholly Owned Obligor” means any Obligor, all of the Capital Stock of which (other than directors’ qualifying shares or other similar de minimis shares required pursuant to Applicable Law) are owned beneficially or of record, directly or indirectly, by Aracruz Celulose.

“Wholly Owned Subsidiary” means any Subsidiary of Aracruz Celulose, all of the Capital Stock of which (other than directors’ qualifying shares or other similar de minimis shares required pursuant to Applicable Law) are owned beneficially or of record, directly or indirectly, by Aracruz Celulose.

“Working Capital” as of any day, means, as of such day for Aracruz Celulose and its Subsidiaries, on a consolidated basis, the sum of the following current assets: (a) accounts receivable (net), inventories (net), interest receivable on short-term investments, recoverable taxes and other cash operating asset accounts (to the extent such operating asset accounts are deemed operating asset accounts under GAAP), less the sum of the following current liabilities: (b) liabilities to suppliers incurred in the ordinary course of business, liabilities for payroll and related charges, provisions for litigation and contingencies and liabilities associated with unrecognized tax benefits, accrued financial charges and other cash operating liability accounts (to the extent that such operating liability accounts are deemed operating liability accounts under GAAP).

“Working Capital Cap” means, at any time, an amount in U.S. Dollars equal to the aggregate amount of gross sales of Aracruz Celulose for the two (2) calendar months then most recently ended.

“Working Capital Debt” means Debt Incurred or held by any Aracruz Party, the proceeds of which are used for working capital and general corporate purposes, maturing no later than 365 days after the date of its Incurrence.

“1940 Act” has the meaning set forth in Section 7.25.

Section 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d) The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including without limitation.”

(e) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f) The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Loan Document, and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h) The calculation of all financial ratios in this Agreement (and all components thereof) shall be made using GAAP. For the avoidance of doubt, if any financial ratios are required to be calculated at the end of any Fiscal Quarter, the applicable ratios will be calculated (1) using balance sheet figures as of the end of such Fiscal Quarter and (2) using income statement figures for the 12-month period ended as of the end of such Fiscal Quarter.

(i) Unless otherwise expressly provided herein, any financial ratios required to be calculated herein shall be calculated on a consolidated basis.

(j) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE CREDIT

Section 2.1 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, on the Closing Date:

(i) in the case of each Funding Lender, to provide the Borrower with a Loan in an equal principal amount in U.S. Dollars equal to such Funding Lender’s (or its Affiliate’s) Real-Denominated Obligations (converted into U.S. Dollars in accordance with the FX Rate as of the close of business on the date that is two (2) Business Days before the Closing Date), the proceeds of which shall be solely used to repay such Real-Denominated Obligations; and

(ii) in the case of each Non-Funding Lender, to exchange such Non-Funding Lender’s (or its Affiliate’s) U.S. Dollar-Denominated Obligations for a Loan in U.S. Dollars in an equal principal amount as such U.S. Dollar-Denominated Obligations pursuant to the terms of Section 2.3(c).

(b) After the date hereof, additional Loans to any Additional Lender not in excess of the aggregate principal amount of such Additional Lender’s (or such Additional Lender’s Affiliate’s) Additional Bilateral Debt may be incurred under and incorporated into this Agreement upon the amendment of such Additional Bilateral Debt, in each case by execution of a Facility Increase Amendment by the Obligors, the Administrative Agent and the applicable Additional Lender. From and after the date of such Facility Increase Amendment, each Additional Lender shall be a party hereto and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.

Section 2.2 Borrowing Procedure. The Borrower shall give the Administrative Agent notice of a request for a Borrowing hereunder in substantially the form of Exhibit B (the “Notice of Borrowing”) as provided in Section 3.7. The Administrative Agent shall promptly (and in any event on the same day that the Administrative Agent receives such notice, if received by 10:00 a.m., New York City time, on such day) advise the Lenders by telefax of any notice pursuant to this Section 2.2 (and the contents thereof).

Section 2.3 Funding and Refinancing Mechanics.

(a) No later than 11:00 a.m. (New York City time) on the Closing Date, each Funding Lender will make available in U.S. Dollars, through such Funding Lender’s Applicable Lending Office, the full amount of such Funding Lender’s Loan, and credit or deposit such funds in an Aracruz Trading Funding Account established in the name of the Borrower at such Funding Lender’s institution or another financial institution designated in writing by such Funding Lender prior to the Closing Date in its sole discretion (or otherwise cause such funds to be credited at the Borrower’s request pursuant to the Aracruz Trading Payment Order).

(b) The Borrower and Aracruz Celulose shall thereafter, on the Closing Date:

(i) pursuant to an irrevocable Aracruz Trading Payment Order between the Borrower and each Funding Lender, and the Foreign Exchange Contract between Aracruz Celulose and the Brazilian Affiliate of such Funding Lender (or any other Brazilian bank authorized to operate in the foreign exchange market designated by such Funding Lender in its sole discretion), cause the advance of funds with respect to such Funding Lender’s Loan to be recorded as an export prepayment (recebimento antecipado de exportação), between the Borrower and Aracruz Celulose on the Closing Date and in accordance with Central Bank regulations; and

(ii) immediately upon settlement of the Foreign Exchange Contract, cause the funds in Reais corresponding to such Foreign Exchange Contract to be credited into an Aracruz Celulose On-Shore Account established in the name of Aracruz Celulose at a Brazilian Affiliate of such Funding Lender’s institution or another financial institution designated in writing by such Funding Lender prior to the Closing Date in its sole discretion, pursuant to the Aracruz Celulose Instruction Letter, and immediately thereafter apply such funds to repay such Funding Lender’s Real-Denominated Obligations;

provided that, following the advance of funds with respect to a Funding Lender’s Loan to the Borrower, unless and until such funds have been applied to repay such Funding Lender’s Real-Denominated Obligations, such Funding Lender (or any Affiliate of such Funding Lender) may, without prior notice to any Aracruz Party (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), set off, appropriate and apply against such Funding Lender’s Real-Denominated Obligations any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other debt owing by such Funding Lender or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Obligor; provided, further, that in no event shall the sharing provisions of Section 3.9 apply with respect to any action taken by any Funding Lender pursuant to the preceding proviso; provided, further, that, upon application of funds on deposit in the Araruz Celulose On-Shore Account to the repayment in full of the Real-Denominated Obligations pursuant to clause (ii) above and the payment in full of any past due interest payable by Aracruz Celulose under such Real-Denominated Obligations, the Non-Funding Lenders agree (on their own behalf and on behalf of their Affiliates) that the Real-Denominated Obligations shall be terminated with immediate effect as of the date on which all such payments have been made, and in connection with such termination and in consideration of their receipt of such payment, the Non-Funding Lenders hereby (on their own behalf and on behalf of their Affiliates) release and discharge the Aracruz Parties from any and all obligations and liabilities under or relating to the Real-Denominated Obligations.

(c) Each Non-Funding Lender shall hereby assign to the Borrower on the Closing Date all of its rights under its Lender Bilateral Debt, if any, in exchange for a U.S. Dollar-denominated Loan to the Borrower in an equal principal amount to such Lender Bilateral Debt, and the Borrower hereby agrees to such assignment and exchange. On the Closing Date, any and all Lender Bilateral Debt assigned to the Borrower pursuant to this Section 2.3(c) shall be deemed to be amended and restated pursuant to the terms of the Export Finance Agreement, and any defaults or events of default under any such Lender Bilateral Debt shall be deemed to be waived by the relevant Lenders (or Affiliates of such Lenders) party thereto. Each Non-Funding Lender agrees that, on the Closing Date, its Terminated Derivate Obligations denominated in U.S. Dollars shall be deemed to be amended and restated pursuant to the terms hereof.

Section 2.4 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loan of each Lender shall be evidenced by a promissory note, substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) The Note issued on or prior to the Closing Date to each Lender shall (i) be duly executed and delivered by the Borrower and acknowledged by the Guarantors, (ii) be payable to the order of such Lender or its registered assigns, (iii) be in a stated principal amount equal to the Lender’s Commitment, (iv) provide for repayment of principal as provided in Section 3.1, (v) bear interest as provided in Section 3.2 and (vi) be entitled to the benefits of this Agreement and the other Loan Documents. Each Lender will note in its internal records the amount of the Loan made (or credit extended) by it hereunder and each payment in respect thereof and will, prior to any transfer of its Note, endorse on the reverse side thereof the outstanding principal amount of the Loan evidenced thereby. Failure to make any such notation, however, shall not affect the Borrower’s obligations in respect of such Loan or Existing Debt.

Section 2.5 Fees of Agents. The Borrower shall pay (or cause to be paid) to the Agents fees in such amounts and at such times as provided in the respective Fee Letters.

Section 2.6 Several Obligations; Remedies Independent. The failure of any Funding Lender to make a Loan or of any Non-Funding Lender to exchange its U.S. Dollar-Denominated Obligations for a Loan shall not relieve any other Funding Lender to make a Loan or any other Non-Funding Lender to exchange its U.S. Dollar-Denominated Obligations for a Loan on such date, and neither any other Lender nor any Agent shall (a) be responsible for the failure of any defaulting Funding Lender to make a Loan or any defaulting Non-Funding Lender to exchange its U.S. Dollar-Denominated Obligations for a Loan hereunder or (b) have any obligation to the Borrower or any other Person, including any Agent or any Lender, for the any such failure by a defaulting Funding Lender or Non-Funding Lender.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.1 Repayment of the Loans. The Borrower agrees to pay or cause to be paid to the Administrative Agent the full principal amount of the Loans in accordance with the Amortization Schedule set forth on Schedule 1 (as such Amortization Schedule shall be adjusted by the Administrative Agent (i) on the Closing Date to reflect the principal amounts of the Loans of the Funding Lenders (such amounts to be informed to the Administrative Agent in writing by each such Funding Lender) and (ii) from time to time to reflect any additional Loans incurred pursuant to any Facility Increase Amendment in accordance with Section 2.1(b) or any prepayment made hereunder). The Borrower agrees that such payments will be made in accordance with the provisions of Article V. The Borrower agrees that its obligations under this Agreement and the other Loan Documents are general obligations of the Borrower secured by the Collateral and that the recourse of the Lenders, the Administrative Agent and the other Lender Parties in respect thereof is not limited to the Collateral (including the Rights) or any portion thereof.

Section 3.2 Interest. (a) The Borrower agrees to pay or cause to be paid to the Administrative Agent interest on the unpaid principal amount of the Loans for the period from and including the Closing Date to but excluding the date on which the Loans are paid in full, in respect of each Interest Period, at a per annum rate equal to the LIBO Rate for such Interest Period plus the Applicable Margin. The Borrower agrees that such payments will be made in accordance with the provisions of Article V. Such interest shall continue to accrue after as well as before any bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts of any Obligor.

(b) Notwithstanding the foregoing, the Borrower agrees to pay or cause to be paid to the Administrative Agent interest on any and all overdue amounts outstanding under the Loans at the Default Rate during the existence and continuance of an Event of Default under Section 9.1(a).

(c) Accrued interest on the Loans shall be payable on each Payment Date and upon any prepayment of principal in accordance with Section 3.3 or Section 3.4, with respect to the principal amount so prepaid; provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Administrative Agent.

(d) On each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for the relevant Interest Period and shall give notice thereof to the Borrower and the Lenders (it being understood that the Administrative Agent’s failure to do so shall not affect the interest rate applicable hereunder). If, on the Interest Determination Date, the LIBOR01 Page is not being displayed, the Administrative Agent will request the Reference Banks to provide the Administrative Agent with their offered quotations for deposits in U.S. Dollars, for a period substantially equal to the applicable Interest Period and in an amount substantially equal to the outstanding principal amount of the Loans, to prime lenders in the London interbank market at approximately 11:00 a.m., London time, on such Business Day. If at least two (2) such quotations are provided, the LIBO Rate shall be calculated using the average of such quotations, and divided (rounded upwards, if necessary, to the nearest  1/16th of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements, if any (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the Interest Determination Date to any member bank of the United States Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D). If (A) fewer than two (2) Reference Banks provide quotations to the Administrative Agent to determine the LIBO Rate, or (B) the Administrative Agent is advised by the Reference Banks that deposits in U.S. Dollars are not offered to the Reference Banks in the London interbank market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Borrower and the Administrative Agent shall (as instructed by the Majority Lenders) negotiate in good faith to determine the LIBO Rate or a substitute rate. Pending such determination, the Interest Rate shall be computed on the basis of the LIBO Rate as determined for the immediately preceding Interest Period. If the Borrower and the Administrative Agent (as instructed by the Majority Lenders) reach agreement as to the determination of the LIBO Rate or a substitute rate within 10 Business Days after the giving of notice by the Administrative Agent, the Loans shall bear interest at an interest rate equal to the sum of the LIBO Rate or such substitute rate as agreed by the Borrower and the Administrative Agent (as instructed by the Majority Lenders) and the Applicable Margin, such interest rate to be calculated by the Administrative Agent (as instructed by the Majority Lenders). If the Borrower and the Administrative Agent (as instructed by the Majority Lenders) do not reach agreement within such period, the Loans shall bear interest at an interest rate equal to the sum of the Alternative Rate in effect from time to time and the Applicable Margin until such time as the LIBO Rate can be determined.

(e) Interest on the Loans based upon the LIBO Rate shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the relevant Interest Period.

Section 3.3 Optional Prepayments. The Borrower may prepay all or a portion of the Loans, at any time after the disbursement of the Loans, which prepayment shall in each case be made together with accrued and unpaid interest on the principal amount so prepaid and all other amounts then payable under this Agreement (including Section 4.4) but without premium or penalty (subject to Section 4.4); provided that: (a) the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 3.7 (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder), (b) each such notice of prepayment shall specify the amount being prepaid, (c) the Borrower shall certify that it has received, for the benefit of all parties to this Agreement, any necessary Governmental Approvals required in connection with such prepayment and (d) each partial prepayment shall be in the aggregate amount of U.S.$10,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof and shall be applied to prepay the remaining installments of the Loans in the inverse order of maturity; provided that if and to the extent that any such prepayment would cause the Maturity Date to be earlier than the date that is the seven (7)-year anniversary of the Closing Date, such prepayment shall be applied pro rata to the remaining installments of the Loans. Amounts that are prepaid may not be reborrowed by the Borrower.

Section 3.4 Mandatory Prepayments.

(a) Within forty-five (45) days of the financial closing of any Equity Issuance other than a Restricted Payment Equity Issuance, the Borrower shall apply an amount equal to not less than the Applicable Equity Issuance Percentage of the Net Cash Proceeds of such Equity Issuance, at the Borrower’s election, exercisable on or prior to the receipt of such Net Cash Proceeds, (i) to prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) and/or (ii) to pay (or reserve to pay in a Debt Service Reserve Account) scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans due within the

12-month period immediately following the date of the financial closing of such Equity Issuance; provided that, if and to the extent that the proceeds of any such Equity Issuance are to be used to fund Investment CAPEX or an Approved CAPEX Project, such proceeds shall be excluded in determining the amount of any mandatory prepayment required pursuant to this Section 3.4(a).

(b) Within forty-five (45) days of the receipt by any Aracruz Party of Net Cash Proceeds from an Asset Sale (including receipt by any such Aracruz Party of proceeds from an Asset Sale involving the assets of Veracel), the Borrower shall apply the Net Cash Proceeds of such Asset Sale as follows:

(i) 100% of the Net Cash Proceeds from an Asset Sale involving all or any portion of Collateral (which Asset Sale shall, for the avoidance of doubt, be carried out in accordance with Section 8.18) to prepay obligations under the Loans and, if and to the extent mutually agreed by the parties in an Intercreditor Agreement, any other Permitted Refinancing Debt that may be secured by the Collateral pursuant to the terms of such Intercreditor Agreement and in accordance therewith;

(ii) 75% of the Net Cash Proceeds of any Asset Sale involving all or any portion of the Capital Stock directly or indirectly held by Aracruz Celulose in Portocel (which Asset Sale shall, for the avoidance of doubt, be carried out in accordance with Section 8.18) or in Veracel to prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis); and

(iii) 75% of the Net Cash Proceeds of any Asset Sale not referred to in clauses (i) or (ii) above to, at the Borrower’s election exercisable on or prior to the time of the closing of such Asset Sale, to (A) prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) and/or (B) pay (or reserve to pay in a Debt Service Reserve Account) scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans due within the 12-month period immediately following the date of the financial closing of such Asset Sale.

(c) Within forty-five (45) days of the receipt by any Aracruz Party of Net Cash Proceeds from a Casualty Event (including receipt by any such Aracruz Party of proceeds from an Asset Sale involving a Casualty Event of Veracel), the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to the amount of any such Net Cash Proceeds; provided, however, that, if and for so long as no Default or Event of Default is continuing hereunder and the Borrower has delivered a certificate to the Administrative Agent within fifteen Business Days of the occurrence of such Casualty Event stating that, within 180 days after the occurrence of such Casualty Event (or such other period set forth in such certificate if the Borrower reasonably determines that the Restoration of the affected Properties or assets cannot reasonably be concluded within 180 days, provided that such certificate outlines in reasonable detail the projected steps for the completion of such Restoration) (the “Relevant Reinvestment Period”), all or a portion of such Net Cash Proceeds (but in no event more than U.S.$75 million without the consent of the Majority Lenders) shall be used to Restore any Properties or assets in respect of which such Net Cash Proceeds were paid (which certificate shall set forth a detailed estimate of the Net Cash Proceeds to be so expended), all or such portion of such Net Cash Proceeds may be used to Restore any such affected Properties or assets during the Relevant Reinvestment Period; provided further, that if all or any portion of such Net Cash Proceeds is not ultimately required to be so applied within the Relevant Reinvestment Period pursuant to the preceding proviso, any remaining portion of such Net Cash Proceeds shall, within 10 days after the last day of the Relevant Reinvestment Period, be applied to prepay the Loans in an amount equal to the amount of such remaining portion of such Net Cash Proceeds.

(d) Within ten (10) days of the financial closing of the issuance or borrowing of Permitted Refinancing Debt (any such date, an “Incurrence Date”):

(i) if such Permitted Refinancing Debt is Subsequently Issued Pari Passu Refinancing Debt, the Borrower shall apply 100% of the Net Cash Proceeds of such Subsequently Issued Pari Passu Refinancing Debt to prepay the Loans; and

(ii) if such Permitted Refinancing Debt is not Subsequently Issued Pari Passu Refinancing Debt, the Borrower shall, at the Borrower’s option exercisable on or prior to the receipt of such Net Cash Proceeds, apply 100% of the Net Cash Proceeds of such Permitted Refinancing Debt to (A) prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) and/or (B) pay (or reserve to pay in a Debt Service Reserve Account) scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans due within the 12-month period immediately following such Incurrence Date.

(e) Within forty-five (45) days of any optional prepayment of Permitted Refinancing Debt the effect of which is to cause (taking into account such prepayment) the weighted average maturity of such Permitted Refinancing Debt to be less than the weighted average maturity of the Loans, in each case, as calculated on the Incurrence Date of such Permitted Refinancing Debt, the Borrower shall prepay the Loans in an amount equal to the portion of such optional prepayment that caused the weighted average maturity of such Permitted Refinancing Debt to be less than the weighted average maturity of outstanding obligations under the Loans.

(f) Within fifty (50) days of the date on which Aracruz Celulose has delivered its audited annual consolidated financial statements pursuant to Section 8.4 and in no event later than 140 days following the end of each Fiscal Year (such outside date, the “Original Excess Cash Payment Date”), the Borrower shall apply 75% of any Excess Cash attributable to such Fiscal Year to prepay the Loans; provided, however, that, if the making of such payment would cause the Aracruz Parties on a consolidated basis to have less than the Working Capital Cap in cash or Cash Equivalents as of the date of such payment, the Borrower may, by written notice to the Administrative Agent providing a certificate of the Chief Financial Officer of Aracruz Celulose to such effect, elect to defer such mandatory prepayment until the last day of the third Fiscal Quarter of the then-current Fiscal Year (the “New Excess Cash Payment Date”), in which case, on or prior to the New Excess Cash Payment Date, the Borrower shall apply 75% of any Excess Cash attributable to such immediately preceding Fiscal Year plus interest on 75% of such Excess Cash attributable to such immediately preceding Fiscal Year from the Original

Excess Cash Payment Date to the New Excess Cash Payment Date (or, if earlier, the date on which the application of 75% of any Excess Cash attributable to the preceding Fiscal Year is made in full) at a per annum rate equal to the Default Rate (without duplication with the interest otherwise payable with respect to such Excess Cash) to prepay the Loans; provided that in no event shall the Borrower be entitled to exercise the election permitted in this clause (f) more than two (2) times prior to the Maturity Date.

(g) Upon receipt of a written request from the Administrative Agent (which shall be provided by the Administrative Agent to the Collateral Agents on a monthly basis or more frequently upon written request of the Majority Lenders to the Administrative Agent), the Collateral Agents (upon reliance on any certificates of the Chief Financial Officer of Aracruz Celulose delivered to any such Collateral Agent pursuant to Section 3.4(i)) shall inform the Administrative Agent whether or not the funds deposited in any Debt Service Reserve Accounts have been used for the contemplated purpose during the contemplated period pursuant to any DSRA Application Notices delivered to the Collateral Agents pursuant to Section 3.4(i). Immediately, and in no event later than eight (8) Business Days after receipt of a written notice from the Administrative Agent (as informed by the applicable Collateral Agent pursuant to the previous sentence) that funds reserved in a Debt Service Reserve Account have not been used for the contemplated purpose during the contemplated period pursuant to the terms of this Agreement, the Borrower shall prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) in an amount equal to the amount that was not used for the contemplated purpose as set forth in such notice.

(h) Any mandatory prepayment as provided for in this Section 3.4 shall be made together with accrued and unpaid interest on the principal amount so prepaid and all other amounts then payable under this Agreement (including Section 4.4) but without premium or penalty (subject to Section 4.4) and shall be applied to prepay the remaining installments of the Loans in the inverse order of maturity; provided that if any such prepayment would cause the Maturity Date to be earlier than the date that is the seven (7)-year anniversary of the Closing Date, such prepayment shall be applied pro rata to the remaining installments of the Loans. The Borrower shall give the Administrative Agent notice of the proposed date of each such mandatory prepayment provided for in this Section 3.4 as provided in Section 3.7 and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder.

(i) If, pursuant to this Section 3.4, the Borrower elects to reserve in a Debt Service Reserve Account funds to (i) pay scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans or (ii) make mandatory prepayments hereunder pursuant to Section 3.4(k), in each case if and to the extent permitted by this Section 3.4, the Borrower shall (A) at the time of such election, specify the due date, principal amount or the amount of the mandatory prepayment to be made pursuant to Section 3.4(k), as the case may be, and creditor corresponding to each such debt service obligation in each case in writing to the Administrative Agent and Collateral Agents (each such written specification, a “DSRA Application Notice”) and (B) except as provided in clause (g) above, be entitled to withdraw such funds from the relevant Debt Service Reserve Accounts pursuant to the U.S. Account Control Agreement and Brazil Account Pledge Agreement only as necessary to pay such specified debt service obligations or to make such mandatory prepayments on such specified due dates and at no other time and for no other purpose, it being understood and agreed that, to the extent any funds are reserved in a Debt Service Reserve Account to make scheduled debt service payments or mandatory prepayments under the Loans, such funds shall be reserved in a Debt Service Reserve Account in New York for such purposes. Notwithstanding anything herein to the contrary, unless and until such funds are paid to such creditors, all funds in the Debt Service Reserve Accounts shall constitute part of the Collateral and no other Person other than the Collateral Agents (acting on behalf of the Lenders) shall have any right, title or interest in such account or the funds contained therein. The relevant Collateral Agent shall consent to any withdrawal from a Debt Service Reserve Account contemplated in this Section 3.4(i) if and as requested in writing by the Borrower or any Debt Service Reserve Account intermediary, within two (2) Business Days of receipt of a certificate of the Chief Financial Officer of Aracruz Celulose that such withdrawal is to be carried out in compliance with this Section 3.4(i) as well as any additional documentation as such Collateral Agent requires for payments to third parties.

(j) If no Default or Event of Default exists and is continuing, then the relevant Collateral Agent shall, at the written direction of the Borrower from time to time (including by facsimile or electronic communication), cause the funds in any Debt Service Reserve Accounts to be invested or reinvested in one (1) or more Permitted Investments or, in the case of any Debt Service Reserve Account maintained in Brazil, Brazil Permitted Investments, in each case selected by the Borrower; provided that in no event shall either Collateral Agent: (i) have any responsibility whatsoever as to the validity or quality of any Permitted Investment, (ii) be liable for the selection of Permitted Investments or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Permitted Investment before its stated maturity or the failure of the Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction.

(k) Notwithstanding anything herein to the contrary, in the event that the Borrower is required to make a mandatory prepayment on a date other than a Payment Date, then the Borrower may, upon notice to the Administrative Agent, elect to make such payment into a Debt Service Reserve Account maintained in New York, New York on or before the date such payment is due, and on the next Payment Date following such date, the Borrower shall apply the funds deposited in such Debt Service Reserve Account pursuant to this Section 3.4(k) to such mandatory prepayment.

Section 3.5 Payments. (a) All payments of principal, interest and other amounts to be made to the Lender Parties under this Agreement (including payments made pursuant to Section 5.6(b)) (other than payments made by Aracruz Celulose to the Affiliates of the Funding Lenders in respect of the Real-Denominated Obligations pursuant to Section 2.3(b)(ii), which shall be received in Reais) shall be received in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, in the Export Collateral Account not later than 11:00 a.m. (New York City time) on the date on which such payment shall become due (each such payment received after such time on such due date to be deemed to have been received on the next New York Business Day). Amounts that are repaid may not be reborrowed by the Borrower.

(b) The Borrower shall, subject to Section 3.6, at the time of making each payment under this Agreement and any other Loan Documents (including payments made pursuant to

Section 5.6(b)) for the account of any Lender Party, specify to the Administrative Agent (who shall notify the intended recipient(s) thereof) the amounts payable under the Loan Documents to which such payment is to be applied, and if the Borrower fails so to specify, or if insufficient funds are provided for application of such payment, or if an Event of Default exists, then the Administrative Agent shall, as directed by the Majority Lenders, distribute such payment for application ratably among the Lenders (i) first, to pay indemnities, interest, fees and such other amounts due to such Lenders, and (ii) second, to pay principal then due to such Lenders under this Agreement.

(c) Each payment credited to the Export Collateral Account under this Agreement for the account of any recipient shall be paid by the U.S. Collateral Agent to the Administrative Agent in accordance with the terms of this Agreement or in accordance with written instructions of the Administrative Agent, and the Administrative Agent shall pay such amounts promptly to such recipient, in immediately available funds, for the account of such recipient (with respect to a Lender, for the account of its Applicable Lending Office).

(d) If the due date of any payment to any Lender Party under this Agreement or any other Loan Document would otherwise fall on a day that is not a Business Day, then (to the extent not otherwise provided for herein) such date shall be extended to the next Business Day and interest (if any is applicable to such payment) shall be payable for any amount so extended for the period of such extension.

Section 3.6 Pro Rata Treatment. Except to the extent otherwise provided herein, each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans then due and payable to them.

Section 3.7 Certain Notices. The Notice of Borrowing shall be effective only if received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the date three (3) Business Days before the Closing Date. The Administrative Agent shall promptly, but no later than three (3) Business Days before the Closing Date, notify the Lenders of the receipt of the Borrowing Notice. Each notice of optional or mandatory prepayment shall be effective only if received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the date five (5) Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date (which date shall be a New York Business Day). The Administrative Agent shall promptly, but no later than three (3) Business Days before the requested prepayment date, notify the Lenders of the contents of each such notice.

Section 3.8 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender or an Obligor (in each case, the “Payor”) before the date on which the Payor is to make a Loan or extend credit pursuant to Section 2.3 or to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of the Loans to be borrowed from such Lender under this Agreement or (in the case of an Obligor) of a payment to the Administrative Agent for the account of one (1) or more of the Lenders hereunder (any such payment being herein called the “Required Payment”) that such Payor will not make its Required Payment, the Administrative Agent may assume that the Payor is making its Required Payment available to the Administrative Agent and may, but shall not be required to, in reliance upon such assumption, make available to the Lenders or the

Borrower, as the case may be, a corresponding amount. If such amount is so advanced by the Administrative Agent but not made available by the Payor to the Administrative Agent by the required time on such date, then the Payor shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate: (a) in the case of a Lender, equal to the rate specified by the Administrative Agent as its cost of funding of such amount for the applicable period, and (b) in the case of an Obligor, equal to the then-applicable Default Rate, in each case until such amount is paid in full (in immediately available U.S. Dollars) to the Administrative Agent; provided that the foregoing should not apply to an extension of credit by a Non-Funding Lender made pursuant to Section 2.3. A certificate of the Administrative Agent submitted to any Payor with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

Section 3.9 Set-Off; Sharing of Payments. (a) Without limiting any of the obligations of the Obligors or the rights of any Lender Party under the Loan Documents, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, then (to the extent not in violation of Applicable Law) each Lender Party may, without prior notice to the Obligors (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other Debt owing by such Lender Party or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Obligor. Each Lender Party shall promptly provide notice of any such set-off by it to such Obligor, as applicable, and the Administrative Agent; provided that failure by such Lender Party to provide such notice shall not in any way give such Obligor any cause of action or right to damages or affect the validity of such set-off and application.

(b) If any Lender Party shall obtain from any Obligor payment of any principal of or interest on the Loans, or payment of any other amount under this Agreement or the other Loan Documents through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or for any other reason (other than from the Agents as provided herein), and, as a result of such payment, such Lender Party shall have received a percentage of the principal of or interest on the Loans or such-other amounts then due under the Loan Documents in excess of such Lender Party’s share thereof, then it shall promptly notify the Administrative Agent thereof and purchase from the applicable other Lender Parties participations in (or, if and to the extent specified by any such other Lender Party, direct interests in) the Loans or such other amounts, respectively, owing to such other Lender Parties (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the applicable Lender Parties shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender Party in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lender Parties under the Loan Documents. To such end, all such Lender Parties shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Nothing contained in this Section shall require any Lender Party to exercise any such right or shall affect the right of any Lender Party to exercise, and retain the benefits of exercising, any such right with respect to any other Debt or obligation of the Obligors.

ARTICLE IV

YIELD PROTECTION, ETC.

Section 4.1 Additional Costs. (a) If the adoption or effectiveness of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation, administration or application thereof by any Governmental Authority charged with the interpretation, administration or application thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the date hereof), shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the U.S. Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose upon any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its obligation to make or maintain its Loan, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any other Loan Document (other than Taxes), then the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount(s) as will compensate such Lender (or its Applicable Lending Office) for such increased cost or reduction.

(b) If any Lender shall have reasonably determined that the adoption or effectiveness of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation, administration or application thereof by any Governmental Authority charged with the interpretation, administration or application thereof, or compliance by it (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the date hereof), has or would have the effect of reducing the rate of return on capital of such Lender (or its parent or Applicable Lending Office) as a consequence of such Lender’s obligations hereunder or its Loan a level below that which such Lender (or its parent or Applicable Lending Office) could have achieved but for such adoption, change, request or directive, then upon written demand by such Lender, the Borrower, from time to time, shall pay to such Lender such additional amount as will compensate such Lender (or its parent or Applicable Lending Office, as the case may be) for such reduction.

(c) Each Lender shall promptly (and, in any event, within 180 days of its actual knowledge thereof) notify the Administrative Agent (with a copy to the Borrower) of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 4.1 and shall provide the Administrative Agent (with a copy to the Borrower) with reasonable detail as to the basis of such Lender’s claim to compensation hereunder and method for calculating such compensation. Before giving any such notice, a Lender shall designate a different Applicable Lending Office if such designation: (i) will avoid the need for, or reduce the amount of, such compensation and (ii) will not, in the good faith judgment of such Lender, be disadvantageous to such Lender. A notice of any Lender claiming compensation under this Section 4.1 and providing the information set forth above within the time set forth above shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).

Section 4.2 Substitute Basis. If, on or before the first day of any Interest Period (an “Affected Interest Period”), the Majority Lenders determine and notify the Administrative Agent that the LIBO Rate for such Affected Interest Period will not be adequate to cover the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, then: (a) the Administrative Agent (as instructed by the Majority Lenders) and the Borrower shall negotiate in good faith to determine a mutually agreeable substitute rate of interest applicable to the affected Loans during the Affected Interest Period (it being understood that each affected Lender must consent to such substitute interest rate) and (b) if no agreement can be so reached by the tenth Business Day of the Affected Interest Period, then each affected Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount), which determination shall be made in a commercially reasonable manner, the substitute rate basis reflecting the cost to such Lender of funding its Loan for the Affected Interest Period, and such substitute rate basis (the “Substitute Rate”) shall be binding upon the Borrower and shall apply in lieu of the LIBO Rate for such Interest Period in the absence of manifest error and the Loans shall bear interest from the first day following the expiration of the negotiation period at the Substitute Rate plus the Applicable Margin.

Section 4.3 Illegality. Notwithstanding any other provision of this Agreement, if the adoption or effectiveness of or any change in any Applicable Law or in the interpretation, administration or application thereof by any Governmental Authority (in each case, at any time on or after the date hereof) shall make it (or be asserted by it to be) unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Loan hereunder (and, in the reasonable opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Administrative Agent (with a copy to the Borrower), following which notice: (a) such Lender’s Commitment (if still available) shall be suspended until such time as such Lender may again make and maintain its Loan or (b) if such Applicable Law shall so mandate, such Lender’s Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under the Loan Documents, on or before such date as shall be mandated by such Applicable Law (such prepayment not being shared as described in Section 3.9(b) with any Lenders not so affected); provided that if it is lawful for such Lender to maintain its Loan until the next Payment Date, then such payment shall be made on such Payment Date. Any such funds so prepaid may not be reborrowed.

Section 4.4 Funding Losses. The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount as shall be sufficient (in the reasonable opinion of such Lender) to compensate each Lender for any loss, cost or expense (excluding the loss of any anticipated profits, but including any such loss, cost or expense arising from the liquidation or reemployment of funds obtained by such Lender to fund its Loan, or from fees payable to terminate the deposits from which such funds were obtained or, in the case of any failure by the Borrower to borrow any Loan from any Funding Lender, any loss, cost or expense incurred by a Funding Lender as a result of the unwinding of any Foreign Exchange Contract entered into pursuant to Section 2.3(b)) that such Lender determines is attributable to:

(a) any optional or mandatory prepayment (including as a result of an acceleration due to an Event of Default pursuant to Section 9.1) of the Loans made by the Borrower for any reason on a date other than a Payment Date occurring on a date that is not the last day of an Interest Period, or

(b) the failure by the Borrower to borrow any Loan from any Funding Lender or Non-Funding Lender for any reason (including the failure of any of the conditions precedent specified in Article VI to be satisfied) on the Closing Date, or

(c) any failure to prepay the Loans (or any portion thereof) in accordance with a notice of prepayment under Section 3.3 or Section 3.4, as applicable.

Each Lender shall furnish to the Administrative Agent (with a copy to the Borrower) a notice setting forth the basis and amount of each request by such Lender for compensation under this Section, which notice shall provide reasonable detail as to the calculation of such loss, cost or expense, and shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).

Section 4.5 Taxes.

(a) Unless otherwise required by Applicable Law, all payments on account of the principal of and interest on the Loans, and fees and all other amounts payable under the Loan Documents by the Borrower or the Guarantors to or for the account of any Lender Party, including amounts payable under clauses (b) and (c), shall be made free and clear of and without reduction or liability for or on account of any Indemnified Taxes.

(b) The Borrower shall indemnify each Lender Party against, and reimburse each Lender Party on demand for, any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.5) paid by such Lender Party and any loss, liability, claim or expense, including interest, penalties and legal fees arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be required to indemnify any such amounts payable to any Lender Party to the extent attributable to such Lender Party’s failure to comply with the requirements of clause (e) below. Such indemnification shall be made within 30 days after the date any Lender Party makes demand therefor.

(c) If any Person (including any Obligor) making a payment under the Loan Documents on behalf of any Obligor or any Agent shall be required by Applicable Law or otherwise to deduct or withhold any Taxes from any amounts payable to any Lender Party on, under or in respect of the Loans or Loan Documents, then (i) such Person shall deduct or withhold and pay such Taxes in accordance with such Applicable Law or otherwise and (ii) if such Taxes are Indemnified Taxes, a relevant Obligor shall promptly pay the Administrative Agent (on behalf of the Lender Party entitled to such amount) such additional amounts as may be required, after the deduction or withholding of such Indemnified Taxes (including any Indemnified Taxes on any such additional amounts), to enable such Lender Party to receive on the due date therefor an amount equal to the full amount stated to be payable to such Lender Party under the Loan Documents; provided, however, that the Obligors shall not be required to increase any such amounts payable to any Lender Party to the extent attributable to such Lender Party’s failure to comply with the requirements of clause (e) of this Section 4.5 below.

(d) Upon the payment of Indemnified Taxes to any Lender Party required under this Section 4.5, the Borrower shall furnish to the Administrative Agent, within 30 days after the date that such payment is made, the original or a certified copy of a receipt evidencing payment thereof or, if such original or copy of a receipt is not available from the relevant taxing authority, other documentation of payment reasonably satisfactory to such Lender Party.

(e) Each Lender Party that is entitled under Applicable Law to an exemption from or reduction of withholding tax with respect to any payments made by (or on behalf of) any Obligor pursuant to the Loan Documents agrees (or shall be deemed to have agreed) to comply with any certification, identification, information, documentation or other reporting requirement if: (i) such compliance is required by Applicable Law as a precondition to such exemption or reduction and (ii) at least thirty (30) days before the first date with respect to which such Obligor shall apply this paragraph with respect to such requirement, such Obligor shall have notified the relevant Lender Party that such Lender Party will be required to comply with such requirement; provided that compliance with any such requirement shall not apply to the extent that it would require disclosure by any Lender Party of information that such Lender Party in good faith considers to be confidential or otherwise materially disadvantageous to disclose, would expose such Lender Party to any unindemnified cost, risk or expense or be disadvantageous to it.

(f) Should a Lender Party become subject to Indemnified Taxes and not be entitled to receive additional amounts or to be indemnified because of its failure to comply with the requirements of paragraph (e) of this Section 4.5, the Borrower shall take such steps as the Lender Party shall reasonably request at the expense of the Lender Party to assist the Lender Party to recover such Indemnified Taxes.

(g) If either Obligor reasonably determines that any Indemnified Taxes as to which it made a payment of additional amounts to a Lender Party pursuant to clause (c) were erroneously assessed, then such Obligor may notify such Lender Party of its determination thereof (along with a detailed description of the reason why such Obligor believes that such Indemnified Taxes were erroneously assessed) and request that such Lender Party refund to such Obligor the amount of such additional amounts. Upon its receipt of any such notice, and if such Lender Party determines (in good faith) that such Obligor’s determination with respect to such matter is correct, then such Lender Party shall (at the request and expense of such Obligor) reasonably cooperate with such Obligor in seeking a refund from the appropriate Governmental Authority of any such Indemnified Taxes erroneously assessed by, and paid to, such Governmental Authority.

(h) The Borrower agrees to pay all present and future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by any taxing authority that arise from any payment made by (or on behalf of) any Obligor under the Loan Documents, from the execution, delivery, enforcement or registration of the Loan Documents or from any filing, registration or recording contemplated by the Loan Documents, or otherwise in connection with the Loan Documents.

(i) If any Lender Party receives any refund which it determines in its reasonable discretion is attributable to Indemnified Taxes for which the Borrower has paid any additional amounts or indemnified amounts pursuant to this Section 4.5, then such Lender Party shall repay such refund with any interest received thereto, net of all out-of-pocket expenses of such Lender Party; provided, however, that the Borrower agrees to promptly return such refund or any portion thereof (plus penalties, interest or other charges) upon notice from such Lender Party that such refund or any portion thereof is required to be repaid to the relevant Governmental Authority. No Lender Party shall be obligated to disclose its tax return or any other information regarding its tax affairs or computations to the Borrower in connection with this clause (i) or any other provision of this Section 4.5.

ARTICLE V

COLLATERAL

Section 5.1 Collateral. The Obligations and the Guaranteed Obligations shall be secured by a perfected first-priority security interest in the Collateral.

Section 5.2 Release of Collateral. No Collateral other than the Aracruz Shares shall be released at any time (except as permitted pursuant to the Security Documents or Section 5.6) until all Obligations have been paid in full. The Aracruz Shares shall be released on the date on which all of the following conditions are first satisfied, as evidenced by a certificate of the Chief Financial Officer of Aracruz Celulose: (i) the Debt to Adjusted EBITDA Ratio as of the end of each of the then two (2) most recent Fiscal Quarters is less than 3.5:1.0, (ii) the Borrower has repaid at least 40% of the principal amount of Loans outstanding on the Closing Date and (iii) no Default or Event of Default has occurred and is continuing; provided that in no event shall such date be earlier than three (3) years and six (6) months after the Closing Date.

Section 5.3 Application of Proceeds. The proceeds of any sale or disposition of all or any part of the Collateral pursuant to the Security Documents shall be applied as follows:

(a) First, to the reimbursement of sums expended by and fees owed to any Agent pursuant to the Security Documents and to the payment of the costs and expenses incurred by any Agent with respect to such sale or disposition, or any other enforcement action pursuant to the Security Documents, including any fees, attorney’s fees, and all other expenses incurred in connection therewith;

(b) Second, to the Administrative Agent to be applied ratably to the payment in full of other Obligations; and

(c) Third, to, or at the written direction of, the pledgor or as a court of competent jurisdiction otherwise directs.

Section 5.4 The Collateral Accounts. The Obligors shall, on or before the Closing Date, have caused the Collateral Agents to establish the Export Collateral Account and any Debt Service Reserve Accounts.

Section 5.5 Export Arrangements. (a) Not later than the third (3rd) Business Day of each Interest Period (or, in the case of the first Interest Period, not later than five (5) Business Days after the Closing Date) or at any time during each Interest Period as necessary to ensure that the Specified Coverage Ratio is satisfied throughout each Interest Period, the Borrower shall deliver to the Administrative Agent (for distribution to the Lenders) a written list of all of the Receivables necessary to satisfy the Specified Coverage Ratio for such Interest Period, including, without limitation, the information with respect to such Receivables set forth in Schedule 1 to the U.S. Security Agreement, together with an acknowledgement that such Receivables are then promptly (and in no event later than five (5) Business Days thereafter) to be included on Schedule 1 to the U.S. Security Agreement. All of the Receivables so specified shall constitute Designated Receivables, and the delivery of such list to the Administrative Agent shall constitute a representation and warranty by the Borrower that, among other things, all such Designated Receivables are Eligible Receivables. Upon the written request of the Administrative Agent (as instructed by the Majority Lenders), the U.S. Collateral Agent or any Lender, the Borrower shall promptly deliver (i) copies of the Sales Agreements requested, if any, pertaining to such Designated Receivables, together with any agreements, documents and instruments executed, by the Borrower and the Eligible Offtaker party to any such Designated Receivables, (ii) a copy of a complete and correct set of documents of title requested (including, without limitation, bills of lading, commercial invoices and sight drafts) relating to the Products representing such Designated Receivables, including a Letter of Instruction executed by the Borrower pertaining to each such Receivable, and (iii) any other evidence they may reasonably request to demonstrate that such Receivables are Eligible Receivables.

(b) Aracruz Celulose shall at all times sell sufficient Products to the Borrower, and the Borrower shall at all times sell sufficient Products to Eligible Offtakers, so that there shall be Designated Receivables that are Eligible Receivables in sufficient quantities to satisfy the Specified Coverage Ratio throughout each Interest Period. No Receivable shall qualify as an Eligible Receivable for purposes of satisfying the Specified Coverage Ratio until the Borrower shall have delivered one (1) or more Letter(s) of Instructions to the Eligible Offtaker liable for payment of such Receivable.

(c) If any Event of Default exists, then the Administrative Agent (as instructed by the Majority Lenders) may, under the Export Finance Agreement, instruct Aracruz Celulose to promptly deliver Products to the Borrower, and may instruct the Borrower to promptly deliver Products, to the extent permitted by Applicable Law, to a buyer designated by the Administrative Agent (as instructed by the Majority Lenders) in exchange for such buyer’s deposit of the proceeds thereof, at market prices, into the Export Collateral Account for application in accordance with the terms hereof, until such time as such Event of Default shall no longer be continuing or all of the Loans and other amounts payable to the Lender Parties under the Loan Documents shall have been paid in full. Neither the Borrower nor Aracruz Celulose shall enter into any amendment or modification of, or grant any waiver under, the Export Finance Agreement, nor any other Export Arrangement to the extent (i) any such amendment, modification or waiver to such other Export Arrangement is adverse to any Lender Party or (ii) such Export Arrangement is then required to satisfy the Specified Coverage Ratio.

(d) With respect to each Designated Receivable, the Borrower shall deliver one (1) or more Letter(s) of Instructions to each Eligible Offtaker liable for payment of such Designated Receivable and shall use its commercially reasonable efforts to cause to be collected from each Eligible Offtaker, when due, for deposit in the Export Collateral Account, all amounts owing under such Designated Receivable. The Borrower hereby agrees that, with respect to any Letter of Instruction so delivered in connection with a Designated Receivable, it will not amend, modify, terminate or otherwise alter the instructions to make payment to the Export Collateral Account included in such Letter of Instruction without the prior written consent of the U.S. Collateral Agent. To the extent that the Borrower or any Agent (as instructed in writing by the Majority Lenders) or, in the case of any Collateral Agent, the Administrative Agent, shall at any time reasonably determine that delivery of a Letter of Instruction as set forth above is not sufficient to require the customers in any applicable jurisdiction to make payment of their Designated Receivables to the Export Collateral Account, any Agent (as instructed in writing by the Majority Lenders) or, in the case of any Collateral Agent, the Administrative Agent, may require that such customers acknowledge the Letters of Instruction or that other actions be taken to ensure that such customer(s) are so required and the collections on such Designated Receivables shall then not be considered “Tested Collections” nor shall such Designated Receivables be used to satisfy the Specified Coverage Ratio until the requesting Agent (as instructed in writing by the Majority Lenders) or, in the case of any Collateral Agent, the Administrative Agent, has confirmed to the Borrower (and the other Agents) that such requirement has been satisfied to its satisfaction. As of the date hereof, the Borrower hereby confirms that delivery of the Letters of Instruction pursuant to this Agreement alone is sufficient to create such a requirement pursuant to the Applicable Laws of the United States of America and Hungary.

(e) The Borrower and Aracruz Celulose shall ensure that each of the Sales Agreements and Export Arrangements to which it is a party and that is then being used to satisfy the Specified Coverage Ratio is in proper legal form under its governing law to ensure that it constitutes a legal, valid and binding obligation of each of the parties thereto under such law enforceable in accordance with its terms and there are no terms therein restricting or requiring the consent of the Eligible Offtaker to the assignment or transfer of, or the creation, attachment, perfection or enforcement of a security interest in the rights to payment thereunder. Each of the Borrower and Aracruz Celulose shall require that the purchase price of all Designated Receivables shall be payable solely in U.S. Dollars.

(f) If any funds are received by the Borrower or Aracruz Celulose from time to time in respect of Designated Receivables designated by the Borrower to satisfy the Specified Coverage Ratio, then the Borrower or Aracruz Celulose shall promptly (and, in any event, within four (4) Business Days) after its receipt thereof cause such funds or funds in an equal amount to be paid to the Export Collateral Account (and until so remitted, such funds shall be held in trust by such Person for the benefit of the U.S. Collateral Agent). The Borrower or Aracruz Celulose shall promptly (and, in any event, by no later than the third Business Day after any such remittance): (i) notify the Administrative Agent of each such remittance by it (or on its behalf) into the Export Collateral Account (specifying the amount and date thereof and the Designated Sales Agreement with respect to which it received such funds in respect of Designated Receivables) and (ii) deliver to the Administrative Agent evidence that it has sent a notice to the applicable customer that all future payments of Designated Receivables are to be deposited into the Export Collateral Account. Copies of the documents delivered to the

Administrative Agent under clauses (i) and (ii) shall also be delivered to the U.S. Collateral Agent. Notwithstanding the foregoing, in no event shall the operation of this clause (f) operate as a waiver of the obligation specified in Section 5.6(c).

(g) If the Majority Lenders at any time shall reasonably determine that the ability of any Eligible Offtaker listed on Schedule 2 to pay its Designated Receivables to the Export Collateral Account or any other Eligible Offtaker otherwise previously approved by the Majority Lenders has been materially adversely affected following the date of this Agreement or the date such Eligible Offtaker is included on Schedule 2 or approved by the Majority Lenders, as the case may be, then the Majority Lenders or any Agent (acting with Majority Lender consent) may deliver a notice of such determination to the Borrower. Upon receipt of such notice by the Borrower, such Eligible Offtaker shall no longer be deemed to be an Eligible Offtaker, unless the Designated Receivables of such Eligible Offtaker are otherwise covered by a Credit Insurance Policy or an Acceptable Letter of Credit or such Eligible Offtaker makes payment on a cash-against-documents or on a pre-shipment basis.

(h) Notwithstanding anything herein to the contrary, the Borrower shall be permitted to deposit amounts in cash in the Export Collateral Account during any Interest Period.

(i) If no Default or Event of Default exists and is continuing, then the U.S. Collateral Agent shall, at the written direction of the Borrower from time to time (including by facsimile or electronic communication), cause the funds in the Export Collateral Account to be invested or reinvested in one (1) or more Permitted Investments selected by the Borrower; provided that in no event shall the U.S. Collateral Agent: (i) have any responsibility whatsoever as to the validity or quality of any Permitted Investment, (ii) be liable for the selection of Permitted Investments or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Permitted Investment before its stated maturity or the failure of the Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. It is acknowledged and agreed that the Borrower is permitted to instruct the U.S. Collateral Agent only to (x) invest in Permitted Investments as described in this Section 5.5(i) and only to (y) request, in writing only, the U.S. Collateral Agent to determine the balance in the Export Collateral Account pursuant to Section 5.6(a), and for no other purposes. Notwithstanding anything else in the Loan Documents to the contrary, in no event shall any such Permitted Investment (other than an investment in a mutual fund) mature later than the New York Business Day before the next Payment Date to the extent such funds are needed in order to make payments due on the next Payment Date (and investments in mutual funds shall, except to the extent that there is no need to use funds therein in order to make payments due on the next Payment Date pursuant to Section 5.6(a)(iii), be liquidated by the U.S. Collateral Agent on such previous New York Business Day); provided that any such investments made during the existence of a Default other than an Event of Default shall either mature by no later than the last day of the shortest cure period for all such existing Defaults or be Permitted Investments that are investments in mutual funds.

Section 5.6 Releases from the Export Collateral Account. Subject to the provisions of this Section 5.6, the U.S. Collateral Agent shall apply the collected credit balance of the Export Collateral Account in accordance with the written direction of the Administrative Agent.

(a) On the first Business Day of any Interest Period, and thereafter on a weekly basis, or at any other time upon the written request of the Borrower or the Administrative Agent on any Business Day on which the U.S. Collateral Agent is open, the U.S. Collateral Agent shall determine the balance in the Export Collateral Account (such sum, the “Export Collateral Account Balance”), and notify the Borrower and the Administrative Agent of such Export Collateral Account Balance, together with details of any deposits made since the date of the last such notice sent to the Borrower. If the Export Collateral Account Balance exceeds the Export Collateral Account Release Amount, and if no Default or Event of Default then exists or would result therefrom, then, upon written request of the Borrower, the Administrative Agent shall direct the U.S. Collateral Agent in writing to (by no later than two (2) Business Days following the receipt of such written request) instruct the Export Collateral Account intermediary to release from the Export Collateral Account and remit to the Borrower an amount not greater than the difference between the Export Collateral Account Balance and the Export Collateral Account Release Amount. Notwithstanding the above, the Administrative Agent may, upon written request of the Borrower, at any time during each Interest Period, notify the U.S. Collateral Agent to retain in the Export Collateral Account all or any portion of such amounts (all such amounts so retained being the “Carry-over Amounts”) for application to the payment of the Debt Service Amount for the next Payment Date.

(b) Without limiting the obligations of the Borrower hereunder and under the other Loan Documents, on each Payment Date (or earlier to the extent necessary to pay any portion of the Debt Service Amount payable before such Payment Date) the U.S. Collateral Agent is irrevocably authorized and directed to instruct the Export Collateral Account intermediary to debit the Export Collateral Account in accordance with the U.S. Account Control Agreement and deliver such funds to (or at the written instruction of) the Administrative Agent for application to the payment of the Debt Service Amount for such Payment Date (or such portion on such earlier date) pursuant to Section 3.5. All such amounts shall be applied by the Administrative Agent (in each case on a pro rata basis to the recipients thereof based upon the amounts then owed to them) in accordance with Section 5.3.

(c) If as of the close of the U.S. Collateral Agent’s business on the tenth (10th) Business Day before any Payment Date the Administrative Agent notifies the U.S. Collateral Agent that the credit balance of the Export Collateral Account is less than the Debt Service Amount for such Payment Date, then the U.S. Collateral Agent shall so notify the Obligors and the Obligors shall (by no later than the third (3rd) Business Day before such Payment Date) pay or cause to be paid to the Export Collateral Account an amount in U.S. Dollars in immediately available funds at least equal to such shortfall.

(d) At any time that a Default exists, the amounts credited to the Export Collateral Account shall not be released to the Borrower but shall be retained in the Export Collateral Account in each case for so long as any Default exists (or until applied in accordance with clause (b) above or Section 5.7), all upon the written instructions of the Administrative Agent.

Section 5.7 Remedies During Events of Default. While an Event of Default exists:

(a) upon written instructions from the Administrative Agent (acting at the direction of the Majority Lenders), the U.S. Collateral Agent shall apply or direct the application of any cash balance then on deposit in the Export Collateral Account, to the payment of any of the obligations of the Obligors under the Loan Documents then due and unpaid (including any amounts accelerated pursuant to Section 9.1), all as set forth in the written instructions from the Administrative Agent (acting at the direction of the Majority Lenders) in accordance with Section 5.3, and

(b) the U.S. Collateral Agent shall, upon the written instructions of the Administrative Agent (acting at the direction of the Majority Lenders), liquidate any Permitted Investments made with funds from the Export Collateral Account and apply or cause to be applied the proceeds thereof in the manner described in clause (a) above.

Section 5.8 Certain Rights and Duties of the Collateral Agents. (a) Without prejudice to Section 5.6 and Section 5.8(b), the Collateral Agents shall take such steps as may be instructed in writing by the Administrative Agent (acting at the direction of the Majority Lenders) from time to time with respect to the Collateral; provided that neither Collateral Agent shall be required to take any action that it reasonably considers to be contrary to Applicable Law or the Loan Documents to which it is a party or that it believes would subject it to personal liability.

(b) Neither Collateral Agent shall be liable for any action taken or omitted by it with respect to the Collateral on the written instructions of the Administrative Agent, except if such action was taken or omitted as a result of such Collateral Agent’s own gross negligence or willful misconduct. The Collateral Agents shall follow the written requests, instructions and directions of the Administrative Agent or the Borrower, and shall disregard any request, instruction or direction from any other Person. In the event either Collateral Agent receives any request, instruction or direction from any Person other than the Administrative Agent which conflicts with a written request, instruction or direction from the Administrative Agent, such Collateral Agent shall proceed in accordance with the written request, instruction or direction from the Administrative Agent, and such Collateral Agent shall not have any duty or responsibility to ascertain whether any such instructions are consistent with this Agreement or the other Loan Documents. Each Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any document that it believes to be genuine and to have been signed or presented by or on behalf of the proper party. Without limiting any other provision of this Agreement, none of the Agents shall have any responsibility or liability with respect to the perfection or priority of any security interest created by this Agreement, the U.S. Security Agreement or any other Loan Document. None of the Agents makes any representation or warranty as to the value or condition of the Collateral, or any part thereof, as to the title of any Obligor or any other Person thereto or as to the validity, execution, enforceability, legality or sufficiency of this Agreement, or the other Loan Documents, and none of the Agents shall incur any liability or responsibility in respect of any such matters.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent. The occurrence of the Closing Date is subject to the satisfaction of each of the following conditions precedent, and the receipt by the Administrative Agent and, in the case of paragraph (f) the Collateral Agents, of the following documents, each in form and substance satisfactory to each Lender (who shall so confirm on or before the Closing Date):

(a) Export Prepayment Agreement and Secured Loan. This Agreement shall have been duly executed and delivered by the parties hereto.

(b) Notes. Each Lender shall have received its Note, duly executed by the parties thereto.

(c) Fee Letters. The Fee Letters, duly executed and delivered by the parties thereto.

(d) Export Collateral Account and Debt Service Reserve Accounts. Evidence of the establishment of the Export Collateral Account and of the Debt Service Reserve Accounts.

(e) Corporate Documents. Certified copies of (a) the articles of incorporation and (b) the estatuto sociais, contrato sociais, by-laws or other similar documents of each Obligor, and of documents (including, if necessary, appropriate resolutions of the Board of Directors or similar body of each Obligor, and, if necessary, shareholder or similar approval) evidencing the due authorization by it of the performance of the Loan Documents to which it is a party.

(f) Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the individuals who have executed the Loan Documents and other documents contemplated hereby on behalf of such Obligor.

(g) Opinions of Counsel.

(i) an opinion, dated the Closing Date, of Wald Associados Advogados, special Brazilian counsel to the Obligors;

(ii) an opinion, dated the Closing Date, of White & Case LLP, special Hungarian counsel to the Obligors;

(iii) an opinion, dated the Closing Date, of White & Case LLP, special U.S. counsel to the Obligors;

(iv) an opinion, dated the Closing Date, of Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to the Lenders;

(v) an opinion, dated the Closing Date, of Gárdos, Füredi, Mosonyi, Tomori, special Hungarian counsel to the Lenders; and

(vi) an opinion, dated the Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Lenders.

(h) Process Agent Acceptance. A letter from the Process Agent indicating its consent to its appointment as process agent for each Obligor and accepting its appointment as process agent for each Obligor in connection with the transactions contemplated by the Loan Documents (other than the Credit Insurance Policy and the Letters of Instruction) to which it is a party.

(i) Fees. Evidence of payment of the fees and expenses then due and payable under Section 2.5 and Section 12.4; provided that the applicable invoices under Section 12.4 are delivered to the Borrower at least two (2) Business Days prior to the date hereof.

(j) Advisor Fees. Evidence of payment of the fees and expenses then due and payable under each of the Advisor Fee Letters; provided that the applicable invoices are delivered to Aracruz Celulose at least two (2) Business Days prior to the Closing Date.

(k) Past Due Interest and Interest on Lender Bilateral Debt. (i) Evidence of payment of all interest on each Terminated Derivative Obligation accrued from (A) with respect to the U.S. Dollar-denominated Terminated Derivative Obligations, May 1, 2009 and (B) with respect to Real-Denominated Obligations, May 4, 2009, in each case until the Closing Date (in amounts calculated pursuant to the formula set forth on Schedule 11) and (ii) evidence of payment of all accrued and unpaid interest on Lender Bilateral Debt until the Closing Date.

(l) Regulatory Information. All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations, including, without limitation, Anti-Terrorism Laws.

(m) Security Documents. Each of the Security Documents, duly authorized, executed and delivered by the parties thereto, together with evidence of the taking of all such other action as may be required, in the opinion of counsel, under the laws of Brazil, the United States and Hungary to perfect the Liens created by the Security Documents as first priority Liens, including:

(i) completed requests for information, dated on or before the Closing Date, listing all effective UCC financing statements or other appropriate documents filed or recorded in the jurisdictions referred to above that name any Obligor as debtor, together with copies of such financing statements or other documents;

(ii) evidence of the completion of all other recordings and filings in the jurisdictions referred to above or with respect to each of the Security Documents required by Applicable Law in order to perfect and protect the Liens created thereunder;

(iii) evidence of the release by BNDES of its first priority mortgage on the Barra do Riacho Plants in exchange for a mortgage on the plants and land owned by Aracruz Celulose as of the date of this Agreement located in the city of Guaíba, State of Rio Grande do Sul, Brazil (the “BNDES Release”); and

(iv) evidence that all other actions that any Lender may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens and security interests created in the jurisdictions referred to above under each of the Security Documents has been taken.

(n) Export Finance Agreement. The Export Finance Agreement, duly authorized, executed and delivered by the parties thereto.

(o) Brazilian Guarantee. The Brazilian Guarantee, duly authorized, executed and delivered by the parties thereto.

(p) Alicia Lease. The duly authorized and executed lease agreement between Alicia and Aracruz Celulose delivered to the Administrative Agent and the Lenders providing for the lease by Aracruz Celulose of the Barra do Riacho Plants, which lease shall be in the Portuguese language and in form and substance reasonably satisfactory to the Lenders and, by its terms, shall be terminable by the Administrative Agent (acting at the direction of the Majority Lenders) upon the occurrence and during the continuation of an Event of Default under Section 9.1(a) or an Acceleration Event without any cost or penalty (such agreement, the “Alicia Lease).

(q) Appraisals of Barra do Riacho Collateral. The Administrative Agent shall have received an appraisal in respect of the Barra do Riacho Collateral from Pöyry dated as of October 27, 2008, in the Portuguese language, which was prepared at the sole cost of Aracruz Celulose.

(r) Notice of Borrowing. The Administrative Agent shall have received the Notice of Borrowing duly executed by the Borrower no later than 11:00 a.m. New York City time on the date that is three (3) New York Business Days prior to the Closing Date.

(s) Approvals. Except as set forth in Section 7.4, the Administrative Agent and the Lenders shall have received copies of all licenses, consents, authorizations and approvals of, and notices to and filings, and registrations with, any Governmental Authority (other than the Central Bank to the extent such approvals are permitted hereunder to be delivered after the Closing Date), and of all third-party consents and approvals, if any, required in connection with the making, execution, delivery and performance by each Obligor of the Loan Documents to which it is a party.

(t) Representations and Warranties. All representations and warranties made by any Obligor in any Loan Document shall be true and correct on and as of the Closing Date.

(u) Default. No Default or Event of Default shall exist or would result therefrom.

(v) Certificate. A certificate signed by the Chief Financial Officer of Aracruz Celulose, on behalf of Aracruz Celulose and each other Obligor and dated as the Closing Date, to the effect that, both before and after giving effect to such Borrowing: (i) all representations and warranties made by Aracruz Celulose and by any other Obligor, contained in each of the Loan Documents are true and correct in all material respects on and as of such date (it being understood that any representation or warranty which by its terms is made as of a specific date shall be required to be true and correct only as of such specified date), (ii) Aracruz Celulose and each other Obligor are in compliance with all of their respective covenants and agreements contained in any Loan Document, (iii) no Default or Event of Default exists and (iv) the documents delivered in connection with

Section 6.1(s) represent all necessary licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (other than the Central Bank) required in connection with its or the other Obligors’ performance of their respective obligations under this Agreement.

(w) Legal Matters. No Applicable Law shall, in the reasonable judgment of any Lender, restrain, prevent or impose materially adverse conditions upon the transactions contemplated hereby and under the Loan Documents (including the Export Arrangements) and all corporate and other proceedings, and all documents and other legal matters in connection with the transactions contemplated hereby and under the Loan Documents (including the Export Arrangements), shall be satisfactory in form and substance to each Lender.

(x) No Material Adverse Change. Since December 31, 2008, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(y) Other Bilateral Debt. The restructuring or Refinancing, if any, of Other Bilateral Debt, shall have been performed in compliance with the Other Bilateral Debt Restructuring Conditions and Aracruz Celulose shall have provided a certificate signed by the Chief Financial Officer of Aracruz Celulose to such effect.

(z) Instruction Letters and Foreign Exchange Contracts. Each Funding Lender shall have received (i) any and all documentation necessary for such Funding Lender or its Affiliates, as the case may be, to open an Aracruz Trading Funding Account and an Aracruz Celulose On-Shore Account, (ii) an Aracruz Trading Payment Order and Aracruz Celulose Instruction Letter, in each case in form and substance acceptable to such Funding Lender in its sole discretion and (iii) an executed Foreign Exchange Contract in form and substance acceptable to such Funding Lender in its sole discretion.

(aa) No Litigation. No litigation, action, suit, investigation, claim or proceeding shall be pending or, to the knowledge of any Obligor, threatened with respect to this Agreement or any other Loan Document, or the transactions contemplated hereby, or which could reasonably be expected to have a Material Adverse Effect.

(bb) Credit Insurance Policy. A copy of the Credit Insurance Policy, executed by the parties thereto.

(cc) Other. Such other documents and other conditions as any Lender may reasonably request in connection with this Agreement and the other Loan Documents.

Section 6.2 Satisfaction of Conditions Precedent. All of the certificates, legal opinions and other documents and papers referred to in this Article VI, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and make the Loans hereunder, each of the Obligors makes the following representations and warranties as set forth in relation to it, all of which shall survive the execution and delivery of this Agreement and the Notes, to the Lender Parties on the Effective Date and on the Closing Date, provided that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct only as of such specified date:

Section 7.1 Existence, Power and Authority. Each of the Obligors: (i) is a corporation or a limited liability company, as the case may be, duly organized, validly existing and, to the extent applicable under the laws of its jurisdiction of organization, in good standing under the laws of such jurisdiction of organization, (ii) has all requisite corporate power, and has all material Governmental Approvals, necessary to own or lease its Properties and assets and carry on its business as now being or as proposed to be conducted and to do all things necessary or appropriate in respect of its business, except where failure to have such Governmental Approvals (in the aggregate) is not reasonably likely to have a Material Adverse Effect, (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions in which the ownership, leasing or operation of its property or the nature of the business conducted by it makes such qualification necessary, except where failure to so qualify (in the aggregate) is not reasonably likely to have a Material Adverse Effect and (iv) has full power, authority and legal right to make, execute, deliver and perform its obligations under each of the Loan Documents, to which it is a party and has taken all corporate or other action necessary to authorize the making, execution, delivery and performance by it of each such Loan Document as has been executed and delivered as of each date this representation and warranty is made.

Section 7.2 Subsidiaries.

(a) Set forth on Part (a) of Schedule 12 hereto is a complete and accurate list of all Subsidiaries of each Obligor, showing as of the Effective Date (as to each Obligor and to each such Subsidiary) the jurisdiction of its incorporation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Capital Stock authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Capital Stock owned (directly or indirectly) by such Obligor and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Capital Stock in each Obligor’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Obligor or one or more of its Subsidiaries free and clear of all Liens, except those created hereunder or under the Security Documents.

(b) No Obligor has any Capital Stock of any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 12.

(c) The ownership interest in each of the Subsidiaries of each Obligor represents a direct or indirect controlling interest by such Obligor for purposes of directing or causing the direction of the management and policies of such Subsidiary.

(d) Alicia has no Debt other than Debt arising under the Loan Documents.

(e) The aggregate revenues or assets of the direct or indirect Subsidiaries of Aracruz Celulose that are not Material Subsidiaries do not exceed any threshold under the definition of “Material Subsidiary” that, if exceeded, would render such Subsidiaries a “Material Subsidiary” if such Subsidiaries were treated as a single Subsidiary. Each of the Subsidiaries of Aracruz Celulose (other than Portocel), the absence of which would have a material adverse effect on the business of the Aracruz Parties taken as a whole, is an Initial Guarantor.

Section 7.3 Due Authorization, Etc. The execution, delivery and performance by each Obligor of the Loan Documents and Export Arrangements to which it is or is to be a party have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not: (i) contravene its Organizational Documents, (ii) violate any Applicable Law, judgment, award, injunction or similar legal restriction in effect or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or other contractual restriction binding upon or affecting it, any of its Subsidiaries or controlling shareholders, or any of its or their respective Properties, or (except pursuant to the Loan Documents) result in the creation of any Lien on any of its or their Properties. No Obligor nor any of its Subsidiaries is in violation of any such Applicable Law, judgment, award, injunction (except to the extent that any such violation is not reasonably likely to have a Material Adverse Effect) or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument. No provision of any Applicable Law imposes material adverse conditions upon the Loan Documents, the Export Arrangements or any of the Obligors’ obligations thereunder.

Section 7.4 No Additional Authorization Required. Except for: (a) those Brazilian Governmental Approvals and documents required to be obtained in connection with the shipping of Products by Aracruz Celulose to the Borrower from Brazil under the Export Finance Agreement, which the Obligors have no reason to believe would not be obtained in due course and time; (b) the registration of the Restated ROFs with the Central Bank and the registration of the schedules of payment within the Restated ROFs with the Central Bank that will enable Aracruz Celulose to make remittances from Brazil with respect to the Export Finance Agreement between the Borrower and Aracruz Celulose (the “Schedules of Payment”), (c) any further authorization from, notice to or registration with, the Central Bank that will enable Aracruz Celulose to make payments under the Export Finance Agreement between the Borrower and Aracruz Celulose (i) that are not specifically covered by the Restated ROFs, and the respective Schedules of Payment, or (ii) on a date which is after the 120th day from the original, scheduled principal repayment date of such payment, (d) the filing of a UCC financing statement with the Recorder of Deeds in the District of Columbia naming the Borrower as debtor and the U.S. Collateral Agent as secured party, (e) the filing of a UCC financing statement with the Recorder of Deeds in the District of Columbia naming Aracruz Celulose as debtor and the U.S. Collateral Agent as secured party, (f) the filing of the Barra do Riacho Security Documents with the competent Real Estate Registries, as well as the filing of a Portuguese sworn translation of this Agreement, the U.S. Security Agreement and each other Brazilian Security Document with the competent Brazilian Registry of Deeds and Documents, (g) the registration of the pledges created under the Aracruz Share Pledge Agreement and the Alicia Share Pledge Agreement in the relevant Share Registry Book of each of Aracruz and Alicia and (h) the consummation of the

BNDES Release, all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals required for (x) the due execution, delivery and performance by each of the Obligors of the Loan Documents and the Export Arrangements to which it is a party, (y) the legality, validity or enforceability of the Loan Documents and the Export Arrangements and (z) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) and the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, have been obtained and are in full force and effect and true copies thereof have been provided to the Administrative Agent.

Section 7.5 Legal Effect. This Agreement and each other Loan Document to which it is a party have been duly executed and delivered by each Obligor, and are legal, valid and binding obligations of such Obligor, enforceable against such Obligor, in accordance with their terms, in each case, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, falência or other similar laws relating to or affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

Section 7.6 Financial Statements.

(a) Each of Aracruz Celulose and the Borrower has furnished to the Lender Parties its audited consolidated balance sheet as of December 31, 2008, and the related statements of income, stockholders’ equity and changes in financial position for the fiscal year ending on that date, in each case reported on by Deloitte. Such financial statements are complete and correct and present fairly, in all material respects, the financial position of such Person and its consolidated Subsidiaries as at such date and their results of operations and changes in financial position for such periods, all in accordance with GAAP.

(b) None of Aracruz Celulose nor any of its consolidated Subsidiaries has any material contingent liabilities unusual forward or long-term commitments or unrealized losses, except as disclosed in the financial statements referred to in paragraph (a) above or the notes thereto; and

(c) Since December 31, 2008, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.7 Ranking; Priority. The obligations of each Obligor under the Loan Documents and the Export Arrangements to which it is a party constitute, and will at all times constitute, direct and unconditional general obligations of such Obligor and rank and will at all times rank at least pari passu in right of payment with all other present and future unsubordinated Debt of such Obligor; it being understood that such other Debt (other than in the case of Alicia, which may not incur any Debt) may be secured by Liens as permitted by Section 8.6 (and, as such, may have a prior claim to the Properties subject to such Liens) but no other Debt or other obligations shall benefit from Liens on the Rights or, except as expressly permitted herein, the Collateral.

Section 7.8 No Actions or Proceedings. There is no litigation, action, suit, investigation, claim, arbitration or other proceeding pending or, to the knowledge of each Obligor, threatened against such Obligor or any of its Subsidiaries by or before any Governmental Authority or arbitrator that: (i) in the aggregate, has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity, binding effect or enforceability of any of the Loan Documents or the transactions contemplated hereby.

Section 7.9 Commercial Activity; Absence of Immunity. Each of the Obligors is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the making and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts. None of the Obligors nor any of their respective Properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in connection therewith, arising under the Loan Documents.

Section 7.10 Existing Debt.

(a) Set forth on Schedules 3(a), 3(b) and 3(c) hereto is a complete and accurate list of all Terminated Derivative Obligations, Lender Bilateral Debt and Other Bilateral Debt (other than Working Capital Debt), respectively.

(b) Set forth on Schedule 3(d) hereto is a complete and accurate list of all Intercompany Debt, specifying the parties thereto and outstanding principal amounts and pricing terms thereof.

(c) Aracruz Celulose’s Working Capital Debt does not on a consolidated basis, exceed the Working Capital Cap (or its equivalent).

Section 7.11 Taxes. Each of the Obligors has filed all material tax returns required to be filed by it (taking into account any applicable extensions) and has paid all Taxes shown to be due thereon and payable except such as are being contested in good faith by appropriate proceedings or would not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Legal Form. (a) Each of the Loan Documents is (or upon its coming into existence will be) in proper legal form under its governing law for the enforcement thereof in accordance with their respective terms against the Obligors thereto; provided that, for the admissibility in evidence of any Loan Document before Brazilian courts: (i) the signatures of the parties signing such document outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate; and (ii) each of the Loan Documents executed in English must be translated into Portuguese by a sworn translator and filed with the competent Brazilian Registry of Deeds and Documents; provided further that, for the admissibility in evidence of any Loan Document before Hungarian courts: (x) the signatures of the parties signing such document outside Hungary must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Hungarian consular officer at the competent Hungarian consulate; and (y) such document must be translated into Hungarian by a sworn translator. Subject to the preceding sentence, all formalities required in Hungary and/or Brazil for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of each Loan Document have been accomplished, and no Taxes are required to be paid for the validity and enforceability thereof except, in the case of enforcing any Loan Document in Brazil or Hungary, as the case may be, the litigating party (plaintiff) will have to post security or a performance bond to secure the costs of the proceeding and the fees of the opposite party’s (defendant) lawyer as required by Article 835 of the Brazilian Civil Procedure Code or as required by Articles 89 – 92 of the Hungarian Civil Procedure Code, as the case may be.

(b) It is not necessary in order for any Lender Party to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Obligors of the Loan Documents, that any Lender Party be licensed or qualified with any Brazilian or Hungarian Governmental Authority or be entitled to carry on business in any jurisdiction.

(c) Any certificate signed by any officer of any Obligor and delivered to the Administrative Agent (or its counsel) in connection with the Loans and this Agreement shall be deemed a representation and warranty by such Obligor, as to matters covered thereby, to each Lender Party.

Section 7.13 Full Disclosure. The information, reports, financial statements, certificates, exhibits and schedules furnished from time to time in writing by (or on behalf of) any Obligor to any Agent or any Lender in connection with the Loan Documents or delivered hereunder or pursuant thereto do not and will not contain any material misstatement of fact or, taken as a whole, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the date as of which such information is stated or certified, provided that, with respect to any projected financial information or appraisals that were prepared by or on behalf of any Aracruz Party in connection with the transactions contemplated herein and delivered by an Aracruz Party to the Administrative Agent and the Lenders prior to the Closing Date (“Projections”), each Obligor represents only that such Projections were prepared in good faith based on assumptions believed to be reasonable at the time of their preparation. There are no facts or circumstances known to each of the Obligors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that have not been disclosed to the Lender Parties.

Section 7.14 Security Interest. The Loan Documents provide, and will provide so long as any Loan is outstanding, the U.S. Collateral Agent (on behalf of the Lender Parties) with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral (as defined in the U.S. Security Agreement) to which Article 9 of the UCC is applicable under the laws of the United States as security for the payment and performance of the Obligations and Guaranteed Obligations. No action must be taken in Hungary to ensure that the Liens on all of the Collateral (to the extent set forth in the immediately preceding sentence) are effective, valid, legally binding and enforceable under Hungarian law other than reporting the existence of the Collateral to the Hungarian liquidator in case of any Obligor’s liquidation. The U.S. Collateral Agent’s security interests described above will be, as of the Closing Date (and, with respect to all subsequently acquired Collateral, will be when so acquired) superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise. Upon the filing of the Barra do Riacho Security Documents, each Brazilian Security Document, the consummation of the BNDES Release and the recordation of the pledges created under the Aracruz Share Pledge Agreement and the Alicia Share Pledge Agreement in the relevant Share Registry Book, all necessary action will have been taken as of the Closing Date under the applicable laws of Brazil to establish and perfect the Brazil Collateral Agent’s first priority rights in all collateral pledged thereunder.

Section 7.15 Title to Assets; Liens. Except for Permitted Liens and other Liens permitted pursuant to Section 8.7, each of the Obligors: (x) has good and marketable title to, or lawfully possesses a valid and subsisting leasehold estate in, all Property or assets material to its business (including good and marketable title to: (i) with respect to the Borrower, all of the Rights pledged by it under the Loan Documents, (ii) with respect to Alicia, the Barra do Riacho Plants; (iii) with respect to Aracruz Celulose, the Associated Property, and (iv) with respect to the Borrower, before its sale thereof, all Products (and related Receivables) that become a part of the Rights) purported to be owned by it, free and clear of all Liens, and holds such title and all of such Property or asset in its own name and not in the name of any nominee or other Person and (y) except pursuant to the Loan Documents, is not restricted by its Organizational Documents, contract, Applicable Law or otherwise from creating Liens on any of the Rights pledged by it under the Loan Documents. Each Aracruz Party has insured the Properties (including the Barra do Riacho Collateral) used or useful in its business in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 7.16 Intellectual Property. Each Aracruz Party owns, or is licensed to use, all material trademarks, trade names, copyrights, patents, patents applications and other intellectual property necessary for the conduct of its business as presently conducted, and the use thereof by any Aracruz Party does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Customers; Eligible Offtakers.

(a) Prior to the Effective Date, none of the top five (5) customers of the Aracruz Parties on a consolidated basis, determined by revenues received from the sale of Products or services during the Fiscal Year ended December 31, 2008, nor any Eligible Offtaker has (i) terminated or required any material adverse amendment to any of its respective material contracts with Aracruz Celulose or the Subsidiary of Aracruz Celulose party thereto, or otherwise altered in writing, or, to any Obligor’s knowledge, delivered written notice of an intention to alter its relationship with Aracruz Celulose or the Subsidiary of Aracruz Celulose party thereto in any material adverse respect or (ii) failed to extend or renew any such material contract to the extent such material contract was expressly extendable or renewable by its terms or the terms of such material contract otherwise expressly contemplated an extension or renewal thereof.

(b) During each Fiscal Quarter of the 2008 Fiscal Year, the Borrower generated Receivables from the sale of Products to Eligible Offtakers in excess of U.S.$180 million (or its equivalent).

Section 7.18 No Default. No Default or Event of Default exists, except for any Defaults under Other Bilateral Debt, Lender Bilateral Debt or Additional Bilateral Debt, which Defaults will no longer exist as of the Closing Date.

Section 7.19 Compliance. Each Obligor is in compliance with its Organizational Documents and all Applicable Laws, orders of any Governmental Authority applicable to it or its Property and all indentures and all material agreements and other material instruments binding on it or its Property, except where failure to comply with any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 7.20 Solvency. Immediately after giving effect to the consummation of the transactions contemplated in the Loan Documents on the Closing Date, (a) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) no Obligor will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after such date.

Section 7.21 Hedging Guidelines. The Aracruz Hedging Guidelines attached hereto as Schedule 13 have been approved by the Board of Directors of Aracruz Celulose and are currently in effect.

Section 7.22 Labor Matters. None of the Obligors is a party to any labor dispute that could reasonably be expected to have a Material Adverse Effect, and there are no strikes, walkouts, lockouts or slowdowns against any Obligor pending or, to the knowledge of any Obligor, threatened. There is no unfair labor practice complaint pending against any of the Obligors or, to the knowledge of any of the Obligor, threatened against any of them that could reasonably be expected to have a Material Adverse Effect. There is no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending against any of the Obligors or, to the knowledge of any of the Obligors, threatened against any of them that could reasonably be expected to have a Material Adverse Effect.

Section 7.23 Environmental Matters.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) Each of the Obligors and their respective businesses, operations and property are in compliance with, and each of the Obligors have no liability under, any applicable Environmental Law;

(ii) Each of the Obligors has obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing; and

(iii) Except for the Environmental Claims described in Schedule 17, there is no material Environmental Claim pending or, to the knowledge of each of the Obligors,

threatened, against any of the Obligors, or relating to the Property owned, leased or operated by any of the Obligors or their predecessors in interest or relating to the operations of any of the Obligors, and to their knowledge, there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim.

(b) There is no material Environmental Claim pending or, to the knowledge of Aracruz Celulose or Alicia, threatened, relating to the Barra do Riacho Collateral and to their knowledge there are no material actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim relating to the Barra do Riacho Collateral.

Section 7.24 Federal Reserve Regulations. None of the Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System, or that entails a violation by the Obligor of any other regulations of the Board of Governors of the U.S. Federal Reserve System. The pledge of the Aracruz Shares and the Alicia Shares pursuant to the Security Documents does not violate such regulations.

Section 7.25 Investment Company Act. None of the Obligors is required to register as an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 (the “1940 Act”), as amended. Neither the borrowing of any Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents will violate any provision of the 1940 Act or any rule, regulation or order of the U.S. Securities and Exchange Commission promulgated thereunder.

Section 7.26 Availability and Transfer of Foreign Currency. Except as set forth in Section 7.4, each of the Obligors has obtained all foreign exchange control approvals or other authorizations by the government of Brazil or any Governmental Authority thereof as are required to assure the availability of U.S. Dollars to enable such Obligor to perform all of its obligations under each Loan Document to which it is a party in accordance with the terms thereof. Except as set forth in Section 7.4, there are no restrictions or requirements currently in effect that limit the availability or transfer of foreign exchange for the purpose of the performance by such Obligor of its respective obligations under this Agreement or any other Loan Document to which such Obligor is a party.

Section 7.27 Anti-Terrorism Laws.

(a) No Aracruz Party nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Aracruz Party nor any of its Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of,- any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Obligor, nor to the knowledge of any Obligor, any of such Obligor’s Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 7.28 UCC Matters. No Obligor: (a) has a place of business in the United States with the exception of Aracruz Celulose (USA) Inc., (b) has used any trade names, assumed names or prior corporate names within the last five (5) years, (c) has changed its corporate structure or jurisdiction of organization within the last five (5) years, and (d) has any “notice of an adverse claim” (within the meaning of Section 8-105 of the UCC) with respect to the Collateral (as defined in the U.S. Security Agreement). Neither the Applicable Laws of Brazil nor the Applicable Laws of Hungary require that information concerning the existence of a non-documented (i.e., not documented by means of a title or instrument) and non-possessory security interest in the Collateral (as defined in the U.S. Security Agreement) be made generally available in a filing, recording or registration system as a condition or result of the security interest’s obtaining priority over the rights of a lien creditor with respect to the Collateral covered thereby.

ARTICLE VIII

COVENANTS OF THE OBLIGORS

Section 8.1 Corporate Existence; Inspection; Books and Records. (a) Except to the extent otherwise permitted pursuant to Section 8.12, each of the Obligors shall, and Aracruz Celulose shall cause any other Material Subsidiary to, preserve and maintain its legal existence and obtain and maintain all Governmental Approvals, rights, privileges, licenses and franchises necessary for the maintenance of its corporate existence and, to the extent applicable under the laws of its jurisdiction of organization, its good standing.

(b) At least once per calendar year, and at any other time during the existence of any Default or Event of Default, each of the Obligors shall, and Aracruz Celulose shall cause each of its Material Subsidiaries (other than Portocel) to, permit representatives of any Lender Party, during normal business hours, at the cost and expense of such Obligor with respect to one representative of the Lender Parties located in Brazil, and without limitation during any Default or Event of Default and (except during the existence of a Default or Event of Default) following at least five (5) Business Days’ notice, to examine, copy and make extracts from its books and records, to inspect any of its Properties and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender Party; provided that visitations shall be limited to the information necessary to evaluate the Obligors’ ability to perform their respective obligations under the Loan Documents, and the Lender Parties shall treat any such information as Confidential Information.

(c) Each of the Obligors shall, and Aracruz Celulose shall cause each of its Material Subsidiaries and Veracel to: (i) engage internationally recognized independent accountants to audit its financial statements; and (ii) maintain a system of accounting in which full and correct entries shall be made of all of its financial transactions, assets and liabilities in accordance with GAAP.

(d) No Obligor shall, and Aracruz Celulose shall cause each other Material Subsidiary not to, amend, modify or otherwise change any of its estatutos sociais, contratos sociais, by-laws or other similar documents in any way that would adversely affect the Lender Parties without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Majority Lenders.

(e) No Obligor shall, and Aracruz Celulose shall cause each of its Material Subsidiaries not to, take any action, or conduct its affairs in a manner, that would reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in its assets and/or liabilities being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 8.2 Compliance; Insurance. Each of the Obligors shall, and Aracruz Celulose shall cause each other Aracruz Party to: (i) comply with the requirements of all Applicable Laws (including all Environmental Laws and export regulations) and orders of any Governmental Authority, (ii) comply with all material contractual obligations applicable to it, except in the case of clauses (i) and (ii) of this Section 8.2 where failures to do so (in the aggregate) could not reasonably be expected to have a Material Adverse Effect and where (and for so long as) the necessity of compliance therewith is being contested in good faith by appropriate proceedings, (iii) timely file all required tax returns required to be filed by it and pay and discharge at or before maturity all of its material obligations (including tax liabilities, except where the same are contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP or where the failure to pay or discharge such obligations or liabilities could not (in the aggregate) reasonably be expected to have a Material Adverse Effect) and (iv) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, and keep such Property

(including, without limitation, the Barra do Riacho Collateral) insured by insurers of recognized financial responsibility in such amounts as are prudent and customary in the businesses in which it operates, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect (other than with respect to the Barra do Riacho Collateral with respect to which no such exception shall apply). Prior to the Closing Date, the Obligors shall (at the Obligors’ expense) cause the Brazil Collateral Agent, on behalf of the Lenders, (and shall accordingly provide the Brazil Collateral Agent with instructions necessary) to become, and shall at all times maintain the Brazil Collateral Agent as, an additional insured under each insurance policy covering the Barra do Riacho Collateral. Promptly upon written request therefor by the Administrative Agent (acting at the direction of the Majority Lenders), the Borrower shall deliver or cause to be delivered to the Administrative Agent originals or duplicate originals of all such policies of insurance. For the purpose of clarification, such insurance may be provided under any insurance policy covering any one or more of its Affiliates.

Section 8.3 Governmental Approvals. Each of the Obligors shall, and Aracruz Celulose shall cause any other Aracruz Party to, maintain in full force and effect, all Governmental Approvals from time to time necessary for its authorization, execution and delivery of the Loan Documents to which it is a party, for the due performance of all of its obligations, and the exercise of all of its rights, under the Loan Documents to which it is a party.

Section 8.4 Reporting Requirements. Each of the Obligors (as applicable, as set forth below) shall provide to the Administrative Agent (which shall promptly distribute to the Lenders via Intralinks (or any other Platform) in accordance with Section 12.3):

(a) as soon as available and in any event (i) within one hundred and twenty (120) days after the end of each Fiscal Year, the annual audited consolidated balance sheets of Aracruz Celulose and, to the extent available to Aracruz Celulose, of Veracel, as of the end of such Fiscal Year and, in each case, the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of Aracruz Celulose and its consolidated Subsidiaries and Veracel and its consolidated Subsidiaries, respectively, on a consolidated basis in accordance with GAAP, and (ii) within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated balance sheet of Aracruz Celulose and, to the extent available to Aracruz Celulose, of Veracel, as of the end of such Fiscal Quarter and, in each case, the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the comparative period or periods of (or, in the case of balance sheet, as of the end of) the previous Fiscal Year, all certified by the Chief Financial Officer of Aracruz Celulose as presenting fairly in all material respects the financial position, results of operations and cash flows of Aracruz Celulose and its consolidated Subsidiaries and Veracel and its consolidated Subsidiaries, respectively, on a consolidated basis in accordance with GAAP.

(b) as soon as available and in any event (i) within one hundred and twenty (120) days after the end of each Fiscal Year, the annual audited consolidated balance sheet of the

Borrower as of the end of such Fiscal Year and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, and (ii) within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the comparative period or periods of (or, in the case of balance sheet, as of the end of) the previous Fiscal Year, all certified by the Chief Financial Officer of Aracruz Celulose, on behalf of the Borrower, as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(c) within sixty (60) days after the second (2nd) anniversary of this Agreement, and every two (2) years thereafter, an updated appraisal report in respect of the Barra do Riacho Collateral prepared by a recognized appraisal firm selected by Aracruz Celulose, the fees and expenses of which shall be borne solely by Aracruz Celulose;

(d) no later than thirty (30) days after each Payment Date, a report certified by a Financial Officer of the Borrower setting forth in sufficient detail, all payments made by any Eligible Offtaker in respect of Designated Receivables in the Interest Period that ended on such Payment Date;

(e) each time annual and quarterly financial statements are required to be delivered under this Section 8.4, a certificate of the Chief Financial Officer of Aracruz Celulose, on behalf of Aracruz Celulose and each other Obligor, (i) certifying that his/her review has not disclosed the existence of a Default or, if any Default then exists, specifying the nature and period of existence thereof and what action the relevant Obligor has taken or proposes to take with respect thereto and, (ii) (A) providing a calculation (in reasonable detail) of the Debt Service Coverage Ratio and the Debt to Adjusted EBITDA Ratio as of the end of the then-most recent Fiscal Quarter and (B) annually, at the time of the delivery of the financial statements provided for in clause (a) above, setting forth in reasonable detail and in a form reasonably satisfactory to the Lenders the calculations required to determine the amount of Excess Cash with respect to the Fiscal Year covered in such financial statements;

(f) within five (5) Business Days after Aracruz Celulose or any other Obligor obtains knowledge of any Default, a certificate of the Chief Financial Officer of Aracruz Celulose on behalf of Aracruz Celulose or on behalf of such other Obligor, as applicable, setting forth the details thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;

(g) promptly (and, in any event, within seven (7) Business Days) after any Obligor’s knowledge thereof, notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting such Obligor or any of its Subsidiaries: (i) that could reasonably be expected to have a Material Adverse Effect or (ii) relating to any of the Loan Documents;

(h) promptly (and, in any event, within five (5) Business Days) after any Obligor’s knowledge thereof, notice of any other event or development that could reasonably be expected to have a Material Adverse Effect;

(i) on each of the dates on which financial information is delivered pursuant to Section 8.4(a), a report setting forth the geographic distribution (by continent) of sales of product by Aracruz Celulose and its Subsidiaries on a consolidated basis, the total number of tons of product sold and the average sales price per ton, in each case with respect to pulp sold by Aracruz Celulose and its Subsidiaries on a consolidated basis during the preceding Fiscal Quarter;

(j) promptly, as any Lender (through the Administrative Agent) or the Administrative Agent (for itself) shall request, (and in any event, within ten (10) Business Days of such request), any documentation or other information that may be required by any Lender in order to enable compliance with applicable “know your customer” requirements; and

(k) from time to time, such other information with respect to the Obligors or, to the extent Aracruz Celulose is not contractually prohibited from providing such information, Portocel, the Loan Documents and/or the transactions contemplated hereby or thereby as any Lender (through the Administrative Agent) or any Agent may reasonably request.

Section 8.5 Ranking; Priority. Each of the Obligors shall promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents and the Export Arrangements to which it is a party will at all times constitute direct and unconditional general obligations thereof ranking at least pari passu in right of payment with all of its other present and future unsubordinated Debt, it being understood that such other Debt (other than in the case of Alicia, which may not incur any Debt) may be secured by Liens as permitted by Section 8.7 (and, as such, may have a prior claim to the Properties subject to such Liens) but no other Debt or other obligations shall benefit from the Collateral except as expressly permitted herein.

Section 8.6 Amendment to Certain Agreements.

(a) No Obligor shall, without the consent of the Required Lenders, on or after the Closing Date, amend, modify or change in any manner any term or condition of any Other Bilateral Debt if such amendment, modification or change would have caused the Other Bilateral Debt Restructuring Conditions not to have been satisfied as of the Closing Date if such amendment, modification or change had occurred on or prior to such date;

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, without the consent of the Required Lenders, on or after the Closing Date, amend, modify or change in any manner any term or condition of any Permitted Refinancing Debt if such amendment, modification or change would have the effect of causing such Debt to fail to qualify as “Permitted Refinancing Debt” as defined herein;

(c) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, without the consent of the Required Lenders, cancel or terminate any Aracruz

Intercompany Notes or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any Aracruz Intercompany Notes or give any consent, waiver or approval thereunder, waive any default under or breach of any Aracruz Intercompany Notes, agree in any manner to any other amendment, modification or change of any term or condition of any Aracruz Intercompany Notes or take any other action in connection with any Aracruz Intercompany Notes, or permit any of its Subsidiaries to do any of the foregoing; and

(d) Neither Aracruz Celulose nor Alicia shall, without the consent of the Majority Lenders, on or after the Closing Date, terminate, amend, modify or change in any manner any material term or condition of the Alicia Lease.

Section 8.7 Negative Pledge. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, create, assume or suffer to exist any Lien on (a) any Collateral (other than (i) to secure Permitted Refinancing Debt to the extent expressly permitted hereunder and (ii) Liens in favor of BNDES on the Barra do Riacho Plants, which shall be released prior to the Closing Date) or (b) any Capital Stock of Veracel or any Material Subsidiary (other than the Capital Stock of a Refinancing Drop-Down Subsidiary that is or becomes a Material Subsidiary to the extent securing Permitted Refinancing Debt if and to the extent expressly permitted hereunder). In addition, no Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, create, assume or suffer to exist any Lien on any other asset or Property of the Aracruz Parties, whether now owned or hereafter acquired by it, except Permitted Liens and Liens created under the Loan Documents.

Section 8.8 Transactions With Affiliates. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, enter into any transaction of any kind with any Affiliate of such Obligor or of such other Aracruz Party, as the case may be, whether or not in the ordinary course of business, other than on fair and commercially reasonable terms substantially as favorable to such Obligor or such other Aracruz Party as would be obtainable by such Obligor or such other Aracruz Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate of such Person, provided that the foregoing restriction shall not apply to transactions between or among any of Aracruz Celulose and any Wholly Owned Obligor; provided further that nothing in this Section 8.8 shall be deemed to prohibit purchases and resales of Products in accordance with the Export Arrangements and similar transactions with the Aracruz Parties involving prepayments for exports from Brazil.

Section 8.9 Line of Business, Etc. None of the Obligors shall, and Aracruz Celulose shall cause each of its other Material Subsidiaries not to: (a) make any material change in its line of business, (b) change its fiscal year, (c) change its name or domicile or take any other action that might adversely affect the priority, perfection or validity of the Liens created by the Loan Documents or (d) make or permit any material change in its accounting policies or reporting practices, except as required by a change in GAAP or in connection with the acquisition by Votorantim Celulose e Papel S.A. of control of Aracruz Celulose.

Section 8.10 Use of Proceeds. The Borrower shall use the proceeds of the Loan made by each Funding Lender solely to refinance the Terminated Derivative Obligations of each such Funding Lender. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any Margin Stock. Each Obligor, each a nonbank entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international bank facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a) (3)(vi) of Regulation D. Therefore, each Obligor acknowledges that the proceeds of the Loans by the respective international banking facilities of the Lenders will be used solely to finance the Obligors’ operations outside the United States or that of the Obligors’ Affiliates that are domiciled outside the United States.

Section 8.11 Further Assurances. Each of the Obligors shall do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or as reasonably requested by any Agent in order to effect the purposes of the Loan Documents and Export Arrangements. Without limiting the above, each of the Obligors shall, at its own cost, take all actions necessary or reasonably requested by any Agent to maintain each Lien created by the Loan Documents in full force and effect and enforceable in accordance with its terms, including: (a) making filings and recordations, (b) making payments of fees and other charges, (c) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (d) discharging all claims or other Liens affecting any Rights, (e) publishing or otherwise delivering notice to third parties, (f) depositing title documents and (g) taking all other actions either necessary or otherwise reasonably requested by any Agent to ensure that all after-acquired property of the Obligors intended to be covered by such Liens is subject to a valid and enforceable first priority Lien in favor of the relevant Collateral Agent (on behalf of the Lender Parties). None of the Obligors shall transfer all or any portion of the Rights to any Person, except as expressly permitted or required under the Loan Documents.

Section 8.12 Limitation on Consolidations, Mergers, Sale or Conveyance. None of Aracruz Celulose, the Borrower nor any other Obligor will, in a single transaction or a related series of transactions, consolidate with, or merge with or into, any other Person or liquidate or dissolve, or permit any other Person to consolidate with or merge into it, or directly or indirectly transfer, sell, lease, convey or dispose of all or substantially all its assets to any Person; provided that:

(a) (i) in the case of a merger or consolidation involving Aracruz Celulose, the Borrower or any other Obligor, Aracruz Celulose, the Borrower or such Obligor, as the case may be, is the surviving entity and, following such merger or consolidation, such Person continues to be organized as a Hungarian limited liability company (to the extent any such transaction involves the Borrower) or is a Brazilian corporation or a corporation organized in any state in the United States (to the extent any such transaction involves any other Obligor) or (ii) if Aracruz Celulose, the Borrower or any other Obligor, as the case may be, is not the surviving entity, the Person formed by such consolidation or merger or the transferee of such assets (the “Successor Entity”): (A) is a Hungarian limited liability company (to the extent any such transaction involves the Borrower) or a Brazilian corporation or a corporation organized in any state in the United States (to the extent any such transaction involves any other Obligor), (B) irrevocably submits to the jurisdiction of the federal and state courts sitting in the City of New York, County of New York and (C) expressly assumes the due and punctual payment of all obligations under the Loan Documents (including the Export Finance Agreement and, for this purpose, the Restated ROF) and the due and punctual performance of all the covenants and obligations of Aracruz Celulose, the Borrower or any such Obligor, as the case may be, under the Loan Documents, which shall be legal, valid and binding obligations of the Successor Entity, enforceable against it in accordance with their terms, by an amendment to the Loan Documents, as applicable, substantially in the form of Exhibit T;

(b) no Default or Event of Default (including under Section 9.1 or resulting from a breach of Section 8.9) shall have occurred and be continuing or would occur immediately after such merger, consolidation, sale, transfer, lease or other disposition;

(c) immediately after giving effect to such transaction or series of transactions and, if applicable, the assumption of payment obligations contemplated by clause (a)(ii)(C) above, including giving effect on a pro forma basis to any Debt, including any Acquired Debt, Incurred or anticipated to be Incurred in connection with or in respect of such transaction, Aracruz Celulose or, in any transaction the result of which is to cause Aracruz Celulose to be succeeded by a Successor Entity, such Successor Entity, as the case may be, the Debt to Adjusted EBITDA Ratio and Debt Service Coverage Ratio (calculated by substituting the Successor Entity for the Borrower or any such other Obligor, as the case may be) shall not exceed (i) in the case of the Debt to Adjusted EBITDA Ratio, the ratio set forth in Section 8.15 opposite the Fiscal Year in which such transaction is consummated and (ii) in the case of the Debt Service Coverage Ratio, 1.2:1.0;

(d) the representations and warranties set forth in Section 7.19 and Section 7.27 shall be true and correct as if made by each of the Obligors and any Successor Entity immediately after giving effect to such transaction or series of transactions; and

(e) Aracruz Celulose, the Borrower or any such Obligor, as the case may be, has delivered to the Administrative Agent a certificate of the Chief Financial Officer of Aracruz Celulose, and an opinion of counsel each stating that such merger, consolidation or sale of assets complies with this Section 8.12 and, if an amendment to this Agreement is required in connection with such transaction, such amendment complies with this Section 8.12.

Section 8.13 Investment Company Act. No Obligor shall take (or permit any other Person to take) any action that could reasonably be expected to result in it being required to be registered as an “investment company” under the United States Investment Company Act of 1940.

Section 8.14 Debt Service Coverage Ratio. The Obligors shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.0 to 1.0 during any Fiscal Quarter occurring in the 2009 and 2010 Fiscal Years or to be less than 1.2 to 1.0 at any time thereafter.

Section 8.15 Debt to Adjusted EBITDA Ratio. The Obligors shall not permit the Debt to Adjusted EBITDA Ratio as of the end of any Fiscal Quarter to exceed the ratio set forth below opposite the Fiscal Year in which such Fiscal Quarter occurs.

Fiscal Year	Applicable Debt to Adjusted EBITDA Ratio

2009	6.9 to 1.0

2010	5.5 to 1.0

2011	5.0 to 1.0

2012	4.0 to 1.0

2013 and at any time thereafter	3.0 to 1.0

Section 8.16 Registration of Brazilian Security Documents. Aracruz Celulose shall file for registration (i) the Barra do Riacho Security Documents with the competent Real Estate Registries within twenty (20) calendar days of the execution thereof, and (ii) a complete and accurate translation into Portuguese (made by a sworn translator) of each other Brazilian Security Document (such translation to be performed by, or otherwise acceptable to, MMSO, and to be in adequate form for registration) with the competent Registry of Deeds and Documents and/or Share Registry Books, as applicable, within seven (7) calendar days of the execution of each such Brazilian Security Document.

Section 8.17 Registration of Restated ROFs. With respect to the Restated ROFs, within 15 days after the Closing Date, the Borrower shall deliver to the Administrative Agent a copy of all Restated ROFs, evidencing that all such Restated ROFs, when taken together (on a consolidated basis or otherwise), conform with all the terms and conditions of the Loans.

Section 8.18 Limitations on Asset Sales and Asset Exchanges.

(a) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, effect or permit any sale of all or any portion of (i) without the prior written consent of the Required Lenders, any Collateral and (ii) without the prior written consent of the Majority Lenders, any Substantial Asset or any direct or indirect Capital Stock of Portocel owned by Aracruz Celulose or any of its Subsidiaries; provided, however, that the consent pursuant to clause (ii) above shall not be required with respect to any asset sales between or among any of Aracruz Celulose and any Wholly Owned Obligor and any transfer of assets by any Aracruz Party to a Refinancing Drop-Down Subsidiary; provided, further, however that in no event shall any Obligor transfer any land or forests of any Aracruz Party to any such Refinancing Drop-Down Subsidiary without the consent of the Majority Lenders unless, prior to or simultaneous with such transfer, Aracruz Celulose causes the Associated Property to be contributed to Alicia.

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, without the prior written consent of the Required Lenders, effect or permit any asset exchange in respect of (i) without the prior written consent of the Required Lenders, any Collateral, other than in a Qualifying Collateral Exchange, or (ii) without the prior written consent of the Majority Lenders, any Substantial Asset or any Material Entity Shares; provided that, any Liens granted for the benefit of the Lenders on any Collateral transferred in a Qualifying Collateral Exchange shall be released only against receipt by the Lenders of a first priority perfected lien (documented (including with respect to customary legal opinions and certificates) through documentation consistent in form with, and including representations, covenants, indemnities and remedies at least as favorable to the Lenders as any counterpart provisions included in, the Security Documents governing the pledge of the Collateral transferred in such Qualifying Collateral Exchange, or otherwise to the satisfaction of the Majority Lenders) on any asset received in such Qualifying Collateral Exchange (which asset received shall thereafter constitute Collateral); and

(c) Notwithstanding the provisions of clauses (a) and (b) above, no Obligor shall (and Aracruz Celulose shall not cause or permit any other Aracruz Party to), without the prior written consent of the Majority Lenders, effect or permit any Asset Sale or asset exchange unless the following conditions are met: (i) the consideration received by such Obligor or such other Aracruz Party in such Asset Sale is equal to or exceeds Fair Market Value of the asset sold in such Asset Sale and (ii) 75% of the consideration received in connection with such Asset Sale consists of (A) cash or Cash Equivalents or (B) property or assets to be owned by and used in the business of the Aracruz Parties, of a nature or type, or that are used in a business similar or related to the nature or type, of the property and assets of, or the business of, the Aracruz Parties existing on the date of such Asset Sale; provided that, to the extent that any Aracruz Party carries out an asset exchange, any productive asset received in such exchange (other than any asset that has a Fair Market Value of less than U.S.$25 million (or its equivalent) and the receipt of which does not cause the aggregate Fair Market Value of assets received in any asset swap not meeting the test below to exceed U.S.$75 million (or its equivalent) during the term of the Loans):

(i) shall be projected, in each case as certified by the Chief Financial Officer of Aracruz Celulose in a certificate in the form of Exhibit L, during the remaining term of the Loans, to generate at least as much cash flow as the asset that is being transferred; and

(ii) shall have a useful life at least as long as the asset that is being transferred.

Section 8.19 Limitations on Capital Expenditures.

(a) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, make (or be or become legally or contractually obligated to make) any Maintenance CAPEX other than Permitted Maintenance CAPEX; provided that to the extent that the Aracruz Parties do not expend any amount of Permitted Efficiency CAPEX in any given year, the Aracruz Parties will be permitted to carry forward any such unused Permitted Efficiency CAPEX to subsequent years; and

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, make (or be or become legally or contractually obligated to make) any additional Investment CAPEX in respect of the Guaíba II Project until on or after January 1, 2011 and thereafter, any additional Investment CAPEX in respect of the Guaiba II Project shall be made only in accordance with this Section 8.19.

(c) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party or Veracel to, make (or be or become legally or contractually obligated to make) any Investment CAPEX other than in connection with (i) any project (including an Approved CAPEX Project) that is financed exclusively (A) through equity of Aracruz Celulose (and not, directly or indirectly, out of Aracruz Celulose’s consolidated cash flows) and/or (B) with respect to Veracel, through Veracel Project Finance Debt (provided that any such project shall be carried out through a bankruptcy-remote Subsidiary of Veracel), or (ii) an Approved CAPEX Project that is financed by Permitted Investment CAPEX Debt, to the extent that, upon commencement of such Approved CAPEX Project the following conditions are met (A) the Debt to Adjusted EBITDA Ratio does not, and is not during the expected term of such Approved CAPEX Project projected to, exceed 4.5:1.0 (as certified by the Chief Financial Officer of Aracruz Celulose in an officer’s certificate in the form of Exhibit M) and (B) other than with respect to the Veracel II Project, the Borrower has previously repaid at least 35% of the principal amount of the Loans outstanding on the Closing Date.

Section 8.20 Limitations on Restricted Payments.

(a) Aracruz Celulose shall not, and shall not cause or permit any other Aracruz Party to, directly or indirectly, (i) declare any dividend or make any distribution on its Capital Stock, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of any Aracruz Party (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Aracruz Party, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt (except in respect of Subordinated Shareholder Debt in accordance with subsection (b) below), or (iv) make any Investment other than a Permitted Aracruz Investment (such payments or other actions described in clauses (i) through (iv) being collectively “Restricted Payments”); provided that any direct or indirect Subsidiary of Aracruz Celulose may declare a dividend or make a distribution on its Capital Stock at any time provided that Aracruz Celulose receives at least its pro rata share of such dividends or distribution based on Aracruz Celulose’s equity interest in such Subsidiary; provided, further that Aracruz Celulose may pay dividends in respect of its common shares or preferred shares (including in the form of interest on Capital Stock) in respect of any Fiscal Year after the Fiscal Year ended December 31, 2009, in each case solely to the extent required by Applicable Law and Aracruz Celulose’s by-laws as in effect on the date hereof and otherwise in accordance with subsection (b) below.

(b) At any time at which the Dividend Reinvestment Conditions are not satisfied, to the extent that any ordinary cash dividend is required by Applicable Law and Aracruz Celulose’s by-laws as in effect on the date hereof to be paid, any such dividend paid to any member of the Control Group in respect of the common shares of Aracruz Celulose beneficially owned directly or indirectly by such member of the Control Group shall be:

(i) subject to the condition that prior to making such dividend, it shall have received from such member of the Control Group a certificate for the benefit of the Lenders signed by its chief financial officer representing that (A) it has all necessary corporate and other approvals to reinvest for the benefit of the Lenders such money in Aracruz Celulose in the form of equity or Subordinated Shareholder Debt, (B) such reinvestment does not violate any Applicable Law or conflict with or result in a breach of, or constitute a default under, any contract applicable to it and (C) any funds received by such Control Group member in connection with any dividends paid to it shall be free and clear of any Liens while in its possession or under its control; and

(ii) reinvested in whole in Aracruz Celulose by such member of the Control Group (for the avoidance of doubt, without deduction for any taxes payable by such member of the Control Group) (A) in the case of any reinvestment in the form of equity, within twenty (20) Business Days of such dividend payment and (B) in the case of any reinvestment in the form of Subordinated Shareholder Debt, within ten (10) Business Days of such dividend payment.

Section 8.21 Limitations on Incurrence of Additional Debt. (a) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, directly or indirectly, Incur any additional Debt (including Acquired Debt), provided that any Obligor or any other Aracruz Party (other than Alicia) shall be permitted to Incur:

(i) Debt Incurred under the Loan Documents; and

(ii) Working Capital Debt; provided that such Working Capital Debt does not, when taken together with all other Working Capital Debt of any other Aracruz Party outstanding on the date of Incurrence of such Debt, cause the aggregate Working Capital Debt of the Aracruz Parties to exceed the Working Capital Cap (or its equivalent).

(b) Notwithstanding the provisions of clause (a) above, any Obligor (other than Alicia) shall be permitted to Incur:

(i) Permitted Refinancing Debt and any Guarantees in respect of Permitted Refinancing Debt permitted hereunder;

(ii) Permitted Investment CAPEX Debt and any Guarantees in respect of Permitted Investment CAPEX Debt permitted hereunder;

(iii) Debt in respect of Hedging Obligations to the extent that such Hedging Obligations are permitted pursuant to the Hedging Guidelines in effect on the date of Incurrence of such Debt;

(iv) Acquired Debt to the extent that, at the time of the Incurrence of such Acquired Debt, after giving pro forma effect to the Incurrence of such Acquired Debt, the Obligors shall be in compliance with Sections 8.14 and 8.15;

(v) Subordinated Shareholder Debt in accordance with Section 8.20(b);

(vi) Veracel Project Finance Debt in accordance with Section 8.19(c); and

(vii) Purchase Money Debt; provided that (i) the aggregate amount of Purchase Money Debt at any time outstanding does not exceed U.S.$50 million and (ii) the Aracruz Party incurring such Purchase Money Debt designates it as such at the time of Incurrence.

(c) Aracruz Celulose shall cause Alicia not to Incur any liabilities whatsoever other than liabilities arising under the Loan Documents and de minimis liabilities Incurred in the ordinary course of business.

(d) Aracruz Celulose shall cause any Refinancing Drop-Down Subsidiary not to Incur any liabilities whatsoever other than the Guarantee of Permitted Refinancing Debt by such Refinancing Drop-Down Subsidiary and de minimis liabilities Incurred in the ordinary course of business; provided that, to the extent the Permitted Refinancing Debt Guaranteed by any

Refinancing Drop-Down Subsidiary has been repaid in full, Aracruz Celulose shall have the right to cause such Refinancing Drop-Down Subsidiary to Guarantee additional Permitted Refinancing Debt Incurred by any Obligor.

Section 8.22 Limitations on Prepayments of Debt. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, make any voluntary or optional payment on or redemption or acquisition for value of any of its Debt (except (a) under the Loan Documents, (b) with respect to Working Capital Debt, (c) subject to Section 3.4(d), with respect to Permitted Refinancing Debt, or (d) to the extent set forth on Schedule 3, with respect to Other Bilateral Debt or Lender Bilateral Debt) prior to the date such Debt is scheduled to become due in accordance with its terms (including, without limitation, by way of depositing with the trustee or Person fulfilling a similar function with respect to such Debt, money or securities prior to the date such Debt is scheduled to mature in accordance with its original terms for the purpose of paying it when due) or make any payment in violation of any subordination terms of any Debt, other than in respect of the Loans or any intercompany Debt; provided, however, that Aracruz Celulose may redeem, purchase, pay or repay (any such action, a “Payment”) any principal of Subordinated Shareholder Debt if (x) at the time of such purchase, payment or repayment, the Subordinated Debt Repayment Conditions are satisfied and (y) such Payment is only made out of Excess Cash and only to the extent that such Excess Cash would not otherwise be used to prepay amounts hereunder.

Section 8.23 Hedging. (a) The Obligors shall cause the Aracruz Hedging Guidelines, as amended from time to time, to remain in effect until all Loans have been repaid and shall cause such Hedging Guidelines at all times to prohibit hedging for speculative purposes. Aracruz Celulose shall provide the Administrative Agent (for distribution to the Lenders) with written notice and a copy of any amendments to the Hedging Guidelines no later than ten (10) Business Days after any such amendment is approved by the Board of Directors of Aracruz Celulose.

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, enter into (or become legally obligated to enter into) any Hedging Transaction in violation of, or otherwise violate, the Aracruz Hedging Guidelines in effect from time to time and the Obligors shall (and Aracruz Celulose shall cause each Aracruz Party to) enter into any and all Hedging Transactions as may be necessary to satisfy the Aracruz Hedging Guidelines and take any such further actions as may be necessary to ensure compliance with the Aracruz Hedging Guidelines.

(c) Aracruz Celulose shall provide the Administrative Agent (for distribution to the Lenders) with the information required to be provided by a public company pursuant to CVM Instruction No. 475 of December, 17, 2008 or successor provision (even if Aracruz Celulose is not at such time a public company), on a quarterly basis, on the date on which it delivers financial information pursuant to Section 8.4(a) and, upon reasonable request by the Majority Lenders, at any time during the continuation of a Default or Event of Default.

Section 8.24 Burdensome Agreements. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, enter into any contractual obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Guarantor to Guarantee the Debt of the Borrower or (b) in any way restricts, limits or otherwise prevents any Obligor from performing its obligations under this Agreement or any other Loan Document.

Section 8.25 Additional Guarantors.

(a) Except as provided in clause (b) below, promptly (and in no event later than fifteen (15) Business Days) following: (i) the earlier of (A) the last day of any Fiscal Quarter during which any direct or indirect Subsidiary of Aracruz Celulose (other than Portocel and any Refinancing Drop-Down Subsidiary) becomes a Material Subsidiary and (B) the date on which Aracruz Celulose has knowledge that any direct or indirect Subsidiary of Aracruz Celulose (other than Portocel and any Refinancing Drop-Down Subsidiary) has become or will, as of the end of the then-current Fiscal Quarter, become a Material Subsidiary, or (ii) the formation or acquisition permitted pursuant to this Agreement, directly or indirectly (including without limitation through any merger or consolidation), by Aracruz Celulose or any other Aracruz Party of a Person (other than Portocel and any Refinancing Drop-Down Subsidiary) that thereby becomes a Material Subsidiary of Aracruz Celulose, Aracruz Celulose shall, at its sole cost and expense, cause such Subsidiary to become a Guarantor hereunder and expressly assume any and all obligations of a Guarantor hereunder, which shall be legal, valid and binding obligations of such Subsidiary, enforceable against it in accordance with their terms, by an amendment to this Agreement substantially in the form of Exhibit S.

(b) Notwithstanding the provisions of clause (a) above, a Refinancing Drop-Down Subsidiary shall only be required to become a Guarantor in the event that either (i) at the time it becomes a Refinancing Drop-Down Subsidiary, it is a Material Subsidiary or (ii) at any time after it becomes a Refinancing Drop-Down Subsidiary, any asset or Property is transferred to or acquired by it, and by virtue of such transfer or acquisition, it becomes a Material Subsidiary.

Section 8.26 Credit Insurance Policy. Each of the Obligors shall observe and comply with all the terms and provisions of the Credit Insurance Policy required to be observed or performed by it during any period that the obligations of any Eligible Offtaker with respect to any Designated Receivable used to satisfy the Specified Coverage Ratio is covered by the Credit Insurance Policy. Aracruz Celulose shall use good faith efforts to promptly obtain an endorsement or other agreement of the insurer providing for the payment of claims related to Designated Receivables (only to the extent such Designated Receivable is from a Person not otherwise an Eligible Offtaker) directly to the Export Collateral Account.

Section 8.27 Limitation on Refinancing Drop-Down Subsidiaries. At no time shall the Refinancing Drop-Down Subsidiaries represent, in the aggregate, more than 20% of the total revenues of the Aracruz Parties on a consolidated basis for any period or more than 20% of the total assets of the Aracruz Parties on a consolidated basis as of any date.

Section 8.28 Transfer of Barra do Riacho Plants. Aracruz Celulose and Alicia shall, in each case as promptly as practicable after the date hereof (and in no event more than ninety (90) days after the Closing Date), obtain all consents, authorizations and approvals of any Governmental Authority required in connection with the transfer of the Barra do Riacho Plants from Aracruz Celulose and Alicia and take any and all actions necessary to complete the transfer of the Barra do Riacho Plants to Alicia (such transfer, the “Barra do Riacho Transfer”).

Section 8.29 BNDES Release. Aracruz Celulose shall as promptly as practicable after the date hereof and in no event no later than the Closing Date, obtain all consents, authorizations and approvals of any Governmental Authority required in connection with the BNDES Release and take any and all actions necessary to complete the BNDES Release.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default. Each of the following events is herein called an “Event of Default”:

(a) (i) any payment of any principal on the Loans or the Notes shall not be paid in full when due or (ii) any Obligor shall fail to pay in full for five (5) Business Days or more any interest, fee or any other amount (except any amount referred to in clause (a)(i) or clause (d)(i) below) whatsoever payable (or to be deposited) under the Loan Documents (including amounts payable pursuant to Section 4.5(c));

(b) any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or in any certificate furnished to any Lender or any Agent pursuant to the provisions hereof or of any other Loan Document, shall prove to have been inaccurate in any material respect as of the time made or deemed made;

(c) any Aracruz Party or Veracel shall (i) fail to pay any Debt when due or, as the case may be, within the grace period, if any, provided in the instrument or agreement under which such Debt was created, (ii) default in the observance or performance of any agreement or condition relating to any Debt (other than the Debt referred to in clause (a)) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, any Debt to become due prior to its stated maturity and such default shall not have been cured or waived, or (iii) any Debt (other than the Debt referred to in clause (a)) of any Aracruz Party shall be declared to be due and payable prior to the stated maturity thereof; provided that the amount of any instrument evidencing such Debt described in subclauses (i), (ii) or (iii) individually or in the aggregate, equals at least U.S.$25,000,000 or more (or its equivalent).

(d) (i) any Obligor shall default in the observance or performance of any of its obligations under any of Section 5.5(f), Section 5.6(c), Section 8.1(a), Section 8.1(e), Section 8.4(e), Section 8.4(f), Section 8.4(g), Section 8.4(h), Section 8.5, Section 8.6, Section 8.7, Section 8.10, Section 8.12, Section 8.16, Section 8.18, Section 8.19, Section 8.20, Section 8.21, Section 8.22 or Section 8.25; (ii) any Obligor shall default for a period of five (5) days or more, after receiving notice from any Lender Party, in the observance or performance of any of its obligations under Section 8.4(d); (iii) the Obligors shall default for a period of thirty (30) or more days in the observance of Section 8.14 or Section 8.15; or (iv) any Obligor shall default for a period of 30 days or more, after receiving notice from any Lender Party, in the observance or performance of any of its other obligations under this Agreement or any other Loan Document;

(e) any Material Aracruz Party or Veracel shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(f) any Material Aracruz Party or Veracel shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of itself or of all or any substantial part of its Property; (ii) make a general assignment for the benefit of its creditors; (iii) file a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts; or (iv) take any corporate action for the purpose of effecting any of the foregoing;

(g) a proceeding or case shall be commenced against any Material Aracruz Party or Veracel, without its application or consent, seeking: (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of it or of all or any substantial part of its Property; or (iii) similar relief in respect of it under any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution or winding up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

(h) one (1) or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including any relating to any arbitration) is/are rendered against any Aracruz Party or Veracel in an amount exceeding U.S.$25 million (or its equivalent) in the aggregate and shall remain unsatisfied, undischarged and in effect for, a period of 45 or more days without a stay of execution, unless the same is either: (i) adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against any Property of any Aracruz Party or Veracel;

(i) any Governmental Approval at any time necessary to enable any Obligor to comply with any of its obligations under any of the Loan Documents shall be revoked, withdrawn, withheld or otherwise not in full force and effect and is not reinstated within the earlier of (i) thirty (30) days or (ii) prior to the third Business Day before the day in which it shall be required to enable the Obligors to comply with their obligations under the Loan Documents, or shall be modified or amended in a manner that (in the aggregate) has had or could reasonably be expected to have a Material Adverse Effect;

(j) (i) any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), (ii) performance by any Obligor of any obligation thereunder shall become unlawful, (iii) any Obligor shall assert in writing that an obligation thereunder has become unlawful, (iv) the validity or enforceability thereof shall be contested by any Obligor or (v) any Lien provided for in the Loan Documents shall cease to exist or cease to give the relevant Collateral Agent (on behalf of the Lender Parties) a first priority perfected security interest;

(k) any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, expropriate or appropriate any Collateral or all or any substantial part of the Property of any Material Aracruz Party or Veracel (either with or without payment of compensation) or (ii) take any other action that: (A) in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or purports to render any of the Loan Documents invalid or unenforceable or to prevent the performance or observance by any Obligor of its obligations thereunder or (B) shall, for thirty (30) or more days, prevent any Obligor from exercising normal control over any Collateral or any Material Aracruz Party or Veracel from exercising normal control over all or any substantial part of its Property;

(l) a Change in Control shall occur;

(m) any Restated ROF shall be modified or amended, (except as required pursuant to Section 8.16) without the prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders, which consent shall not be unreasonably withheld so long as such modification or amendment does not adversely affect the interests of any Lender Parties, or shall cease to be in full force and effect;

(n) for any Interest Period, the Borrower shall fail by the deadline therefor to designate Eligible Receivables sufficient to satisfy the Specified Coverage Ratio for such Interest Period in accordance with Section 5.5(a) and such failure shall remain unremedied for five (5) Business Days;

(o) any restriction or requirement shall have been imposed or amended after the date hereof, whether by Applicable Law or otherwise, which limits the acquisition or the transfer of foreign exchange by any Obligor, and such restriction or requirement shall have the effect of preventing any Obligor from performing in any material respect its material obligations under this Agreement, or under any other Loan Document, including, without limitation, all payment obligations in U.S. Dollars;

(p) during any period in which the obligations of any Eligible Offtaker with respect to any Designated Receivables used to satisfy the Specified Coverage Ratio payable by such Eligible Offtaker are covered by the Credit Insurance Policy, the Credit Insurance Policy shall cease to be in full force and effect for a period of thirty (30) days; provided, however, that the Obligors may deliver to the Administrative Agent, as a substitute for the Credit Insurance Policy, within such 30-day period, one or more letters of credit issued by an Eligible Financial Institution covering in full the obligations of the Eligible Offtakers previously covered by the Credit Insurance Policy, and such substitution shall not constitute an Event of Default under this clause (p); and

(q) the Barra do Riacho Transfer has not been consummated on or prior to the date that is ninety (90) days following the Closing Date.

If an Event of Default exists, then the Administrative Agent shall, upon the request of the Majority Lenders: (A) by notice to the Obligors, declare: (1) the Commitments to be terminated immediately, whereupon the Commitments shall immediately terminate, and (2) the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Obligors under the Loan Documents (including any amounts payable under Section 4.4) to be immediately due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Obligors; provided that in the case of an Event of Default of the kind referred to in clause (e), (f) or (g), the Commitments shall automatically terminate and all amounts payable under the Loan Documents shall automatically become immediately due and payable, without any further action by or notice to any Person, and/or (B) exercise and/or direct the Collateral Agents to exercise (and provide the Collateral Agents with any documents in the Administrative Agent’s possession necessary for the Collateral Agents to exercise) any and all remedies under the Loan Documents and under Applicable Law and in equity available to the Administrative Agent, the Collateral Agents and the Lenders or take any actions with respect to the exercise of such remedies.

ARTICLE X

THE AGENTS

Section 10.1 Appointment, Powers and Immunities. (a) Each Lender hereby appoints and authorizes each of the Agents to act as its agent hereunder and (as applicable) under the other Loan Documents to which such Agent is a party with such powers as are specifically delegated to such Agent by the terms of this Agreement and (as applicable) the other Loan Documents to which such Agent is a party and no implied duties or responsibilities shall be read into this Agreement against the Agents, together with such other powers as are reasonably incidental thereto. Each Agent (which term as used in this sentence and in Section 10.5 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents):

(i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents to which such Agent is a party and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender Party,

(ii) shall not be responsible to the Lender Parties for any recitals, statements, representations or warranties contained in any Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Rights or any Loan Document or any other document referred to or provided for herein or for any failure by any Obligor to perform any of its obligations hereunder or thereunder,

(iii) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document,

(iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct,

(v) shall not be bound to make any investigation into the facts or matters stated in any certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document,

(vi) shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, and

(vii) in no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that each Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of or for the supervision of any such agents or attorneys-in-fact that were selected by it in good faith. Each Agent shall as soon as practicable provide the Lenders with all information and copies of all notices which are given to it and which by the terms of this Agreement are to be provided or given to the Lenders.

(b) Before any Agent acts or refrains from acting, it may require an officer’s certificate from any Obligor and/or an opinion of counsel satisfactory to such Agent with respect to the proposed action or inaction. No Agent shall be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion. Whenever in the administration of the Loan Documents to which such Agent is a party, such Agent shall deem it necessary or desirable that a matter be provided or established before taking or suffering or omitting to take any act under any Loan Document to which such Agent is a party, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of such Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to such Agent, and such certificate, in the absence of gross negligence or bad faith on the part of such Agent, shall be full warrant to such Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof.

(c) Any Person: (i) into which any Agent may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which any Agent shall be a party shall (if such Agent is not the surviving entity) be the successor of such Agent without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

Section 10.2 Reliance by the Agents. Each Agent shall be entitled to rely conclusively upon any certification, notice or other communication (including any thereof by facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the appropriate Person(s), and upon advice and statements of legal counsel and other experts selected by such Agent. As to any matters not expressly provided for in the Loan Documents, the Collateral Agents shall be fully protected in relying upon the Administrative Agent’s written instruction and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with written instructions given by the Majority Lenders, and such written instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding upon all of the Lender Parties.

Section 10.3 Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless it has received written notice from a Lender or an Obligor specifying such Default and stating that such notice is a “Notice of Default.” If any Agent receives such a notice, then it shall give prompt notice thereof to the Lenders, the Borrower (if such notice is received from a Lender) and the other Agents. Any determination of the existence of a Default or Event of Default shall be made solely by the Majority Lenders. The Administrative Agent and the Collateral Agents shall (subject to Section 10.7) take such action with respect to any such Default as shall be directed by the Majority Lenders and the Administrative Agent, respectively; provided that unless and until any Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default (i) in the case of the Administrative Agent, as it shall deem advisable in the best interest of the Lender Parties except to the extent that the Loan Documents expressly require that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders and (ii) in the case of the Collateral Agents, as directed by the Administrative Agent in writing.

Section 10.4 Rights as a Lender. With respect to any Commitment and Loan made or any Note held by it, Deutsche Bank AG (and any successor or Affiliate acting as an Agent) in its capacity as a Lender hereunder shall have the same rights and powers as any other Lender and may exercise the same as though its Affiliate, Deutsche Bank Trust Company Americas (or any successor acting as Agent) were not acting as an Agent, and the term “Lender” shall, unless the context otherwise indicates, include Deutsche Bank AG in its individual capacity. Deutsche Bank AG and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any Obligor, any Eligible Offtaker, any Eligible Financial Institution and any Affiliate of any thereof as if its Affiliate were not acting as an Agent, and Deutsche Bank AG (and any such successor) and its Affiliates may accept fees and other consideration from any such Person(s) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 10.5 Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed under Section 12.4, but without limiting the obligations of the Obligors under Section 12.4) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments) (in each case determined at the time such indemnity is sought), for any and all losses, liabilities, claims, obligations, damages or expenses (including the fees and disbursements of counsel) incurred by it arising out of or by reason of any investigation, litigation, arbitration or other proceeding (including any threatened investigation, arbitration or other proceeding) in any way relating to or arising out of this Agreement or any other Loan Documents to which such Agent is a party or the transactions contemplated hereby (including the costs and expenses that the Obligors are obligated to pay under Section 12.4) or the enforcement of any of the terms hereof or of any such other documents; provided that no Lender shall be liable to any Agent for any of the foregoing to the extent that it arises from the gross negligence or willful misconduct of such Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction. In no event shall any Lender be liable to any Agent or the Lender for any punitive or consequential damages in connection with any of the Loan Documents. The obligations of the Lenders under this Section 10.5 shall survive the termination of this Agreement, the repayment of the Loans and/or the earlier resignation or removal of an Agent.

Section 10.6 Non-Reliance upon the Agents and Other Lenders. Each Lender agrees that it has, independently and without reliance upon any Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to become a Lender and that it will, independently and without reliance upon any Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. No Agent shall be required to keep itself informed as to the performance or observance by any Obligor of this Agreement, any other Loan Document or any other document referred to or provided for herein or to inspect the Properties or books of any Obligor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by any Agent under the Loan Documents to which such Agent is a party, such Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor that may come into the possession of such Agent or any of its Affiliates.

Section 10.7 Failure to Act. Except for any action expressly required of an Agent under a Loan Document to which such Agent is a party, it shall in all cases be fully justified in failing or refusing to act under the Loan Documents unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. No provision of any Loan Document shall require any Agent to take any action that it reasonably believes to be contrary to Applicable Law or any Loan Document to which it is a party or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers. Notwithstanding the foregoing, neither of the Collateral Agents shall be obligated to exercise discretion hereunder but shall at all times follow the written instructions of the Administrative Agent or the Borrower, as the case may be.

Section 10.8 Resignation or Removal of the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may, upon thirty (30) days’ prior notice, resign at any time by giving notice thereof to the Lenders and the Obligors, and each Agent may, upon thirty (30) days’ prior notice, be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Required Lenders (if no Default or Event of Default then exists, with the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent or Collateral Agent, as the case may be. If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the relevant existing Agent’s giving of notice of resignation or the Majority Lenders’ election to remove such existing Agent, then such existing Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank that has a combined capital and surplus of at least U.S.$500,000,000 (or its equivalent), or petition any court of competent jurisdiction for the appointment of a successor Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such existing Agent, and such existing Agent shall be discharged from its duties and obligations hereunder: After any Agent’s resignation or removal hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 10.9 Limitation on Duty of Collateral Agents in Respect of Collateral. (a) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agents shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agents shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agents shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agents in good faith.

(b) Neither Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of such Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 10.10 Appointment of Collateral Agent. (a) Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any Collateral may at the time be located and for purposes of enforcement, either Collateral Agent shall have the power and may execute and deliver all instruments to appoint one (1) or more Persons to act as its agent of the Lenders of all or any part of the relevant Collateral, and to vest in such Person or Persons, in such capacity and for the benefit or on behalf of the Lenders, such title to the Collateral, or any part thereof, and such powers, duties, obligations, rights and trusts as such Collateral Agent may consider necessary or desirable, provided that the appointment of such agent shall be subject to the approval of the Majority Lenders, which approval shall not be unreasonably withheld, and provided further, that any such agent shall agree to be liable to the Lenders to the extent such Collateral Agent is so liable pursuant to this Agreement.

(b) All rights and powers, conferred or imposed upon either Collateral Agent may be conferred or imposed upon and may be exercised or performed by an agent.

(c) Any notice, request or other writing given to either Collateral Agent shall be deemed to have been given to each of the agents of such Collateral Agent as effectively as if given to each such agent. Every instrument appointing any agents shall refer to this Agreement.

(d) Any agent of either Collateral Agent may at any time appoint such Collateral Agent as its agent or attorney in fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.

(e) Neither Collateral Agent shall be responsible for any willful misconduct or negligence on the part of any agent appointed by such Collateral Agent with due care and in good faith pursuant to this Section.

ARTICLE XI

GUARANTEE

Section 11.1 Guarantee. (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Guarantors hereby unconditionally and irrevocably, jointly and severally, guarantees the full and punctual payment of (x) Obligations, (y) all interest (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (or would accrue but for the operation of applicable bankruptcy or insolvency laws, whether or not such interest is allowed or allowable as a claim in any such proceedings) on the Loans and (z) performance of all obligations (of any nature whatsoever) of the Borrower under the Loan Documents (each of clauses (x), (y) and (z), collectively, the “Guaranteed Obligations”), as primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guarantee of payment and not merely of collection. If the Borrower fails to pay any Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement, which shall apply to each Guarantor in making payments hereunder as fully as though such Guarantor were the “Borrower” in making payments hereunder.

(b) All payments made by the Guarantors under this Article XI shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments free and clear of, and without deduction for, any Taxes (including withholding taxes), (ii) the obligation to pay interest at the Default Rate and (iii) the obligation to pay all amounts due under the Loans and the Notes in U.S. Dollars.

Section 11.2 Guarantee Unconditional. The obligations of each Guarantor under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation(s) of any other Obligor under the Loan Documents and/or any Commitment(s) under the Loan Documents, by operation of law or otherwise,

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document,

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document,

(d) any change in the corporate existence, structure or ownership of any other Obligor or any other Person, or any insolvency, bankruptcy, reorganization, recuperação judicial, recuperação extrajudicial, falência or other similar proceeding affecting any other Obligor or any other Person or any of their assets or any resulting release or discharge of any obligation of any other Obligor or any other Person under any Loan Document,

(e) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any other Obligor, any Agent, any other Lender Party or any other Person, whether in connection herewith or with any unrelated transactions,

(f) any invalidity or unenforceability relating to or against any other Obligor, for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the performance by any other Obligor of any of such Obligor’s obligations under the Loan Documents, or

(g) any other act or omission to act or delay of any kind by any other Obligor, any Agent, any other Lender Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of such Obligor under the Loan Documents.

Section 11.3 Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances. The obligations of each Guarantor hereunder shall remain in full force and effect until all of the payment and performance obligations of the Borrower under the Loan Documents shall have been paid or otherwise performed in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, recuperação judicial, recuperação extrajudicial, falência or similar event of the Borrower or any other Person or otherwise, then the obligations of each Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 11.4 Waiver. Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Guarantee provided in this Article XI and notice of any liability to which this Guarantee may apply; (b) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Lender Party against the Borrower, including any demand, presentment, protest, proof of notice of non-payment, notice, of any failure on the part of the Borrower to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations Guaranteed hereby (including the Borrower) except any of the foregoing as may be expressly required hereunder; (c) any right to the enforcement, assertion or exercise by any Lender Party of any right, power, privilege or remedy conferred upon such Person under the Loan Documents or otherwise; (d) any requirement that any Lender Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against any Rights or against the Borrower or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any Rights; and (e) the benefit of Articles 366, 821, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code, and Articles 77 and 595 of the Brazilian Civil Procedure Code.

Section 11.5 Subrogation. Upon making a payment under this Article, each Guarantor shall be subrogated to the rights of the payee against the Borrower, as the case may be, with respect to such obligation; provided that the rights of each subrogated Guarantor will be subordinated to the rights of any Lender under the Credit Documents and each Guarantor hereby expressly, irrevocably and unconditionally waives in favor of the Lenders (but not in favor of any other creditors) any claims that it may have or hereafter acquire that arises from the existence, payment, performance or enforcement of such Guarantee, including any right of subrogation, indemnification, reimbursement or exoneration, and shall not exercise any other right against the Borrower or by reason of contribution against any other Guarantor (or otherwise benefit from any payment or other transfer arising from any such right), in each case, for so long as any payment obligations (other than on-going but not yet incurred indemnity obligations) of the Borrower remain unpaid and/or unsatisfied under the Loan Documents.

Section 11.6 Stay of Acceleration. If acceleration of the time for payment of any amounts payable under the Loan Documents is stayed due to any event described in Section 9.1(e), Section 9.1(f), or Section 9.1(g), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by each Guarantor hereunder immediately upon demand by the Administrative Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Waiver. No failure on the part of any Agent or any other Lender Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any other remedies provided by Applicable Law.

Section 12.2 Waiver of Security, Performance Bond, Etc. To the extent that any Obligor may be entitled to the benefit of any provision of Applicable Law requiring any Lender Party in any suit, action or proceeding brought in a court of Brazil or other jurisdiction arising out of or in connection with this Agreement, the Loans, the Notes, any of the other Loan Documents or any of the transactions contemplated hereby or thereby, to post security for litigation costs or otherwise post a performance bond or guarantee or to take any similar action, each of the Obligors hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Brazil or any such other jurisdiction.

Section 12.3 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests, consents or demands under, this Agreement or any other Loan Document) shall be given or made in writing (including by facsimile or electronic communication) delivered to the intended recipient as follows:

If to the Borrower	Aracruz Trading International Ltd. Attn: Managing Director 2161 Csomád, Akácos út 10-11, Hungary Facsimile No.: +36 28 566 575 Telephone No.: +36 28 566 576

with a copy to:	Aracruz Celulose (at the notice address set forth below).

If to the Guarantors

Aracruz Celulose S.A.

Attn: Chief Financial Officer, with a copy to General Counsel

Av. Brigadeiro Faria Lima, nº 2277, 4º andar

Jardim Paulistano

01452-000 – São Paulo – SP

Brazil

Facsimile No.: +55 11 3301 4202

Telephone No.: +55 11 3301 4111

If to the Administrative Agent	Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street Mailstop: NYC60-2710 New York, NY 10005

Attention: Project Finance Team Deal Manager - Aracruz Facsimile: + 1 732-578-4636

If to the U.S. Collateral Agent

The Bank of New York Mellon

101 Barclay Street – 4E

New York, NY 10286

Attention: Marcia Nascimento, Assistant Vice President – Relationship Manager,

International Corporate Trust

Facsimile: +1 212-815-5802

Telephone: +1 212-815-4991

If to the Brazil Collateral Agent

BNY Mellon Serviços Financeiros

Distribuidora de Títulos e Valores Mobiliários S.A.

Av. Pres. Juscelino Kubitschek 1.455, 6º andar

04543-011 São Paulo, SP Brazil

Attention: Soraya Lysenko

Telephone: +55 11 3050-8370

Fax: +55 11 3050-8002

If to any Lender	To its address for notices specified on Annex 2 to this Agreement

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile, electronic communication or mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Administrative Agent).

Any agreement herein of the Agents and Lenders to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Obligors. The Agents and Lenders shall (absent gross negligence or bad faith) be entitled to rely upon the authority of any Person purporting to be authorized by the Obligors to give any such notice and the Agents and Lenders shall not have any liability to the Obligors or any other Person on account of any action taken or not taken by the Agents and/or Lenders in reliance upon any such notice.

Each of the Obligors hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Obligor, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VIII, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to the Borrowing Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor or (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Obligors agree to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent or the Majority Lenders.

Each Obligor hereby acknowledges that the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Lender Parties hereunder (collectively, the “Obligor Materials”) by posting the Obligor Materials on Intralinks or another similar electronic system (the “Platform”). All such Obligor Materials shall be deemed to contain material, non-public information unless otherwise specified by such Obligor.

Section 12.4 Expenses; Indemnity. (a) The Obligors hereby agree, on a joint and several basis, to pay or reimburse from time to time upon request: (i) the reasonable and documented fees, charges and disbursements of the Advisors in connection with the preparation of the Loan Documents including, without limitation, all collateral review, search, filing, recording fees, printing, reproduction, document production and delivery, communication, travel and due diligence costs incurred in connection with: (A) the negotiation, preparation, review, translation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments prepared in connection herewith or in anticipation hereof and (B) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated), (ii) all reasonable and documented fees and out of pocket expenses incurred by any Advisor in connection with the preparation or implementation of the Closing (including, without limitation, the perfection of the Collateral), (iii) the Agents for all of their fees and out-of-pocket expenses as provided in the Fee Letters, and (iv) the Agents and each of the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) in connection with (A) the administration of this Agreement and the Loan Documents, the enforcement of the Collateral, any enforcement or collection proceedings resulting from the occurrence of an Event of Default, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceedings affecting creditors’ rights generally, and (B) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated); provided that the payment of any fees or expenses of any Advisor by the Obligors pursuant to clauses (a)(i) and (a)(ii) of this Section 12.4 shall be made in accordance with the Advisor Fee Letters.

(b) The Obligors hereby agree, on a joint and several basis, to indemnify each Lender Party, each of its Affiliates and its and their respective directors, officers, employees, representatives, attorneys and agents (each an “indemnified person”) from, and hold each of them harmless against, any and all losses, liabilities, obligations, penalties, actions, judgments, suits, costs, claims, damages, disbursements or expenses (including, without limitation, any Environmental Claim) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation, arbitration or other proceeding (whether or not the indemnified person is a party thereto) (including any threatened investigation, litigation, arbitration or other proceeding) relating to the Loan Documents and/or the use or proposed use by the Borrower of the proceeds of the Loans or the consummation of any transactions contemplated herein or in any other Loan Document, including the reasonable and documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred with respect to Taxes (for which a separate indemnity is provided in Section 4.5(b)) or by reason of the gross negligence or willful misconduct of the Person to be indemnified, as determined by a final, nonappealable judgment by a court of competent jurisdiction). In no event shall any Obligor or any Lender Party be liable to any Person for any punitive or consequential damages in connection with any of the Loan Documents, except that the Obligors shall indemnify the Lender Parties for any punitive or consequential damages which are incurred by any Lender Party in connection with any third-party judgment imposed on such Lender Party in accordance with the immediately preceding sentence.

(c) To the extent that any undertaking in clause (b) may be unenforceable if it would violate any Applicable Law or public policy, the Obligors shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.

(d) All amounts payable or indemnifiable under this Article XII shall be immediately due and payable on demand. All amounts paid and costs incurred by any Lender Party in respect to any matter payable or indemnifiable under this Section shall, if not so paid or reimbursed by the Obligors before the date that is fifteen (15) Business Days after the date on which the Obligors were requested in writing to make such payment, be an Event of Default and bear interest from the date of such request at the Default Rate. The provisions of, and the obligations of the Obligors under, this Section 12.4 shall survive the termination of this Agreement.

Section 12.5 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that, except as otherwise set forth in this Agreement, none of the Obligors may assign or transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders (and any attempted assignment or transfer by the Borrower without such prior written consent shall be null and void ab initio).

Section 12.6 Amendments, Etc. Except as otherwise expressly provided in this Agreement and subject to Section 12.25, no amendment or waiver of any provision of this Agreement and (except as specifically provided therein) any other Loan Document, nor consent to any departure by any Obligor therefrom, shall in any event become effective unless the same shall be in writing and signed by the applicable Obligor(s), the Administrative Agent and the Majority Lenders (or the applicable Collateral Agent upon the written instruction of the Majority Lenders); provided that:

(a) no amendment, supplement or waiver, unless by an instrument signed by all Lenders shall: (i) increase, extend the term of or reinstate the Commitments (except pursuant to a Facility Increase Amendment in accordance with Section 2.1(b)), (ii) extend the date fixed (or the currency) for the payment of principal of or interest on any Loans or any fee payable to the Lenders under the Loan Documents, (iii) reduce the amount of any payment of principal or any amount payable by any Obligor under any Loan Document or (iv) reduce the rate at which interest is payable thereon or any fee is payable to the Lenders under the Loan Documents.

(b) no amendment, supplement or waiver, unless by an instrument signed by all Lenders shall: (i) alter the terms of Section 3.6 or Section 3.9(b) or the terms of this Section 12.6 (or otherwise alter the pro rata treatment of the Lenders), (ii) release all or any portion of the Rights or the Collateral (except as expressly otherwise provided in the Loan Documents), (iii) release any Obligor from any payment obligation or indemnity under any Loan Document or the Guarantors from their respective Guarantees hereunder or modify any of the defined terms included therein, or (iv) modify the definition of the term “Majority Lenders” or “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights under the Loan Documents or to modify any provision thereof;

(c) no amendment, supplement or waiver, unless by an instrument signed by the Required Lenders shall release any Obligor from any obligation under Section 8.12;

(d) any modification or supplement of Article X, or of any of the rights or duties of an Agent under the Loan Documents, shall also require the consent of such Agent;

(e) any modifications, supplements or waivers of the Fee Letters shall be entered into solely by the parties thereto (it being understood that no other Person shall have any rights with respect thereto, including to receive a copy thereof); and

(f) the Administrative Agent may, with the consent of the Obligors only, amend, modify or supplement this Agreement to add any additional Guarantor pursuant to Section 8.25.

Notwithstanding anything to the contrary contained herein, each Lender agrees that neither the consent of the Majority Lenders nor the consent of any Lender individually shall be required in connection with the execution of one or more Facility Increase Amendments in order to implement the addition of Loans by Additional Lenders as contemplated in Section 2.1(b). No Obligor (nor any other Person on their behalf) shall directly or indirectly pay or cause to be paid any remuneration in any manner whatsoever to any Lender as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the Loan Documents unless such remuneration is concurrently paid ratably to each Lender even if any such Lender is not required to or did not consent to such waiver or amendment.

Section 12.7 Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Lender Parties and their permitted successors and assigns and, to the extent provided herein, the Affiliates of the Lender Parties, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

Section 12.8 Assignments and Participations.

(a) Each Lender may, in accordance with Applicable Law and this Section 12.8, assign its Loan or any portion thereof to any other Person (other than any Aracruz Party or any Affiliate thereof) by execution of an Assignment Agreement; provided that:

(i) any such partial assignment (other than to another Lender) shall be in an amount at least equal to U.S.$1,000,000 or an integral multiple of U.S.$500,000 in excess thereof (or, if less, all of such Lender’s remaining Loan);

(ii) each such assignment shall be to an Eligible Assignee;

(iii) upon each such assignment, the assignor and assignee shall deliver an Assignment Agreement to the Administrative Agent;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) each such assignment does not and will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended.

(b) Upon the effective date of the assignment to be effected by an Assignment Agreement and registration thereof in the Register pursuant to Section 12.8(d), the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Commitment (or portion thereof) assigned to it and specified in such Assignment Agreement (in addition to the Commitment, if any, theretofore held by such assignee), and the assigning Lender shall, to the extent of such assignment of its Commitment, be released from the Commitment (or portion thereof) so assigned. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) payment by the assigning or assignee Lender to the Administrative Agent of an assignment fee of U.S.$3,000, the Administrative Agent shall: (A) promptly accept such Assignment Agreement and (B) on the effective date determined pursuant thereto record such assignment in the Register and give notice of such acceptance and recordation to the assigning Lender, its assignee and the Obligors. Notwithstanding anything to the contrary contained herein, the Obligors shall not be obligated to pay to any Lender any amount under Section 4.1, Section 4.3, Section 4.4 and Section 4.5 that is greater than the amount that the Obligors would have been obligated to pay such Lender’s assignor if such assigning Lender had not assigned to such Lender any of its rights under this Agreement, unless at the time such assignment is made: (1) the circumstances giving rise to such greater payments did not exist or (2) the Borrower consents in writing to such greater obligation. Notwithstanding the foregoing, no such assignment shall be allowed if the assignor thereof (if it is assigning less than all of its Loans) would, after such assignment, have less than U.S.$1,000,000 in Loans (such amount to be reduced on a pro rata basis upon the receipt of any payment of principal on the Loans) or Commitments. Any assignment in contravention of the provisions of this paragraph shall be null and void ab initio.

(c) Upon the request of the assigning Lender and presentment of its existing Note, the Borrower shall execute and deliver, in any event within seven (7) Business Days after its receipt of such notice, at the Borrower’s expense, one (1) or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the principal amount of the surrendered Notes. Each such new Note shall be dated the effective date of the Assignment Agreement and in such principal amount and be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the relevant surrendered Note(s) or dated the date of the relevant surrendered Note(s) if no interest shall have been paid thereon. Notes shall not be issued or transferred in denominations of less than U.S.$1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one (1) Note may be issued in a denomination of less than U.S.$1,000,000.

(d) The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. All payments under the Loan Documents or the Notes in respect of principal or interest shall be made to the appropriate Person named in the Register. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) A Lender may assign its Loans and its rights and obligations thereunder only by complying with the terms of this Agreement. No such assignment shall be effected until, and such assignee shall succeed to the rights of a holder only upon, final acceptance and registration of the assignment by the Administrative Agent in the Register. Prior to the registration of any assignment of Loans by a holder as provided herein, each Agent may treat the Person in whose name the Lenders are registered as the owner thereof for all purposes and as the Person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding. If requested by the Borrower or the Administrative Agent, the assignee shall provide the Borrower with a fully executed U.S. Internal Revenue Service Form W-9 or applicable Form W-8 or such other forms or certificates evidencing such transferees exemption from “backup withholding taxes” imposed pursuant to Section 3406 of the Internal Revenue Code of 1986, as amended, as may be reasonably requested by the Borrower.

(f) If any Lender assigns all or a part of its Loans and its rights and obligations hereunder to any other Person pursuant to the provisions hereof, the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Loans and Notes, and the assignee shall be a party hereto and, to the extent that Loans and Notes and such other rights and obligations hereunder have been assigned, shall acquire such Loans and Notes and other rights and obligations of a Lender hereunder and under the other Loan Documents, and this Agreement shall be deemed to be amended to the extent necessary to reflect the transfer and assignment of such rights and obligations and the addition of such assignee, and any reference to the assigning Lender in this Agreement, the other Loan Documents or the Notes of such Lender shall thereafter refer to such Lender and to such assignee to the extent of their respective interests.

(g) Upon receipt by the Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Notes, and

(i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to each of the Borrower and the Administrative Agent; or

(ii) in the case of mutilation, upon surrender and cancellation thereof,

the Borrower, at its own expense, shall execute and deliver, in lieu thereof, new Notes, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Notes or dated the date of such lost, stolen, destroyed or mutilated Notes if no interest shall have been paid thereon.

(h) A Lender may, in accordance with Applicable Law, without the consent of any Lender Party, sell or agree to sell to one (1) or more other Persons (other than any Aracruz

Party or any Affiliate thereof) (each a “Participant”) a participation in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note held by it); provided that such Participant shall not have any rights or obligations under this Agreement (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable to any Lender under Article IV in respect of the Loans held by it, its Commitment or its Note, shall be determined as if such Lender had not sold or agreed to sell any participation in such Loan, Commitment or Note and as if such Lender were funding such Loans or Commitment in the same way that it is funding the portion of such Loans or Commitment in which no participations have been sold (or if all of its Loans or Commitment has been so participated, in the same way that it was funding such Loans or Commitment at the time of such participation). In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it shall not, without the consent of the Participant, agree to anything requiring the vote of 100% of the applicable Lenders hereunder.

(i) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may (without notice or consent of the Administrative Agent or any other Person and without payment of any fee) assign and pledge all or any portion of its Loans and Notes to any U.S. Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the U.S. Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(j) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Obligors furnished to such Lender by or on behalf of any Obligor; provided that, before any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Obligors received by it from such Lender on the terms set forth in Section 12.21.

Section 12.9 Survival. The obligations of the Obligors under this Agreement shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made, by any Obligor herein or pursuant hereto shall survive the making of such representation and warranty.

Section 12.10 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one (1) and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Agents.

Section 12.12 Governing Law. Except for the Barra do Riacho Security Documents, the Aracruz Share Pledge Agreement, the Aracruz Note Pledge Agreement, the Alicia Share Pledge Agreement, the Brazil Account Pledge Agreement and the Export Finance Agreement (and any notes thereunder), the Loan Documents (including, without limitation, this Agreement and the Notes) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction).

Section 12.13 Jurisdiction, Service of Process and Venue.

(a) EXCEPT FOR LEGAL ACTIONS OR PROCEEDINGS IN RELATION TO THE BARRA DO RIACHO SECURITY DOCUMENTS, THE ARACRUZ SHARE PLEDGE AGREEMENT, THE ARACRUZ NOTE PLEDGE AGREEMENT, THE ALICIA SHARE PLEDGE AGREEMENT AND THE EXPORT FINANCE AGREEMENT (AND ANY NOTES THEREUNDER), WHICH SHALL BE SUBMITTED BY ANY PARTY HERETO TO A COMPETENT COURT IN BRAZIL, ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY ANY ARACRUZ PARTY (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY ARACRUZ PARTY IN ANY OTHER JURISDICTION). EACH OF THE OBLIGORS IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT (AS DEFINED BELOW) AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO ALL OF THE LOAN DOCUMENTS AND ALL OTHER RELATED AGREEMENTS TO WHICH IT IS A PARTY) IN NEW YORK, NEW YORK.

(b) Each Obligor hereby irrevocably appoints National Corporate Research Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th Floor, New York, New York 10016, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and the other Loan Documents, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Obligor (as applicable) shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. Each Obligor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(c) Nothing herein shall in any way be deemed to limit the ability of any Lender Party to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any Person in such other jurisdictions, including but not limited to Brazil, and in such manner, as may be permitted by Applicable Law.

(d) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the applicable Person is or may be subject.

(e) Each Obligor irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement and/or any of the other Loan Document(s) should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by such Obligor relating in any way to this Agreement and/or the other Loan Documents, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, each Obligor shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by such Obligor.

Section 12.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.14 AND

EXECUTED BY EACH OF THE PARTIES HERETO THAT IS A PARTY IN ANY SUCH ACTION, LITIGATION OR PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER, EXCEPT TO THE EXTENT WAIVED IN WRITING AS SET FORTH ABOVE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

Section 12.15 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

Section 12.16 Judgment Currency. This is an international loan transaction in which the specification of U.S. Dollars and payment in New York City is of the essence, and the obligations of the Obligors under this Agreement and the other Loan Documents to each Lender Party to make payment in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the payee may in accordance with normal banking procedures purchase U.S. Dollars in the amount originally due to the payee with the judgment currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (in this Section called the “judgment currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such U.S. Dollars at New York, New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered. The obligations of the Obligors in respect of any such sum due from it to the payee hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer U.S. Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in U.S. Dollars, the amount (if any) by which the sum originally due to such Entitled Person in U.S. Dollars hereunder exceeds the amount of the U.S. Dollars so purchased and transferred. If the amount of U.S. Dollars so purchased and transferred to the Entitled Person exceeds the amount originally due to such Entitled Person, then such Entitled Person shall transfer, or caused to be transferred, to the Borrower the amount of such excess.

Section 12.17 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation thereof.

Section 12.18 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 12.19 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

Section 12.20 No Fiduciary Relationship or Partnership. Each of the Obligors acknowledges that neither any Agent nor any other Lender Party has any fiduciary relationship with, or fiduciary duty to, any Obligor arising out of or in connection with this Agreement or any other of the Loan Documents. Each of the Obligors recognizes that each Agent, each Lender Party and their respective Affiliates may have economic interests that conflict with those of the Borrower, its shareholders and/or its Affiliates. Each of the Obligors agrees that the relationship between the Administrative Agent and the Lenders, on the one hand, and the Obligors, on the other, in connection herewith or therewith is solely that of debtor and creditor and that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Obligors, its shareholders or its Affiliates, on the other. Nothing contained in this Agreement or in any other Loan Document shall be deemed or construed to create a partnership; tenancy in common, joint tenancy, joint venture or co-ownership by or between any Lender on the one hand, and any other Lender, any Obligor or any other Person, on the other hand.

The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the negotiation of the Loan Documents, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Obligor, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the negotiation of the Loan Documents (irrespective of whether any Lender Party has advised, is currently advising or will advise any Obligor, its shareholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, shareholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions the transactions contemplated by the Loan Documents. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Obligor, in connection with such transaction or the process leading thereto. No Lender Party shall in any way be responsible or liable for the debts, losses, obligations or duties of the Obligors or any other Person other than itself.

Section 12.21 Confidentiality. Each Lender Party agrees to hold all Confidential Information obtained pursuant to the Loan Documents or the transactions contemplated hereby in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices; provided that nothing herein shall prevent any Lender from disclosing such information: (a) to any Affiliate of such Lender Party and to their respective advisors or any other Lender or Agent solely in connection with the Loan Documents and the transactions contemplated thereby, (b) upon the order of any court or administrative agency or otherwise to the extent required by Applicable Law, (c) to bank examiners or upon the request or demand of any other regulatory agency or authority, (d) that had been publicly disclosed other than as a result of a disclosure by any Agent or Lender prohibited by this Agreement, (e) in connection with any litigation to which any one (1) or more of the Lenders or Agents (in each case, including to any of their respective employees, counsel, representatives or other agents) is a party, or in connection with the exercise of any remedy hereunder or under the, other Loan Documents, (f) to such Lender’s or Agent’s legal counsel and independent auditors and accountants, (g) that was in such Lender Party’s possession prior to the disclosure by any Aracruz Party to such Lender Party, provided that the source of such information was not known to such Lender Party to be bound by a confidentiality agreement with any Aracruz Party with respect to such information, (h) that is developed by such Lender or Agent independently of and without reference to any Confidential Information, (i) that is identified by the Obligors in writing as no longer to be considered “Confidential Information”, (j) to any actual or proposed participant or assignee provided that any actual or proposed participant or assignee has signed an agreement containing provisions substantially similar to or at least as restrictive as those contained in this Section 12.21 (including by cross reference to obligations of the Lender), and (k) to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating the any Obligor and the Loan Documents that has signed an agreement containing provisions substantially similar to or at least as restrictive as those contained in this Section 12.21 (including by cross reference to obligations of the Lender); provided further that, (i) in the case of a disclosure of the type referred to in clauses (b), (c) and (e), such Lender or Agent shall, to the extent permitted by Applicable Law, promptly notify the relevant Obligor of such intended disclosure so that the relevant Obligor may take appropriate action to protect their respective interests and (ii) each Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein.

The terms contained in the Loan Documents are confidential and, except for disclosure to the various parties thereto, their respective shareholders and such Persons’ board of directors (or similar body), officers, Affiliates, employees or professional advisors, or as may be required by Applicable Law, may not be disclosed in whole or in part by any Obligor to any other Person without the prior written consent of the Administrative Agent (acting upon the direction of the Majority Lenders); provided that each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to such Lender Party in connection with the administration and management of this Agreement and the other Loan Documents.

Section 12.22 Payments Set Aside. If any Obligor (or any Person on its behalf) makes a payment to any Lender Party, or any Lender Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender Party in its discretion) to be repaid to such Obligor (or such Person), a trustee, administrator, receiver or any other Person in connection with any insolvency proceeding or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent from whom it (or any related Lender Party) received any such amounts upon demand its pro rata share of any amount so recovered from or repaid by such Agent.

Section 12.23 Surrender of Notes. Upon the payment in full of any Loan owing to any Lender, such Lender shall promptly upon written request from the Borrower surrender the corresponding Note to the Administrative Agent, which shall promptly surrender the same to the Borrower for cancellation.

Section 12.24 USA PATRIOT Act Notice. Each Lender subject to the requirements of the Patriot Act, the Administrative Agent (for itself and not on behalf of any Lender) and each Collateral Agent (for itself and not on behalf of any Lender) hereby notifies each party hereto that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each such party, which information includes the name and address of each such party and other reasonable information that will allow such Lender, the Administrative Agent or either Collateral Agent, as applicable, to identify such party in accordance with the Patriot Act.

Section 12.25 Loans Held by the Aracruz Parties or their Affiliates. If, notwithstanding the provisions of Section 12.8(a), any Aracruz Party or any Affiliate thereof is or becomes a Lender, in determining whether the Lenders of the requisite aggregate Commitments or requisite aggregate principal amount of the Loans outstanding have concurred in any direction, consent or waiver under this Agreement, any Loans held by any such Persons shall be disregarded and not be deemed Loans for the purpose of any such determination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ TRADING INTERNATIONAL LTD., as the Borrower

By:

Name:
Title:

By:

Name:
Title:

ARACRUZ CELULOSE S.A., as a Guarantor

By:

Name:
Title:

By:

Name:
Title:

ALICIA PAPÉIS S.A., as a Guarantor

By:

Name:
Title:

By:

Name:
Title:

ARACRUZ CELULOSE (USA), INC., as a Guarantor

By:

Name:
Title:

By:

Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

THE BANK OF NEW YORK MELLON,
as U.S. Collateral Agent

By:

Name:
Title:

By:

Name:
Title:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as Brazil Collateral Agent

By:

Name:
Title:

By:

Name:
Title: